As filed with the Securities and Exchange Commission on October 11, 2012

Registration No. 333-183881

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORYON TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	3640	26-2626737
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4251 Kellway Circle

Addison, Texas 75001

(214) 267-1321

(Address, including zip code, and telephone number, including area code, or registrant’s principal executive offices)

Thomas P. Schaeffer

President and Chief Executive Officer

Oryon Technologies, Inc.

4251 Kellway Circle

Addison, Texas 75001

(214) 267-1321

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David R. Earhart

Looper Reed & McGraw PC

1601 Elm Street

Suite 4600

Dallas, Texas 75201

(214) 237-6393

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

(Subject to completion, dated October 11, 2012)

Prospectus

Oryon Technologies, Inc.

8,176,535 Shares

Common Stock

This prospectus relates to the resale by the holders of 4,043,200 shares of our common stock and up to 4,133,335 shares of common stock issuable upon the exercise of warrants to purchase shares of our common stock.

We will not receive any of the proceeds from the resale of shares offered by the selling shareholders under this prospectus.

Our common stock is traded on the OTCQB Tier of the U.S. OTC Markets under the symbol “ORYN.” On October 10, 2012, the last reported sale price of our common stock was $0.80 per share.

This investment involves risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2012.

i

Unless otherwise indicated, in this Registration Statement on Form S-1 (this “Registration Statement”), references to “we,” “our,” “us,” “ORYN,” the “Company” or the “Registrant” refer to Oryon Technologies, Inc., a Nevada corporation and its wholly-owned subsidiary OryonTechnologies, LLC, a Texas limited liability company (“Oryon”). References to “our common stock,” “our shares of common stock,” “our shares of preferred stock” or “our capital stock” or similar terms shall refer to the common stock and preferred stock of the Registrant.

SUMMARY

The Company

We are in the business of developing and commercializing a three dimensional electroluminescent technology. Our technology is patented and trademarked under the name Elastolite®.

Our principal executive offices are at 4251 Kellway Circle, Addison, Texas 75001 and our telephone number at that address is (214) 267-1321.

The Offering

We signed a financing agreement (the “Financing Agreement”) on November 2, 2011, with Maxum Overseas Fund (“Maxum”) under which Maxum agreed to: (1) invest $100,000 in the common equity of the Company and (ii) either invest an additional amount up to $1,900,000 in the common equity of the Company or assist the Company in securing all or a portion of such $1,900,000 investment from alternate sources. Prior to entering into this funding relationship, there were no relationships between Maxum and the directors, officers or other affiliates of Oryon. To the best of our knowledge, prior to entering into this funding relationship there were no existing relationships between Maxum and the Registrant’s then-existing directors, officers or other affiliates.

Under the terms of the Financing Agreement, for each dollar invested, the investor(s) making such investment were issued two (2) shares of common stock of the Company and a warrant to purchase two (2) shares of common stock of the Company with a current exercise price of $0.50 per share and a term of five (5) years. Between November 2, 2011, and August 31, 2012, the Company received a total of $2,000,000 from subscriptions pursuant to the Financing Agreement resulting in the obligation to issue 4,000,000 shares (the “Subscription Shares”) and warrants having the right to purchase an additional 4,000,000 shares, each with a current exercise price of $0.50. Warrants having the right to purchase an additional 133,335 shares, each with a current exercise price of $0.50 per share, were issued to a consultant in connection with this transaction. The exercise price of all of the warrants was reduced to the current exercise price of $0.50 per share from the original exercise price of $0.75 per share on September 25, 2012, pursuant to an action of the Company’s board of directors. The Subscription Shares were issued in reliance upon Regulation S under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”), to investors in offshore transactions (as defined in Rule 902 under Regulation S under the Securities Act), based upon representations made by such investors.

The selling shareholders will determine when and how they will sell the common stock offered by this prospectus. See “Plan of Distribution.” We will not receive any of the proceeds from the sale of the common stock offered by this prospectus.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this Registration Statement before making an investment decision with regard to our securities. The statements contained in this Registration Statement that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following events described in these risk factors actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Company and Our Industry

Oryon has limited revenues and has incurred losses.

Oryon has limited revenues and we anticipate that our existing cash and cash equivalents will not be sufficient to fund our longer term business needs and we will need to generate additional revenue or receive additional investment to continue operations. In 2010 and 2011, Oryon had losses of approximately $1.5 million and $1.6 million, respectively. Based on our current internal forecast, we anticipate that we will continue to incur losses through the year ending December 2013.

We operate a business that is highly speculative and may not generate any profit.

There can be no assurance that our products will have commercial viability and/or that our plan to develop and exploit our technology is feasible. Because of the numerous risks and uncertainties associated with developing and marketing new technologies, we are unable to predict the extent of any future profits, if at all. We have financed operations and internal growth primarily through funding provided by investors and funds generated from operations. To date, we have devoted substantially all of our efforts to research and development, infrastructure building and initial marketing activities. There is no guarantee the cost estimates used by us or the sales volumes projected are accurate and will be attained. An inability to meet sales volumes as forecast or to achieve assumed cost figures could have a negative impact on our profitability, cash flow and survival. Some of the initial sales volumes that we are projecting are expected to be in the apparel and gear areas. These areas are highly volatile and sometimes affected by economic conditions beyond our control, which could impact planned sales volumes and could negatively impact our finances.

Our auditors have expressed uncertainty as to our ability to continue as a going concern.

Primarily as a result of our recurring losses and our lack of liquidity, we received a report from our independent auditors that includes an explanatory paragraph describing the substantial uncertainty as to our ability to continue as a going concern as of our fiscal year ended December 31, 2011.

If we fail to raise additional capital, our ability to implement our business model and strategy could be compromised.

We have limited capital resources and operations. To date, our operations have been funded entirely from the proceeds from limited revenues, equity and debt financings. We currently do not have adequate capital or revenue to meet current or projected operating expenses. We anticipate needing substantial additional capital in the near future to develop and market new products, services and technologies. We currently do not have commitments for financing to meet our expected needs and we may not be able to obtain additional financing on terms acceptable to us, or at all. Even if we obtain financing for our near term operations and product development, we expect that we will require additional capital beyond the near term. If we are unable to raise capital when needed, our business, financial condition and results of operations would be materially adversely affected, and we could be forced to reduce or discontinue our operations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt and could increase our expenses, and would be required to be repaid regardless of our operating results. Moreover, we may issue equity securities in connection with such debt financing. Equity financing, even if obtained, could result in ownership and economic dilution to our existing stockholders and/or require us to grant certain rights and preferences to new investors. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current operations.

We do not currently have credit facilities or arrangements in place as a source of funds and there can be no assurance that we will be able to raise sufficient additional capital or raise such capital on acceptable terms or raise such capital when we need it. If such capital is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back or stop the development of our products and/or cease our operations.

If our products or technology do not gain market acceptance, we may not be able to fund future operations.

There can be no assurance that our products or technology will have commercial viability and/or that our plan to develop and exploit our technology is feasible. A number of factors may affect the market acceptance of our products, including, among others, the perception by consumers of the effectiveness of our products, our ability to fund our sales and marketing efforts, and the effectiveness of our sales and marketing efforts. If our products do not gain acceptance by consumers, we may not be able to fund future operations, including the development of new products, and/or our sales and marketing efforts for our current products, which inability would have a material adverse effect on our business, financial condition and operating results.

If we underestimate our operating expenses, we may not be able to fund future operations.

To date, we have devoted substantially all of our efforts to research and development, infrastructure building and initial marketing activities. There is no guarantee that our cost estimates or projected sales volumes are accurate and will be attained. An inability to meet sales volumes as forecast or to achieve assumed cost figures could have a negative impact on our profitability, cash flow and survival.

We expect our operating expenses to increase in connection with the continued development of our products and technology and expansion of our marketing activities. We may also incur costs and expenses that are unexpected, in excess of amounts anticipated or are otherwise not contemplated or provided for in connection with our business plan. If these or other costs or expenses are incurred, it could have a material adverse effect on our financial performance.

Any failure to adequately establish outsourcing capabilities and an internal and distributor sales force will impede our growth.

We require adequate arrangements with third party outsourcing sources to manufacture our products. Any failure to enter into and maintain such arrangements would adversely affect our growth. In addition, we expect to be substantially dependent on an internal and distributor sales force to attract new consumers of our products and technology. We believe that there may be significant competition for qualified, productive sales personnel and distributors who have the skills and technical knowledge necessary to promote and sell our products and technology. Our ability to achieve significant growth in revenue in the future will depend, in large part, on our success in establishing our sales network. If we are unable to develop an efficient sales network, it will make our growth more difficult and our business could suffer.

Our failure to accurately estimate demand for our products and technology could adversely affect our business and financial results.

We may not accurately estimate demand for our products and technology. Our ability to estimate the overall demand for our products and technology is imprecise and may be less precise in certain markets. If we materially underestimate demand for our products and technology we might not be able to satisfy demand on a short-term basis. Moreover, industry-wide shortages of certain electronic and lighting components, parts or raw materials have been, and could, from time to time in the future, be experienced. Such shortages could interfere with and/or delay production of our products by our customers and could have a material adverse effect on our business and financial results.

Changes in consumer preferences may reduce demand for our products and technology.

Our future success will depend upon our ability to develop and introduce different and innovative lighting solutions and applications for Elastolite. In order to develop our market share, the impact of our products must address a consumer need and then meet that need in the areas of quality and derived benefits. There can be no assurance of our ability to meet that need and there is no assurance that consumers will purchase our products. Additionally, our products are considered premium products and to maintain market share during recessionary periods we may have to reduce profit margins which would adversely affect our results of operations. Product lifecycles for some consumer electronic products in which our products may be used may be limited to a few years before consumers’ preferences change. There can be no assurance that our products will become or remain profitable for us. Our industry is subject to changing consumer preferences and shifts in consumer preferences may adversely affect us if we misjudge such preferences. We may be unable to achieve volume growth through product initiatives. We also may be unable to penetrate new markets. If we are unable to address any or all of these issues, it may affect our ability to produce revenues and our business, financial condition and results of operations will be adversely affected.

If we are unable to develop and establish brand image or product quality, or if we encounter product recalls, our business may suffer.

Our success depends on our ability to develop and establish brand image for our products, lighting solutions and applications for Elastolite®. We have no assurance that our advertising, marketing and promotional programs will have the desired impact on our products’ brand image or consumer preferences. Product quality issues, real or imagined, or allegations of product defects, even if false or unfounded, could tarnish the image of the affected brands and may cause consumers to choose other products. We may be required from time to time to recall products entirely. Product recalls could adversely affect our profitability and our brand image. We do not maintain recall insurance. While we do not expect to have any credible product liability litigation, there is no assurance that we will not experience such litigation in the future. In the event we do experience product liability claims or a product recall, our financial condition and business operations could be materially adversely effected.

We may acquire or make investments in companies or technologies that could cause loss of value to our stockholders and disruption of our business.

Subject to our capital constraints, we intend to continue to explore opportunities to acquire companies or technologies in the future. Entering into an acquisition entails many risks, any of which could adversely affect our business, including:

•	Failure to integrate the acquired assets and/or companies with our current business;

•	The price we pay may exceed the value we eventually realize;

•	Loss of share value to our existing stockholders as a result of issuing equity securities as part or all of the purchase price;

•	Potential loss of key employees from either our current business or the acquired business;

•	Entering into markets in which we have little or no prior experience;

•	Diversion of management’s attention from other business concerns;

•	Assumption of unanticipated liabilities related to the acquired assets; and

•

The business or technologies we acquire or in which we invest may have limited operating histories, may require substantial working capital, and may be subject to many of the same risks we are subject to.

If we do not respond effectively and on a timely basis to rapid technological change, our business could suffer.

Our industry is characterized by rapidly changing technologies, industry standards, customer needs and competition, as well as by frequent new product and service introductions. We must respond to technological changes affecting both our customers and suppliers. We may not be successful in developing and marketing, on a timely and cost-effective basis, new services that respond to technological changes, evolving industry standards or changing customer requirements. Our success will depend, in part, on our ability to accomplish all of the following in a timely and cost-effective manner:

•	Effectively using and integrating new technologies;

•	Continuing to develop our technical expertise;

•	Enhancing our engineering and system design services;

•	Developing services that meet changing customer needs;

•	Advertising and marketing our services; and

•	Influencing and responding to emerging industry standards and other changes.

An interruption in the supply of products and services that we obtain from third parties could cause a decline in sales of our products.

In designing, developing and supporting our products, lighting solutions and applications for Elastolite®, we rely on many third party providers. These suppliers may experience difficulty in supplying us products or services sufficient to meet our needs or they may terminate or fail to renew contracts for supplying us these products or services on terms we find acceptable. If our liquidity deteriorates, our vendors may tighten our credit, making it more difficult for us to obtain suppliers on terms satisfactory to us. Any significant interruption in the supply of any of these products or services could cause a decline in sales of our services, unless and until we are able to replace the functionality provided by these products and services. We also depend on third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes.

Growth of internal operations and business may strain our financial resources.

We intend to significantly expand the scope of our operating and financial systems in order to build and expand our business. Our growth rate may place a significant strain on our financial resources for a number of reasons, including, but not limited to, the following:

•	The need for continued development of our financial and information management systems;

•	The need to manage strategic relationships and agreements with manufacturers, suppliers and distributors; and

•	Difficulties in hiring and retaining skilled management, technical and other personnel necessary to support and manage our business.

We cannot give you any assurance that we will adequately address these risks and, if we do not, our ability to successfully expand our business could be adversely affected.

Current global economic conditions may adversely affect our industry, business and result of operations.

Historically, disruptions in the current global credit and financial markets have included diminished liquidity and credit availability, a decline in consumer confidence, a decline in economic growth, an increased unemployment rate, and uncertainty about economic stability. There can be no assurance that there will not be deterioration in credit and financial markets and confidence in economic conditions. These economic uncertainties affect businesses such as ours in a number of ways, making it difficult to accurately forecast and plan our future business activities. Adverse global economic conditions and tightening of credit in financial markets may lead consumers to postpone spending, which may cause our customers to cancel, decrease or delay their existing and future orders with us. In addition, financial difficulties experienced by our suppliers, manufacturers, distributors or customers could result in product delays, increased accounts receivable defaults and inventory challenges. We are unable to predict the likely duration and severity of the current disruptions in the credit and financial markets and adverse global economic conditions. If uncertain economic conditions continue or further deteriorate, our business and results of operations could be materially and adversely affected.

Significant changes in government regulation may hinder sales.

The production, distribution, sale and marketing of our products and technology are subject to the rules and regulations of various federal, state and local agencies, various environmental statutes, and various other federal, state and local statutes and regulations applicable to the production, transportation, sale, safety, and advertising of or pertaining to our products and technology. New statutes and regulations may also be instituted in the future. Compliance with applicable federal and state regulations is crucial to our success. Although we believe that we are in compliance with applicable regulations, should the federal government or any state in which we operate amend its guidelines or impose more stringent interpretations of current laws or regulations, we may not be able to comply with these new guidelines. Such regulations could require the reformulation of certain products to meet new standards, market withdrawal or discontinuation of certain products we are unable to redesign or reformulate, imposition of additional record keeping requirements and expanded documentation regarding the properties of certain products. Failure to comply with applicable requirements could result in sanctions being imposed on us or the manufacturers of any of our products, including but not limited to fines, injunctions, product recalls, seizures and criminal prosecution. Further, if a regulatory authority finds that a current or future product or production run is not in compliance with any of these regulations, we may be required to have the packaging of our products changed which may adversely affecting our financial condition and operations. We are also unable to predict whether or to what extent a warning under any of applicable statute would have an impact on costs or sales of our products.

If we are not able to adequately protect our intellectual property, we may not be able to compete effectively.

Our ability to compete depends in part upon the strength of our proprietary rights in our technologies, brands and content. Currently, and going forward, we expect to rely on a combination of U.S. and foreign patents, trademarks, trade secret laws and license agreements to establish and protect our intellectual property and proprietary rights. The efforts we have taken and expect to take to protect our intellectual property and proprietary rights may not be sufficient or effective at stopping unauthorized use of our intellectual property and proprietary rights. In addition, effective trademark, patent, copyright and trade secret protection may not be available or cost-effective in every country in which our services are made available. There may be instances where we are not able to fully protect or utilize our intellectual property in a manner that maximizes competitive advantage. If we are unable to protect our intellectual property and proprietary rights from unauthorized use, the value of our products may be reduced, which could negatively impact our business. Our inability to obtain appropriate protections for our intellectual property may also allow competitors to enter our markets and produce or sell the same or similar products. In addition, protecting our intellectual property and other proprietary rights is expensive and diverts critical managerial resources. We rely in part on our currently issued patents to support competitive position. There can be no assurance that some of our patents will not be challenged at a later date. There can be no guarantee that we will be successful in obtaining additional patents that we may need at a later date to support certain growth initiatives. Our ability to defend our patents, if they are challenged, or the inability to obtain certain patents in the future, could have a material adverse effect in future periods. If we are otherwise unable to protect our intellectual property and proprietary rights, our business and financial results could be adversely affected.

If we are forced to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive. In addition, our proprietary rights could be at risk if we are unsuccessful in, or cannot afford to pursue, those proceedings. In addition, the possibility of extensive delays in the patent issuance process could effectively reduce the term during which a marketed product is protected by patents.

The intellectual property to support our intermediate and long-term growth plans continues to be developed and there can be no assurance that we will complete such process. The addition of intellectual property to support this growth is particularly dependent on the continued services of our technology team and its ability to develop additional technologies to support such growth plans. If we do not have the financial resources to develop the intellectual property to fully support these growth plans, our ability to develop future products and refinement of current products could be negatively impacted.

We may also need to obtain licenses to patents or other proprietary rights from third parties. We may not be able to obtain the licenses required under any patents or proprietary rights or they may not be available on acceptable terms. If we do not obtain required licenses, we may encounter delays in product development or find that the development, manufacture or sale of products requiring licenses could be foreclosed. We may, from time to time, support and collaborate in research conducted by universities and governmental research organizations. We may not be able to acquire exclusive rights to the inventions or technical information derived from these collaborations, and disputes may arise over rights in derivative or related research programs conducted by us or our collaborators.

Assertions against us by third parties for infringement of their intellectual property rights could result in significant costs and cause our operating results to suffer.

The electronic and alternative lighting industries are characterized by vigorous protection and pursuit of intellectual property rights and positions, which results in protracted and expensive litigation for many companies. Other companies with greater financial and other resources than us have gone out of business from costs related to patent litigation and from losing a patent litigation. We may be exposed to future litigation by third parties based on claims that our technologies or activities infringe the intellectual property rights of others. Although we try to avoid infringement, there is the risk that we will use a patented technology owned or licensed by another person or entity and be sued for patent infringement or infringement of another party’s intellectual property or proprietary rights. If we or our products are found to infringe the intellectual property or proprietary rights of others, we may have to pay significant damages or be prevented from making, using, selling, offering for sale or importing such products or services or from practicing methods that employ such intellectual property or proprietary rights.

Further, we may receive notices of infringement of third-party intellectual property rights. Specifically, we may receive claims from various industry participants alleging infringement of their patents, trade secrets or other intellectual property rights in the future. Any lawsuit resulting from such allegations could subject us to significant liability for damages and invalidate our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

•	stop selling products or using technology or manufacturing processes that contain the allegedly infringing intellectual property;

•	pay damages to the party claiming infringement;

•	attempt to obtain a license for the relevant intellectual property, which may not be available on commercially reasonable terms or at all; and

•	attempt to redesign those products that contain the allegedly infringing intellectual property with non-infringing intellectual property, which may not be possible.

The outcome of a dispute may result in our need to develop non-infringing technology or enter into royalty or licensing agreements. We may agree to indemnify certain customers for certain claims of infringement arising out of the sale of our products. Any intellectual property litigation could have a material adverse effect on our business, operating results or financial condition.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information.

Our success depends upon the skills, knowledge and experience of our technical personnel, our consultants and advisors as well as our licensors and contractors. Because we operate in a highly competitive field, we rely almost wholly on trade secrets to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators, developers and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third parties confidential information developed by us during the course of the receiving party’s relationship with us. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property. However, these agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we would not be able to prevent use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

We face intense competition and expect competition to increase in the future, which could prohibit us from developing a customer base and generating revenue.

There are many companies who do or will compete directly with our current and planned products, technology and services. These companies may already have an established market in our industry. Most of these companies have significantly greater financial and other resources than us and have been developing their products and services longer than we have been developing ours. Additionally, there are not significant barriers to entry in our industry and new companies may be created that will compete with us and other, more established companies who do not now directly compete with us, may choose to enter our markets and compete with us in the future. Our inability to compete effectively with larger companies could have a material adverse effect on our business activities, financial condition and results of operations.

If we are unable to attract, train and retain marketing, technical and financial personnel, our business may be materially and adversely affected.

Our future success depends, to a significant extent, on our ability to attract, train and retain marketing, technical and financial personnel. Recruiting and retaining capable personnel, particularly those with expertise in our chosen industries, are vital to our success. There is substantial competition for qualified marketing, technical and financial personnel, and there can be no assurance that we will be able to attract or retain our marketing, technical and financial personnel. If we are unable to attract and retain qualified employees, our business may be materially and adversely affected.

Our business depends substantially on the continuing efforts of our executive officers and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers. In particular, our performance depends, in large part, upon our officers and their existing relationships in the industry. We do not maintain key man life insurance on any of our executive officers and directors. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers.

We are subject to manufacturing risks.

We intend to use contract manufacturers for a majority of our production volumes. There can be no assurance that contract arrangements will be finalized or maintained at cost levels that will insure that we achieve the necessary gross margin to attain profitability. Any interruption in the manufacturing capacity or production of contract manufacturers would impact their ability to complete orders under contract terms or accept new orders and could have a negative impact on our sales and financial viability.

We are subject to production risks.

Some of our products and technology have not undergone extensive field and consumer testing. If failure of our products or technology should occur, we could be subject to warranty claims and other liabilities which could have a negative effect on our financial stability and further negatively affect both current and future sales. Certain of our important raw materials are available or obtained from a limited number of suppliers at the current time. Should one of these suppliers discontinue its production or distribution of these materials, unless we have developed additional suppliers in the interim, the result would have a materially adverse impact on us and could result in our production being suspended until an acceptable substitute could be found.

We are subject to potential technological obsolescence.

Our success is based on our ability to capitalize on our core patents and intellectual property in the marketplace and continue, through research and development, to develop improved technology. Other companies may develop technology that leapfrogs our existing technology thereby making our technology obsolete. Advancements could materially adversely affect our growth and future business.

We are subject to marketing risks.

The markets that we targeted as immediately viable are subject to changing consumer trends and personal taste and could be impacted by factors outside our control. Any economic factors which impact our markets could have a negative impact on us and our financial performance. Certain of the markets that we have targeted are classified as “high tech” and as such are subject to rapid technological advancements as well as high barriers such as cost, vendor status, criteria and time constraints. If any of these markets are subject to adverse economic conditions or experience an economic downturn, we could be negatively impacted.

After we introduce some of our products to the market, it is expected that we will attract an increased level of competition from companies that make products that are similar to our product. Any increased level of competition from other companies in the areas that we have targeted could lead to lower margins than projected and have a negative impact on us. We have made assumptions on the timing and cycles to market that, if in error, could adversely impact future revenue and cash flow.

Our products are subject to government regulations and customer requirements regarding safety matters that may require significant expenditures by us to ensure compliance.

Our products (and certain uses of our products) may be subject to governmental regulations for compliance with applicable safety standards. Any failure to comply with such standards could subject us to both governmental fines as well as possible claims by consumers.

We are subject to new corporate governance and internal control reporting requirements, and our costs related to compliance with, or our failure to comply with, existing and future requirements could adversely affect our business.

We may face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the Securities and Exchange Commission (“SEC”) and the Public Company Accounting Oversight Board. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future. In particular, under SEC rules, we are required to include management’s report on internal controls as part of our annual report pursuant to Section 404 of the Sarbanes-Oxley Act. The financial cost of compliance with these laws, rules and regulations is expected to be substantial. We cannot assure you that we will be able to fully comply with these laws, rules and regulations that address corporate governance, internal control reporting and similar matters. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition and the value of our securities.

Risks Relating to our Common Stock and our Status as a Public Company

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Prior to the Merger, the individuals who now constitute our senior management team had never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately responds to such increased legal, regulatory compliance and reporting requirements. Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties and distract our management from attending to the growth of our business.

Our board of directors does not intend to declare or pay any dividends to our stockholders in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors the board of directors considers relevant. There is no plan to pay dividends in the foreseeable future, and if dividends are paid, there can be no assurance with respect to the amount of any such dividend.

Nevada law and our articles of incorporation authorize us to issue shares of stock, which shares may cause substantial dilution to our existing stockholders and/or have rights and preferences greater than our common stock.

Pursuant to our Articles of Incorporation, we currently have 600,000,000 shares of common stock authorized and 50,000,000 shares of preferred stock authorized. As of August 31, 2012, we had 34,502,121 shares of common stock issued and outstanding, 1,000,000 shares to be issued in fulfillment of recent subscriptions, 27,111,248 shares to be issued in connection with the conversion of the Series C Notes that became effective August 31, 2012, and up to an additional 15,084,216 shares issuable upon exercise of outstanding options and warrants. As a result, our Board of Directors has the ability to issue a large number of additional shares of common stock without stockholder approval, which, if issued, could cause substantial dilution to our existing stockholders. In addition, we may elect to issue preferred stock or other securities in the future having rights and preferences greater to our common stock. Our Articles of Incorporation provide that the Board may designate the rights and preferences of preferred stock without a vote by the shareholders.

A limited public trading market exists for our common stock, which makes it more difficult for our stockholders to sell their common stock in the public markets.

Our common stock is not listed on any stock exchange, although it is quoted on the OTCQB Tier of the U.S. OTC Markets. No trades of our common stock took place on the OTCQB prior to the Merger. No assurance can be given that an active market will continue to develop or that a stockholder will ever be able to liquidate its shares of common stock without considerable delay, if at all. Many brokerage firms may not be willing to effect transactions in our securities. Even if a purchaser finds a broker willing to effect a transaction in these securities, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price. Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, lack of available credit, interest rates or international currency fluctuations may adversely affect the market price and liquidity of our common stock.

Shares of our common stock that have not been registered under the Securities Act of 1933, as amended, regardless of whether such shares are restricted or unrestricted, are subject to resale restrictions imposed by Rule 144, including those set forth in Rule 144(i) which apply to a “shell company.” In addition, any shares of our common stock that are held by affiliates, including any received in a registered offering, will be subject to the resale restrictions of Rule 144(i).

Pursuant to Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), a “shell company” is defined as a company that has no or nominal operations; and, either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets. As such, we may be deemed a “shell company” pursuant to Rule 144 prior to the Merger, and as such, sales of our securities pursuant to Rule 144 are not able to be made until a period of at least twelve months has elapsed from the date on which our Current Report on Form 8-K, as amended, dated May 4, 2012, was filed with the Commission reflecting our status as a non-“shell company.” Therefore, any restricted securities we sell in the future or issue to consultants or employees, in consideration for services rendered or for any other purpose will have no liquidity until and unless such securities are registered with the Commission and/or until a year after the date of the filing of our Current Report on Form 8-K, as amended, dated May 4, 2012, and we have otherwise complied with the other requirements of Rule 144. As a result, it may be harder for us to fund our operations and pay our employees and consultants with our securities instead of cash. Furthermore, it will be harder for us to raise funding through the sale of debt or equity securities unless we agree to register such securities with the Commission, which could cause us to expend additional resources in the future. Our previous status as a “shell company” could prevent us from raising additional funds, engaging employees and consultants, and using our securities to pay for any acquisitions (although none are currently planned), which could cause the value of our securities, if any, to decline in value or become worthless. Lastly, any shares held by affiliates, including shares received in any registered offering, will be subject to the resale restrictions of Rule 144(i).

Our stock is categorized as a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is categorized as a “penny stock”. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We may not qualify to meet listing standards to list our stock on an exchange.

The SEC approved listing standards for companies using reverse mergers to list on an exchange may limit our ability to become listed on an exchange. We would be considered a reverse merger company (i.e., an operating company that becomes an Exchange Act reporting company by combining with a shell Exchange Act reporting company) that cannot apply to list on NYSE, NYSE MKT (formerly NYSE-Amex) or Nasdaq until our stock has traded for at least one year on the U.S. OTC market, a regulated foreign exchange or another U.S. national securities market following the filing with the SEC or other regulatory authority of all required information about the merger, including audited financials. We would be required to maintain a minimum $4 share price ($2 or $3 for NYSE MKT) for at least thirty (30) of the sixty (60) trading days before our application and the exchange’s decision to list. We would be required to have timely filed all required reports with the SEC (or other regulatory authority), including at least one annual report with audited financials for a full fiscal year commencing after filing of the above information. Although there is an exception for a firm underwritten IPO with proceeds of at least $40 million, we do not anticipate being in a position to conduct an IPO in the foreseeable future. In order for the minimum stock price requirement to not apply, we must satisfy the one year trading requirement and file at least four (4) annual reports with the SEC after the Merger. To the extent that we cannot qualify for a listing on an exchange, our ability to raise capital will be diminished.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Registration Statement and other reports filed by the Registrant from time to time with the SEC (collectively the “Filings”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management as well as estimates and assumptions made by the Registrant’s management. When used in the filings the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward-looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this Registration Statement entitled “Risk Factors”) relating to the Registrant’s industry, the Registrant’s operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although the Registrant believes that the expectations reflected in the forward-looking statements are reasonable, the Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with the Registrant’s financial statements and pro forma financial statements and the related notes filed with this Registration Statement.

COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On May 4, 2012 (the “Closing Date”), Oryon Technologies, Inc., a Nevada corporation (the “Registrant,” “ORYN” or the “Company”), closed a merger transaction with Oryon Merger Sub, LLC, a Texas limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”), and OryonTechnologies, LLC, a Texas limited liability company (“Oryon”) pursuant to an Agreement and Plan of Merger dated March 9, 2012 (the “Merger Agreement”).

We signed a financing agreement (the “Financing Agreement”) on November 2, 2011, with Maxum Overseas Fund (“Maxum”) under which Maxum agreed to: (1) invest $100,000 in the common equity of the Company and (ii) either invest an additional amount up to $1,900,000 in the common equity of the Company or assist the Company in securing all or a portion of such $1,900,000 investment from alternate sources. Prior to entering into this funding relationship, there were no relationships between Maxum and the directors, officers or other affiliates of Oryon. To the best of our knowledge, prior to entering into this funding relationship there were no existing relationships between Maxum and the Registrant’s then-existing directors, officers or other affiliates.

Under the terms of the Financing Agreement, for each dollar invested, the investor(s) making such investment will be issued two (2) shares of common stock of the Company and a warrant to purchase two (2) shares of common stock of the Company with a current exercise price of $0.50 per share and a term of five (5) years. Between November 2, 2011, and August 31, 2012, the Company received a total of $2,000,000 from subscriptions pursuant to the Financing Agreement resulting in the obligation to issue 4,000,000 shares (the “Subscription Shares”) and warrants having the right to purchase an additional 4,000,000 shares, each with a current exercise price of $0.50. Warrants having the right to purchase an additional 133,335 shares, each with a current exercise price of $0.50 per share, were issued to a consultant in connection with this transaction. The Subscription Shares were issued in reliance upon Regulation S under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”), to investors in offshore transactions (as defined in Rule 902 under Regulation S under the Securities Act), based upon representations made by such investors.

In anticipation of the Merger (as defined below), on October 31, 2011, certain shareholders, including our two former executive officers and directors, Ms. Crystal Coranes and Ms. Rizalyn Cabrillas, surrendered in aggregate 30,000,000 shares of our common stock for cancellation, and on November 17, 2011, an additional 1,000,000 shares were surrendered for cancellation. Further, on April 19, 2012, an additional 12,000,000 shares were surrendered for cancellation by Ms. Coranes, and on April 30, 2012, an additional 2,000,000 shares were surrendered for cancellation. In total, of the 60,000,000 shares outstanding prior to October 31, 2011, an aggregate of 45,000,000 shares were surrendered for cancellation prior to the Merger. On March 12, 2012, the Company fulfilled some of the subscriptions pursuant to the Financing Agreement in the aggregate amount of $400,000 resulting in the issuance of 800,000 shares of common stock (along with warrants to purchase an additional 800,000 shares at $0.75 per share). As a result of the cancellations and the subscription fulfillment, our total number of issued and outstanding shares of common stock was 15,800,000 as of May 4, 2012. In addition, as of May 4, 2012, as a result of the fulfillment in March 2012 of $400,000 in subscriptions out of the aggregate of $725,000 in subscriptions received prior to the Closing Date, there remained unfulfilled subscriptions pursuant to the Financing Agreement for $325,000 resulting in an obligation to issue an additional 650,000 shares of Company common stock (subsequently issued on or about June 3, 2012) along with warrants for the purchase of an additional 650,000 shares of common stock at $0.50 per share.

Between November 2, 2011 and the Closing Date, the Company advanced the total of $725,000 that was derived from the sale of the Subscriptions Shares to Oryon in return for a series of promissory notes from Oryon in the cumulative amount of $725,000. The purpose of the advances was to provide Oryon with sufficient capital to sustain its operations until the Closing Date. The promissory notes did not have maturity dates and did not provide for interest if the Merger was completed. The promissory notes also provided that, at closing, as explained below, when Oryon became a wholly-owned subsidiary of the Company and, the amounts due under the promissory notes between the Company and Oryon became intercompany obligations within the corporate group, the promissory notes would be cancelled. In the event that the Merger was not completed, the promissory notes would accrue interest at 5% and become payable when the Company experienced one of several events as defined in the promissory notes. Subsequent to the Closing Date, the Company received $775,000 in aggregate from two additional subscriptions dated May 10, 2012, and May 15, 2012, pursuant to the Financing Agreement, resulting in the issuance upon fulfillment of the subscriptions, on or about June 3, 2012, of 1,550,000 shares and warrants having the right to purchase an additional 1,550,000 shares, each with a current exercise price of $0.50. Subsequent to the end of the second quarter on June 30, 2012, the Company received $250,000 from each of two additional subscriptions ($500,000 in aggregate) dated July 24, 2012, and August 31, 2012, respectively, pursuant to the Financing Agreement, resulting in the issuance upon fulfillment of the subscriptions, during September 2012, of 1,000,000 shares and warrants having the right to purchase an additional 1,000,000 shares, each with an exercise price of $0.50.

In accordance with the terms of Merger Agreement, on the Closing Date, Oryon merged into Merger Sub in exchange for the issuance to the members of Oryon (“Oryon Members”) of 16,502,121 shares of Company common stock (the “Merger”).

As a result of the Merger, the Oryon Members acquired 50.1% of our issued and outstanding common stock, Oryon became our wholly-owned subsidiary, and the Registrant acquired the business and operations of Oryon. Oryon is a technology company with certain valuable products and intellectual property rights related to a three-dimensional, elastomeric, membranous, flexible electroluminescent lamp.

Prior to the Merger, we were a public reporting “shell company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (“Exchange Act”).

The following description of the terms and conditions of the Merger Agreement and the transactions contemplated thereunder that are material to the Registrant does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on March 14, 2012.

Issuance of Common Stock. At the closing of the Merger (the “Closing”), each issued and outstanding membership unit of Oryon (each an “Oryon Unit”) immediately prior to the Closing was converted automatically into the right to receive eight (8) shares of Company common stock and a Contingent Share Right (as defined below) upon surrender of the Oryon Units (the “Merger Consideration”).

Convertible Debt of Oryon. Prior to Closing, Oryon solicited its Series C convertible promissory note holders (each a “Series C Holder”) to amend Oryon’s Series C convertible promissory notes (“Series C Notes”) such that each Series C Holder may elect to convert the amount of outstanding principal and accrued unpaid interest under its Series C Notes into shares of Company common stock on or after the Closing and that upon receipt by Oryon of the full $2 million of proceeds from a financing as contemplated in the Merger Agreement within nine (9) months of the Closing, all of the Series C Notes will automatically be converted into shares of Company common stock. The amendment provides that the number of shares of Company common stock issuable upon conversion of the Series C Notes shall be an amount equal to eight (8) shares of Company common stock multiplied by one dollar ($1.00) divided by the current conversion price for the applicable series of Series C Notes times the sum of face amounts of the Series C Notes and the accrued interest on the Series C Notes to the conversion date. The amendment further provides that certain events such as breach of covenants, failure to make payments when due or bankruptcy or similar proceedings would constitute an event of default under the Series C Notes entitling a majority in interest of the Series C Note holders to accelerate the Series C Notes. Such amendment was approved by the Series C Holders on March 26, 2012. On August 31, 2012, the Company received the last installment of the $2.0 million in proceeds required to cause the automatic conversion of the Series C Notes, resulting in the issuance of 27,111,248 shares.

Warrants and Options. In connection with the Merger, Oryon solicited the consent of the holders of outstanding warrants issued by Oryon to exchange such warrants effective as of the Closing, whereby each outstanding warrant to purchase an Oryon Unit shall be exchanged for a warrant to purchase eight (8) shares of Company common stock. Each warrant has a Contingent Share Right. Each outstanding option to purchase an Oryon Unit shall be exchanged for an option to purchase eight (8) shares of Company common stock under the Company’s 2012 Equity Incentive Plan. The options also have Contingent Share Rights in that each option, when exercised, will be exercisable for the number of Company shares for which it would have been exercisable had it been exercised prior to the Closing.

Change in Management. As a condition to closing the Merger, Ms. Crystal Coranes and Ms. Rizalyn Cabrillas resigned as members of the Registrant’s Board of Directors. In addition, at Closing, Ms. Coranes resigned as the Registrant’s President and Chief Executive Officer and Ms. Cabrillas resigned as the Registrant’s Chief Financial Officer and Secretary. At Closing, Messrs. Thomas Patrick Schaeffer, Mark E. Pape, Larry L. Sears, Jon S. Ross and Brendon W. Mills were appointed to the Registrant’s Board of Directors. Mr. Mills subsequently resigned and was replaced by Richard K. Hoesterey. In addition, effective at Closing, Mr. Schaeffer was appointed as the Registrant’s new President and Chief Executive Officer, and Mr. Pape was appointed as the Registrant’s new Chief Financial Officer, Treasurer and Secretary.

Additional information regarding the above-mentioned current directors and/or executive officers is set forth below under the section titled “Directors and Executive Officers.”

From and after the Closing Date, our primary operations consist of the business and operations of Oryon. In the Merger, or reverse acquisition, the Registrant is the accounting acquiree and Oryon is the accounting acquirer. Accordingly, we are presenting herein the financial statements of Oryon and certain pro forma financial information. Further, we disclose information about the business, financial condition, and management of Oryon in this Registration Statement.

BUSINESS

History of Oryon

In the late 1990’s, EL Specialists, Inc. (“ELS”), a company organized under the laws of Texas, the predecessor company of Oryon, engineered a technological breakthrough and developed a three dimensional, elastomeric, membranous lamp that eliminated the semi-rigid nature of conventional electroluminescent (“EL”). ELS patented and trademarked this process under the name Elastolite®.

Elastolite was created to replace conventional EL with a highly malleable, flexible, and economical elastomeric EL lamp technology that could be applied directly to fabrics for safety purposes. This concept required lamps that were ultra-thin, extremely flexible, washable, crushable, formable, elastic, and heat resistant. To accomplish this formidable goal, the ink formulas and manufacturing processes of conventional EL would need to be restructured.

In 2002, MRM Acquisitions, LLC, a company organized under the laws of Texas (“MRMA”), acquired the patents and intellectual property (“IP”) of ELS and began preparing Elastolite for commercialization.

In addition to the textile and related apparel applications for which it was invented, Elastolite opened multiple new and innovative opportunities for EL lighting in membrane switches, keypads, compression-molded plastics, athletic apparel, toys, occupational safety, point-of-sale displays, automotive and household utilitarian and decorative applications. In addition, the acquired IP also contained innovative patents in the biometric field that Oryon believes, when it is developed, will permit the launch of multiple, high volume, cost effective biometric applications.

In October 2002, OryonTechnologies, LP, a limited partnership formed under the laws of the State of Texas, was formed as the operating company charged with exploiting and commercializing the acquired technology. In October 2004, OryonTechnologies, LP was converted to a limited liability company, OryonTechnologies, LLC, a Texas limited liability company, and MRMA subsequently exchanged all the IP and patents held by MRMA for membership units of Oryon. Oryon spent its first years preparing Elastolite to be marketed.

In management’s opinion, Oryon created the framework to commercialize and successfully launch Elastolite through multiple innovations Oryon developed through market testing during the years 2003 through 2011. Oryon test marketed Elastolite in clothing with Marmot Mountain Ltd (2004) and with Lands’ End in over 100,000 lit textile products (2006). While the test marketing provided Oryon with technical information leading to the improvement of its technology, insufficient funding prevented Oryon from capitalizing on the resulting new product developments and Oryon was unable to sustain the relationship with the early customers. In addition, Oryon licensed the technology to Rogers Corporation to light cell phone keypads which ultimately resulted in the Motorola Razr cell phone which sold over 100,000,000 units (2006-2009) and produced over $8,000,000 in revenues to Oryon. Subsequent innovations in smart phone and touch screen technologies have eliminated the large market for more expensive keypad-type cellphones that utilized Oryon’s technology.

In 2008, Oryon granted a license to a Fortune 100 company in the field of occupational safety, spent over a year developing and qualifying Elastolite and the Elastolite electronic system for apparel with a leading global sports apparel company’s advanced innovation team for product launch in 2009-10, and received the first volume production order from them in 2009. Further, Oryon produced light for costumes used by Disney in the December 2010 3-D release of the movie Tron Legacy, established a relationship with Disney Consumer Products (“DCP”) and has worked with a leading U.S. department store as well as Adidas, Puma and Under Armour, among others, in the development of lit products. However, without sufficient funding to be able to deliver Elastolite to fulfill large orders, Oryon did not aggressively pursue major transactions with such customers. As a result of the completed Merger, the Company has the capital resources to re-engage with previous customers and prospects to develop additional product applications utilizing the Company’s most updated technology and techniques, although additional capital will be required to enable the Company to fulfill large orders that might result from such re-engagement.

Based on the successful market testing and customer acceptance of the innovations developed by Oryon in the commercialization process of Elastolite in the apparel (including sports apparel and shoes), textile, safety and gear markets, Oryon felt it would be ready to commercially launch Elastolite in 2009. Consequently, in the summer of 2008, it hired an investment banker to raise the capital that would be required to support the launch of Elastolite and to provide the time for Oryon’s Fortune 100 and 500 potential customers to incorporate it in their product development process.

Financial offering materials were prepared and a fund raising process was initiated in September 2008. Unfortunately, at that same time the deepening US financial crisis and the difficult economic environment made the financing process untenable. Oryon subsequently did not have the funds required to support the development of new products in conjunction with its customers. Management did not want its customers to launch products at a time when Oryon could not provide effective and timely customer support. In addition, the Motorola Razr cell phone was approaching its end-of-life as a product and future revenue from this source could not be counted on. Management of Oryon therefore began to take steps to (a) reduce overhead, (b) continue application development for potentially high volume future products, (c) hold and maintain its major customers until adequate funding was available to launch product with them and (d) maintain barriers to entry (Oryon’s extensive patent portfolio) for potential competition until adequate financial resources could be raised.

To accomplish the above, Oryon raised capital through the issuance of convertible notes primarily to angel investors, raising investment capital of $888,000 in late 2008 and 2009, $1,000,000 in December 2009 and early 2010, and $560,000 in 2011. Oryon’s management anticipates that the merger with the Company, the potential financial resources it can provide, both private and public, and access to the public financing market will provide an opportunity for Oryon to successfully launch Elastolite, building upon the experience and customer relationships developed during the years 2008-2011.

Background of Transaction

The Registrant was organized under the laws of the State of Nevada on August 22, 2007 to explore mineral properties under the name “Eaglecrest Resources, Inc.” The Registrant was formed to engage in the exploration of mineral properties for gold. The Registrant had not generated any revenue from its business operations prior to the Closing Date, and the Registrant had been unable to raise sufficient funds to implement its operations.

As a result of the current difficult economic environment and the Registrant’s lack of funding to explore mineral properties, in 2011, the Registrant’s Board of Directors began to analyze strategic alternatives available to the Registrant to continue as a going concern. Such alternatives included raising additional debt or equity financing or consummating a merger or acquisition with a partner that may involve a change in the Registrant’s business plan. Through an introduction by an investment firm, Balanced Financial Securities, the Board of Directors identified Oryon as a potential strategic acquisition that the Board believed to be in the best interest of the Registrant and its shareholders. Oryon was attractive to the Registrant because it is a technology company with certain valuable products and intellectual property rights and has plans to grow its business. Oryon believed the Registrant to be an attractive business combination partner, due in part, to the perceived benefits of being a publicly registered company, allowing for increased access to capital. Accordingly, the parties entered into a letter of intent with respect to the Merger on October 24, 2011, executed the Merger Agreement on March 9, 2012, and closed the Merger on May 4, 2012.

Corporate Structure

As a result of the Merger, the organizational structure of the Registrant is as follows:

Subsidiaries

As noted in the diagram above, Oryon currently owns:

•	51% interest in Oryon Asia Pacific Safety, Ltd. (“OAPS”), a Hong Kong corporation. The operations of OAPS are not material to Oryon and Oryon intends to liquidate OAPS before the end of 2012.

•

100% of Oryon Technologies International Pte, Ltd. (“OTI”), a company organized under the laws of Singapore. The operations of OTI are not material to Oryon and Oryon intends to liquidate OTI before the end of 2012.

•

100% of OryonTechnologiesDevelopment, LLC (“OTD”), a company organized under the laws of Texas. OTD currently conducts R&D and product development for Oryon. Oryon is evaluating whether to merge OTD into Oryon.

•

100% of OryonTechnologies Licensing, LLC (“OTLIC”), a company organized under the laws of Texas. OTLIC currently conducts all sales, licensing and customer relations for Oryon. Oryon is evaluating whether to merge OTLIC into Oryon.

In summary, although there are various subsidiaries and affiliates currently in existence, Oryon will consider streamlining and restructuring the Registrant by dissolving or merging them subsequent to the Merger. The Registrant will have only one subsidiary - Oryon. At Closing, Oryon was merged into Merger Sub, which had no corporate purpose other than to serve as the merger receptacle facilitating the transaction.

Strategy

Oryon acquired and continued to develop and patent an already highly patented and innovative next-generation technology in EL light. Oryon’s patented technology, trademarked Elastolite, enables thin, flexible, malleable, crushable, water resistant lighting systems to be incorporated into many product applications in multiple markets that would not be feasible or, in some cases, even possible with current lighting technology. Elastolite and its operating system, including electronics and harness, has been market tested and validated and is ready to be launched in support of its multiple market opportunities.

To take advantage of what management considers are its multiple market opportunities, Oryon intends to raise additional capital to support its growth strategy and its existing pipeline of opportunities. Even if successful in its capital formation efforts, Oryon will still not be able to take advantage of all the opportunities that now present themselves.

Oryon recognized during the commercialization process that Elastolite’s strength of being a platform technology for multiple applications in numerous industries can also be its weakness. Due to the immense size and divergent requirements of the multiple industries Oryon can target, Oryon must focus and initially limit the applications and industries in which it can make the most immediate impact. In this manner it can optimize its resources and more readily leverage the positive results it achieves.

Oryon will initially focus its efforts on apparel, textiles, shoes and subsequently membrane switches. It, therefore, will evaluate its current opportunities and select those customer applications which are presently within Oryon’s core technical competence and that present Oryon with both high level volume and profit potential. Oryon feels opportunities are presently available in the apparel, safety-apparel, textile and membrane switch industries.

To the extent there is adequate available capital, Oryon intends to (i) to support its existing pipeline of opportunities in its target markets with additional application and technical transfer engineers and customer service personnel and (ii) to take advantage of new, but previously identified, market opportunities in apparel, textiles and shoes. Once traction is achieved in its initial target markets, and planned development of new opportunities are completed, Oryon will attempt to expand into other targeted opportunities that presently exist with lit molded product applications such as laptop keypads, remote controls, toys, lit cycling and biking helmets, lit cell phone cases and multiple automotive opportunities. Subsequently, other opportunities in the following fields will be evaluated at a later date: point-of-sale, outdoor displays, security systems, household furnishings, decorative floorings, various military applications and molding in all of the above.

Apparel, Textiles, Shoes and Gear: Within Oryon’s target textile markets, billions of units are shipped each year. This market includes outerwear, industrial safety, municipal safety, military, athletic apparel, men’s, women’s and children’s clothing, shoes and gear. These markets generate over $250 billion annual revenues and are second in size only to the food industry.

When Oryon originally purchased patents for a new evolutionary EL lamp, trademarked Elastolite, the technology, although functional in the lab, had never been commercially developed or validated. Oryon needed to obtain corroboration on the soundness of its lamp system on a commercial level. Oryon determined that its initial marketing with Elastolite should be in the apparel, textile, shoe and gear markets. In 2004, Oryon began, through normal commercial relationships between itself and its customers, testing the validity of its lamp system with multiple companies in multiple markets relating to textiles. Oryon obtained the market corroboration and validation in the apparel, textile and gear arena through its test marketing of Elastolite in over 100,000 apparel and gear items sold by Marmot Mountain and Lands’ End; through its work with the innovation team of a leading Fortune 500 sports apparel brand; by lighting the costumes for the Disney film Tron Legacy that was released in December 2010 and through its relationship with its Fortune 100 licensee in occupational safety products. Based on Elastolite being sold by these companies in their products to consumers, used promotionally by these companies promoting their own products and by working with the development teams and factories from most of the companies that used Elastolite, Oryon was not only able to corroborate its technology in the uses for which it was intended, but also able to make additional improvements to the Elastolite system. Until Oryon raised adequate capital to support a larger customer base, it elected not to pursue active further development of products with the companies mentioned above.

Now that additional capital has been raised by Oryon, and Elastolite is ready to be commercially launched, Oryon is now actively working with leading companies in their respective fields in apparel, textiles and gear and selectively re-engaging the companies mentioned above. Oryon will attempt to both grow and leverage these relationships. Product development time cycles with the larger global companies ranges between 12 and 18 months with the smaller companies in a 6 to 8 month time cycle. Oryon believes that revenue, other than revenue generated from product development with these companies, will begin in the 4th quarter 2012 and increase throughout 2013 and thereafter. Oryon will build a marketing, sales and customer service team in addition to application engineering and research and development teams that will both service and exploit existing customers and develop and manage new prospects and projects within each segment of the apparel and textile market it undertakes. To date, Oryon’s marketing, business development and customer service team is comprised of three people and Oryon plans to hire several additional people to this team as the customer base is expanded. To date, Oryon has employed three people in its engineering and research and development team and plans to add incremental personnel as the client base increases.

Expansion of its application engineering and research and development teams will be critical to the future success of Oryon. A large percentage of Oryon’s operating expense is incurred upfront in the product cycle when Oryon engineers work with Oryon customers in their product development. Further Oryon engineering man power is also needed once an order has been received (prototype or volume) when Oryon transfers Oryon’s technology to the customer’s factories. Without this added engineering support, Oryon will be limited in the rate of growth of its volume.

As sales opportunities present themselves, Oryon will also expand its marketing and customer support teams. These teams will not only develop new customers and customer opportunities but will spend time interfacing between Oryon customers and Oryon engineering staff.

As of the current date, Oryon is actively working a prospect pipeline that management believes represents significant sales opportunities in the apparel and textile markets.

The timeline to market for major brands is approximately 12 to 18 months from inception of product development to shipment to retailer. While the sports apparel markets are prime targets for Oryon, Oryon will simultaneously develop the occupational safety and corporate identity markets which have a much shorter timeline to revenue. Oryon will establish strategic distribution and manufacturing relationships in the safety markets through which lit safety and corporate identity products will be sold.

Oryon is currently building the infrastructure and scalability required to service its customers in the apparel industry and to have the capability to expand its capacity to serve these customers as opportunities present themselves.

Membrane Switches, Gauges and Keypads: The primary applications in this target segment include cell phones and cell phone cases, appliances, remote controls, telecom equipment, medical instrumentation, industrial controls, gauges of all types and keypads. Oryon will hire marketing and sales management to work directly with large customers in these markets and manage the contract sales organizations that Oryon will utilize that are regionally focused and have existing channels and relationships that Elastolite technology can leverage, complement and extend.

Compression and In-Molded Products: In late 2007, Oryon began testing the feasibility of in-molding and compression molding its lamps. Together with a significant international chemical company, Oryon lamps were successfully shaped and in-molded. To Oryon’s knowledge, Elastolite is the only lamp technology that has been successfully in-molded. The success of this experiment opens up multiple applications such as lit cell phone cases, toys, in-molded lit keypads and decorative molding on many products. Oryon will actively continue its development of this technology for commercialization and launch the new technology as soon as traction is built in apparel, textiles, membrane switches and keypads.

Oryon will initially execute its growth strategy in its target markets as follows:

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Oryon will develop its existing brand name targeted customers in specific markets through direct sales, strategic relationships and/or licensing. Oryon’s existing targeted customers are principally established brands or retailers with proven revenue streams, known channels of distribution and consumer acceptance. Oryon will simultaneously develop the occupational safety and corporate identity markets that have a much shorter timeline to revenue.

•	In parallel, Oryon will create a highly adaptive licensing or strategic relationship model for both manufacturing and selling Elastolite.

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Oryon will build the needed sales infrastructure, both internal and external that will be responsible for working with sales prospects to develop specifications for product prototypes and co-develop new product applications.

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Oryon will build an infrastructure of supporting companies (approved suppliers) with capabilities that will permit Oryon to become a solution provider to its strategic partners, customers and licensees in each of the market segments it undertakes.

•	Oryon will continually evaluate and expand the intellectual property and patent portfolio that will permit and enable its future growth and market opportunities.

As Oryon gains traction in its initial focus markets, it will gradually begin expanding into new market segments it has identified, such as in-molded products, membrane switches, point-of-sale, toys, automotive and military. Oryon will seek industry partners to either co-develop or license Elastolite technology in promising new high technology fields that require extended developmental time horizons. Such fields include biometric fingerprint sensors in which Oryon holds two patents, high speed roll-to-roll printing that may permit Oryon to offer cost effective solutions for such product as floor lighting and printed flexible batteries. These new technological developments may provide expansive future growth opportunities for Oryon.

Revenues and Capital Requirements

Oryon’s historical revenues have been minimal as the focus has been on product development. Past revenues were principally generated through the following:

•	Market tests with Lands’ End and Marmot Mountain Ltd.;

•	Running jacket with leading Fortune 500 sports apparel brand;

•	Royalty from Rogers Corporation generated by the backlighting of the keypad of the Motorola RAZR cell phone; and

•	Revenue generated by lighting the costumes for Disney’s movie Tron Legacy.

Oryon believes it will require additional capital in the future. It is currently developing a specific multi-year fundraising plan based on the following considerations:

•	The identification of potential new markets for our products;

•	Projected short and long term revenues and profits;

•	Personnel required to properly service its projected future sales; and

•	Future requirement for capital expenditures.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations: Liquidity and Capital Resources”.

Technology

Oryon, utilizing polymer thick film technology, has created a new generation EL lamp. Oryon’s technology has created an elastomeric lamp that is capable of being placed on and over three dimensional shapes that require a high level of malleability in operation or performance. Traditional EL technologies require the EL lamp to be manufactured, or printed, on an indium tin oxide sputtered polyester foundation, which creates a semi-rigid structure. This structure is highly susceptible to both moisture and stress. Oryon’s patented innovation eliminates all rigid and semi-rigid materials used in constructing a traditional EL lamp and replaces those materials with membranous films, creating an elastomeric and membranous lamp that can be printed on many different surfaces. This breakthrough has opened multiple new and innovative opportunities for EL lighting in textiles and related apparel, membrane switches, keypads, toys, safety products, point of sale displays, automotive and household utilitarian and decorative applications and gear. Further, Oryon’s technology permits light to be printed only where it is needed on a cost effective basis.

Oryon believes Elastolite, Oryon’s trademarked electroluminescent lamp, is a disruptive platform lighting technology. Unlike reflective tapes, an electroluminescent lamp emits light by the direct conversion of electrical energy into light through energized phosphors. Although electroluminescent lamp technology is not new, Elastolite broke through restrictive barriers previously existing that limited the growth of electroluminescent technology:

•	Elastolite is a unique form of electroluminescent lamp

•	Elastolite is 3-dimensional, elastomeric, membranous Polymer Thick Film (PTF)

•	Elastolite can be printed directly on almost any surface

•	Elastomeric is a polyurethane ink structure

Advantages of Elastolite

1. Edmundo Castillo – The Edmundo Castillo shoe shown above is currently being produced by Edmundo Castillo, a leading maker of couturier shoes, for delivery to stores for late 2012.

2. Disney/Adidas – The Adidas sneakers shown above were sneakers provided by Adidas and lit by Oryon for promotion of Disney’s movie Tron Legacy. They were displayed at Comic-Con in 2010. Adidas, Disney and Oryon worked together on this promotion. These shoes were sold at a charity event sponsored by Disney.

3. Occupational Safety – The occupational safety jacket above is not in the market. It was developed by Oryon to show potential customers the safety advantages of lighting occupational safety apparel for occupational safety workers such as police, fire, EMS, construction workers, etc.

4. Life Preservers – The life preserver shown above is a mockup demonstrating the added safety feature Elastolite can bring to boaters or people working in a water environment. The life preserver is not currently in the market.

The above characteristics permit Oryon’s Elastolite to be advantageously positioned alongside other lighting technologies such as traditional EL and light emitting diode (“LED”) technology. Oryon believes Elastolite offers multiple advantages over existing light technologies such as:

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Water Resistant – Elastolite, unlike LED’s and traditional EL, is an all-weather lamp. Although it is not, in its natural state, totally waterproof, it is highly water resistant. It can be machine washed and dried. Unlike competitive lighting sources, it is a natural addition to any article of clothing, gear, or safety related product that is used or worn in an outdoor environment or to most outdoor displays where resistance to adverse weather is required.

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Elastomeric and Moldable – Elastolite is 3-Dimensional. Not like traditional EL or LED’s, it can stretch, bend, fold or literally be united with almost any application where flexibility and malleability are important. Elastolite is extremely thin. The thinness and elastomeric malleable characteristics permit Elastolite to be applied or printed to clothing where movement and comfort are important or it could, with some additional development, be placed directly under or in-molded into individual keys on keypads or push buttons on membrane switches thereby maintaining a tactile feel while providing a uniform high quality light literally unobtainable by competing light sources.

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Durable – Distinct from traditional EL, due to its elastomeric, membranous and homogenous polyurethane structure, Elastolite will not crease or break when folded, bent or compression molded. It can withstand both heat and cold, yet generates no heat of its own. In switch and keypad applications it has successfully been tested to over 10,000,000 actuations. These characteristics permit Elastolite to be molded, used directly under laptop and membrane switch keypads, withstand the rigors clothing applications require and survive uses on outdoor applications such as outdoor displays, equipment, and rainwear in addition to multiple military applications.

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Economical– Elastolite, although capable of being created with thermally cured inks, is principally built based on Ultra Violet (“UV”) cured inks. This permits Elastolite to be printed on high speed roll-to-roll printing equipment and can eliminate costly elongated thermal heating equipment required by most all traditional EL lamp systems. Additionally, as opposed to printing on an ITO PET substrate like traditional EL, Elastolite can be printed on almost any substrate and printed only where light is needed thereby eliminating wasted materials and integration and assembly labor. Oryon’s membrane switch patents also eliminate most all hand assembly required when building a membrane switch.

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Moldable – Elastolite can be in-molded or compression molded into or onto plastics. Because of the durable and elastomeric advantages described above, Elastolite can withstand the pressure, heat and deformation required when in-molding it into plastic applications. This opens up multiple potential applications such as lit cell phone cases, lit logos on company products, and lit decorative effects printed with graphics on multiple plastic products. It permits light to take the shape of the product or application onto which it is placed.

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Uniform Light – Elastolite is a blanket uniform light as opposed to a LED point light. Although not as bright as an LED; in poor visibility or at night, it can be seen more easily. Since the light can be placed directly where light is needed, the resulting effort is a uniform high quality light thereby enhancing the value of any product where quality of light and image is important.

Because of its unique characteristics and competitive advantages, Oryon believes Elastolite is an enabling technology that allows new and innovative uses of light in product applications in which light, using any other lighting technology, previously was not practical or cost effective. Unlike other lighting technologies, due to its elastomeric, durable and cost effective features and thereby its ability to be folded, crushed, molded, and washed, Elastolite opens up the possibility of multiple breakthrough innovative applications spanning numerous industries.

Intellectual Property

Oryon’s intellectual property (“IP”) position has provided the company with a strong competitive position. As of the Closing Date, Oryon had 57 patents considered by management to be material, including 18 U.S. patents (all issued and none pending) and 39 international patents (32 issued and 7 pending). Oryon’s core patents are not related directly to specific products, but instead relate to technical processes, manufacturing methods, materials and other aspects of Oryon’s Elastolite technology, including , for example, producing a lamp in a membranous form, the use of UV cured inks in a membranous lamp, construction of a lit membrane switch through a continuous printing methodology and others related to the manufacturing or construction of the lamps. Oryon has two biometric patents that Oryon management believes, when they are developed, will permit the launch of multiple, high volume, cost effective biometric applications. The following table lists Oryon’s patents, both issued and pending, the jurisdictions in which they were filed, the dates issued and the expiration dates.

Name	Jurisdiction	Issue Date or Pending	Expiration Date
Addressable PTF Receptor for Irradiated Images (Biometrics)	US	8/30/2005	12/21/2021

Addressable PTF Receptor for Irradiated Images (Biometrics)	EU	Pending	12/21/2021

Alerting System Using Elastomeric EL Lamp Structure	US	8/7/2001	12/30/2016

Alerting System Using Elastomeric EL Lamp Structure	Taiwan	4/15/2002	1/11/2021

Deployment of EL Structures on Porous or Fibrous Substrates	US	4/22/2003	5/30/2016

Elastomeric EL Lamp on Apparel	US	10/30/2001	10/15/2018

Elastomeric Electroluminescent Lamp	US	1/5/1999	12/30/2016

Elastomeric Electroluminescent Lamp	South Korea	8/21/2001	12/22/2017

Elastomeric Electroluminescent Lamp	Australia	3/22/2001	12/22/2017

Elastomeric Electroluminescent Lamp	Belgium	6/2/2010	12/22/2017

Elastomeric Electroluminescent Lamp	France	6/2/2010	12/22/2017

Elastomeric Electroluminescent Lamp	Great Britain	6/2/2010	12/22/2017

Elastomeric Electroluminescent Lamp	Italy	6/2/2010	12/22/2017

Elastomeric Electroluminescent Lamp	Netherlands	6/2/2010	12/22/2017

Elastomeric Electroluminescent Lamp	Canada	3/29/2005	12/22/2017

Elastomeric Electroluminescent Lamp	Germany	6/2/2010	12/22/2017

Elastomeric Electroluminescent Lamp	Spain	6/2/2010	12/22/2017

Elastomeric Electroluminescent Lamp	Hong Kong	10/29/2010	12/22/2017

Elastomeric Electroluminescent Lamp	Mexico	10/8/2003	12/22/2017

Electroluminescent Lamp Membrane Switch (Continuation)	US	3/6/2007	6/9/2025

Electroluminescent Lamp Membrane Switch (Continuation)	EU	Pending	4/6/2026

Electroluminescent Lamp Membrane Switch (Continuation)	China	5/26/2010	4/6/2026

Electroluminescent Lamp Membrane Switch (Continuation)	Japan	Pending	4/6/2026

Electroluminescent Lamp Membrane Switch	US	5/23/2006	6/9/2025

Electroluminescent Lamp Membrane Switch (CIP)	US	2/17/2012	6/14/2026

Electroluminescent Lamp Membrane Switch (CIP)	China	6/5/2012	6/6/2027

Electroluminescent Lamp Membrane Switch (CIP)	Hong Kong	Pending	6/6/2027

Electroluminescent Lamp Membrane Switch (CIP)	Taiwan	Pending	6/12/2027

Electroluminescent Lamp Membrane Switch (CIP)	EU	Pending	6/7/2027

Electroluminescent System in Monolithic Structure	US	1/5/1999	5/30/2016

Electroluminescent System in Monolithic Structure	Spain	7/14/2004	5/29/2017

Electroluminescent System in Monolithic Structure	Great Britain	7/14/2004	5/29/2017

Electroluminescent System in Monolithic Structure	Germany	7/14/2004	5/29/2017

Electroluminescent System in Monolithic Structure	Hong Kong	12/24/2004	5/29/2017

Irradiated Images Described by Electrical Contact	US	7/18/2000	6/8/2018

Irradiated Images Described by Electrical Contact	Singapore	11/28/2003	6/8/2019

Irradiated Images Described by Electrical Contact	Taiwan	5/1/2003	12/2/2019

Irradiated Images Described by Electrical Contact	Canada	5/19/2009	6/8/2019

Irradiated Images Described by Electrical Contact	Japan	5/14/2010	6/8/2019

Irradiated Images Described by Electrical Contact	South Korea	6/14/2006	6/8/2019

Membranous EL System in UV-Cured Urethane Envelope	US	4/6/2004	10/10/2021

Membranous EL System in UV-Cured Urethane Envelope	China	4/11/2007	10/10/2021

Membranous EL System in UV-Cured Urethane Envelope	EU	Pending	10/10/2021

Membranous EL System in UV-Cured Urethane Envelope	Taiwan	1/7/2004	10/11/2021

Membranous EL System in UV-Cured Urethane Envelope	Japan	4/15/2011	10/10/2021

Membranous Monolithic EL Structure with Urethane Carrier	US	2/24/2004	10/10/2021

Membranous Monolithic EL Structure with Urethane Carrier	Japan	9/26/2008	10/10/2021

Membranous Monolithic EL Structure with Urethane Carrier	Taiwan	1/13/2004	10/11/2021

Membranous Monolithic EL Structure with Urethane Carrier	China	5/23/2007	10/10/2021

Method of Construction of Elastomeric EL Lamp	US	8/7/2001	12/30/2016

Method of Construction of Elastomeric EL Lamp	China	4/9/2008	10/15/2019

Method and Apparatus for Illuminating a Key Pad	US	11/30/2004	6/8/2020

Method for Constructing EL System in Monolithic Structure	US	11/9/1999	5/30/2016

PTF Touch Enabled Image Generator	US	8/12/2003	6/8/2018

UV-Curable Inks for PTF Laminates (Including Flexible Circuitry)	China	11/8/2006	6/19/2022

Highly Transmissive Electroluminescent Lamp	US	1/31/2012	12/12/2026

Translucent Layer including Metal/Metal Oxide	US	7/17/2001	10/15/2018

Oryon keeps developing its technology and with the support of the funding provided by future financings, will continue to expand, maintain and enforce patent rights and protect its IP and trade secrets.

Oryon’s technology comprises three basic components: the core EL lamp, electronics to power the lamp, and the interconnect system between the lamp and the power system. Through outsourcing, Oryon believes that it has established the infrastructure, principally through third parties, to scale the manufacturing of the technology. Oryon continues to develop the technology to gain cost advantages, improve performance and functionality, and to support new applications. The technologies, processes and designs described in Oryon’s patents are incorporated into many of Oryon’s important products and expire at various times.

Oryon has developed significant processes and methodologies for integrating Elastolite systems into end-user applications and products in the textile and membrane switch markets, successfully tested in molding Elastolite into plastics and moving forward with the concept that Elastolite can be printed on high speed roll-to-roll printers. Oryon also has successfully worked with many of its customers’ contract manufacturers and assemblers to integrate Elastolite into their manufacturing operations. In addition, Oryon has setup and managed relationships with low cost, high quality contract manufacturers.

These patents that protect Oryon from certain potential competition come at a high cost. The average cost to obtain a patent ranges anywhere from $25,000 to $100,000 per patent in addition to the annual financial maintenance requirements Oryon must pay to maintain the patents. Failure to pay maintenance fees on each outstanding patent will cause a loss of the patent in the individual country in which the patent’s renewal fee is not paid. Fees can range as high as $5,000 per renewal.

Each country has its own rules and regulations for both obtaining and maintaining patents although there is coordination and streamlining of processes between European Union countries. Patents can be filed in one filing for multiple countries, and once approved, individual countries where the patent will be effective can be selected. Cooperation also exists in filings between the European Union and the U.S.

Patents, even when approved and issued can still be challenged by third parties as not being valid. The possibility always exists that there are competing patents or technologies existing at the time the patent was issued that were overlooked when the patent was issued. Patents can be challenged and lost based on previously existing prior art. There are also multiple rules and regulations one must follow when challenging a patent or making claims when prosecuting a patent. Patent law is complex and expensive. Although Oryon feels secure with its patents, there always remains the possibility that challenges to these patents may arise and Oryon’s patents invalidated.

Oryon will continue to evaluate the business benefits in pursuing patents in the future. Oryon currently protects all of its development work with confidentiality agreements with its engineers, employees and any outside contractors. However, third parties may, in an unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute Oryon’s intellectual property or technology or otherwise develop a product with the same functionality as Oryon’s IP. Policing unauthorized use of intellectual property rights is difficult, and nearly impossible on a worldwide basis. Therefore, Oryon cannot be certain that the steps it has taken or will take in the future will prevent misappropriation of its technology or intellectual property, particularly in foreign countries where Oryon may do business, where the laws may not protect proprietary rights as fully as do the laws of the United States or where the enforcement of such laws is not common or effective.

Products and Distribution

Although Oryon has the potential to create multiple applications and products in multiple industries, Oryon management has determined to attack these markets not with its own products that would require unique design, development, marketing and manufacturing expertise and capability, but rather by targeting established brands, retailers or companies with proven revenue streams, known channels of distribution and consumer acceptance and in cooperation with these companies let Oryon’s technology become an integral part of these companies’ products. Oryon’s targeted customers typically have design, development and marketing teams as well as factories capable of producing their products in mass. Oryon will work with the designers and product developers from these companies to design Oryon’s Elastolite and supporting technology into their own products and through technology transfer, teach their factories how to integrate Elastolite into their manufacturing process. To date, Oryon has worked with or provided Elastolite, through license agreements, to the following companies: leading Fortune 100 company, leading Fortune 500 sports apparel and shoe brand, Lands’ End, a leading international sport and shoe brand, Marmot Mountain, Rogers Corporation, Motorola, Puma, Under Armour and suppliers to Disney.

Oryon has and will distribute Elastolite through multiple brands and corporations seeking the ability to differentiate their products with Oryon’s Elastolite. Oryon’s customers have been and will principally be established leaders in their respective industries with defined channels of distribution and product acceptance. As Oryon expands into new industries or product applications, it will seek to partner with leading companies in each of its target markets.

Manufacturing

Oryon is not in the manufacturing business. Oryon has in the past established and trained third party manufacturers capable of producing Elastolite in volume. Management anticipates continuing this policy and developing additional third party relationships in the future. These manufacturers typically will be established through licenses granted to them by Oryon. Other than samples or small lots created for sales purposes, Oryon will outsource the production of Elastolite to these companies. Oryon does not have any exclusive manufacturing agreements and at present, no outsourced manufacturer represents a significant portion of Oryon’s manufacturing business.

Oryon either designs the technology needed to operate Elastolite (principally inverters that power the Elastolite) or contracts the creation of the technology with third party design teams. All inverters must meet pre-established design and performance criteria established by Oryon. Once created and successfully tested, the manufacture of the electronics is contracted to third party manufacturers and assemblers, both domestic and foreign. Oryon itself does not manufacture, other than prototypes, any of the electronics needed to operate Elastolite.

To ensure that Elastolite and the products in which Elastolite is used is of the highest quality and standards, Oryon has and continues to establish quality control systems and procedures at all levels of product development, design and manufacturing regardless of the customer or the factory in which it is produced. Some of the procedures pertain to the following:

•	Testing and understanding the specifications of all materials on which Elastolite is placed.

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Working closely with Oryon’s customers’ design and product development teams, at the earliest stages of product creation, to ensure that Elastolite is properly designed into their product and is capable of low cost mass production.

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Manufacturing guidelines and procedures are established with Oryon customers’ factories and Oryon technical transfer engineers to train the factories in low cost methods of integrating Elastolite into the manufacturing process.

•	Continual audit of third party manufacturers.

•	Establishment of well-defined processes and standards that must be met in manufacturing.

•	Quality control on all materials used in each stage of manufacture.

•	Continual monitoring and adherence to environmental rules and regulations and the meeting of proper working conditions under which Elastolite is produced.

Industry and Competition

Oryon positions itself alongside other lighting technologies such as traditional EL and LED. In management’s opinion, Elastolite is an enabling, innovative technology allowing the use of light in products and applications that heretofore were not practical or cost effective.

As a result, Elastolite is defining its own application space. This is especially true in the textile market, where other lighting technologies have limited capabilities. Among its primary competitive advantages, Elastolite is positioned in applications demanding ruggedness, durability, wearability and flexibility.

	Elastolite	Traditional EL	LED
Temperature	Cool	Cool	Warm
Lighting	Uniform	Uniform	Point
Thickness	Ink Layer	Ink Layer +	Surf. Mount
Flexibility	Rubber Like	Semi-Rigid	Rigid
Water Resistant	Yes	No	No
Moldable	Yes	No	No

Traditional EL. Traditional EL is typically used as backlighting in conditions where high flexibility is not required, need for ruggedness is average and water resistance is not an issue. Traditional EL is at a distinct disadvantage to Elastolite in the switch segment since Elastolite is capable of applying its light directly behind, or directly onto, a key. Traditional EL providers actually cut out the key placements from a polyethylene terephthalate (PET) substrate containing EL. Through Oryon’s patented printing process for switches, customers can save money, improve manufacturing, and improve the quality of lighting. Within the apparel space, conventional EL products are very limited because traditional EL cannot be washed, without incurring additional costs to waterproof, and is rigid or semi-rigid in nature.

LED. LED is normally deployed as a point light source where there is average need for ruggedness, little need for large areas of uniform light, and no need for flexibility or water resistance. LEDs are typically used as indicator lights, in camera displays, and in cell phones. More recently LEDs have advanced in brightness characteristics and are being positioned as a replacement to incandescent lighting technology. The pointed nature of LEDs creates non-uniform light which cannot be channeled effectively onto the intended surface. This creates a low quality appearance, especially in switch applications. In addition, as the trend toward miniaturization continues, LEDs are in many cases not thin enough for membrane switch applications. Many switch applications require extensive flex at one or more connection points, which LEDs cannot handle. In addition, the price-power-quality tradeoff is not optimal. LED prices in the switch segment increase proportionately with the number of LEDs used in a particular application. Because Elastolite is a blanket light, it can achieve full coverage of uniform light that cannot be achieved by LEDs. The more LEDs required in a particular application to achieve a given light effect, the higher the cost. In any given application, the cost advantages/disadvantages between LED’s and Elastolite are based on the quality of light demanded and the number of LEDs required to obtain that quality.

We believe that Elastolite should be the light of choice where high-quality uniform lighting is required that needs to be thin, malleable, washable and durable when exposed to multiple stresses. It is not the light of choice for all applications. Traditional EL and LEDs may be preferred when used in non-stressed environments where brightness is needed. LEDs can be cheaper to use than Elastolite where quality of light is not paramount. In addition, traditional EL presently requires less power than Elastolite to achieve the same brightness, although Elastolite’s increased power demands permit applications with the same brightness, but with increased malleability, which is one of Elastolite’s differentiating characteristics. One of Oryon’s research objectives is the reduction in power demanded by Elastolite while maintaining its increased malleability. LEDs can be used in full color active displays whereas neither Elastolite nor traditional EL can presently be used in this manner. Nevertheless, we are not aware of any significant competitors utilizing LEDs or traditional EL for stressed applications such as apparel where we are focusing our marketing efforts.

To the extent that we pursue applications in non-stressed uses such as keypad backlighting or similar uses, we view our competition to consist of other light sources or technologies, such as traditional EL, LEDs, fiber optics or organic light- emitting diodes (OLED). Oryon has focused on target markets where it has significant advantages relative to these other technologies. Oryon views competitors in many of its market segments as potential customers because Elastolite can offer solutions that are complementary to competitors’ existing applications. Traditional EL is a limited market, therefore no dominant player exists. There are many small companies in the field. Some of the leading players in the field include Rogers Corporation, Hansung, Planar, EL Korea and DuPont. Newer entrants include Lyttron (subsidiary of Bayer), Salux and others that may have pursued alternative EL technologies; however, Oryon is not aware of any market traction related to a competitive technology.

Oryon is focused on continuing the development of its IP and know-how, aligning itself with the strongest possible strategic partners and expanding its infrastructure to service customers in its target markets. We believe these activities will increase barriers to potentially competitive technologies.

Markets

Because Oryon’s Elastolite is a platform lighting technology, management believes that lit applications heretofore untried, impractical or ineffective as a light solution are now possible to achieve. Two examples are the Motorola Razr cell phone and lighting on clothing and gear.

•

Motorola, in building a state-of-the-art icon cell phone, wanted the phone to be both thin and provide uniform lighting in the keypad. Without adding a multiplicity of LED’s, uniform light would be hard to achieve as the LED could not be placed directly under the keypad and even if it were, the tactile feel of the keypad would be lost. Further, Elastolite, being extremely thin, helped the overall objective of thinness of the cell phone. Traditional EL was not practical to use. Although it was thin, and even flexible, it was neither malleable nor durable. It would not wear satisfactorily and the tactile feel would be lost. The solution was Elastolite. To date over 100,000,000 cell phones have been produced using Oryon’s Elastolite technology.

•

Outdoor Apparel and Occupational Safety Clothing and Gear: Lit clothing in the past, although possible, was either impractical, difficult to wear, not cost effective or suited for an outdoor environment or for washing. Elastolite eliminated these obstacles. Being washable, malleable, durable and friendly to outdoor environments, it developed clothing applications that were market tested and validated. As a result of the information learned from these tests, Oryon was able to refine Elastolite and its electronic system to where a Fortune 500 company and a leading sports apparel company, integrated it into a product for retail introduction in late fall/winter 2009-10. In addition, the world’s leading company in reflective materials and office products, a Fortune 100 company, licensed in December 2008 the use of Elastolite to integrate with their existing product mix.

Elastolite caters to multiple multi-billion dollar companies and markets. The above are just a few examples of these markets. The premier markets for Elastolite include:

• Outdoor Apparel, Textiles and Gear	• Gauges

• Occupational Safety Apparel and Products	• Lit bicycles and Motorbikes

• Keypads and Membrane Switches	• Carpet Runners

• In-Molded and Compression Molded Products • Cell Phone Cases • Keypads	• Household Appliances • Microwaves • Air Conditioning Units, Etc.

• Automotive • Dashboards and Controls • Decorative • Safety	• Security Systems

• Costumes	• Outdoor Advertising and Displays

• Point of Sale	• Outdoor Equipment

• Decorative Floorings	• Military

• Toys and Games	• Multiple Miscellaneous Applications

Seasonality

Elastolite is global in usage and its seasonality is dependent on the applications to which it becomes attached. As an example, many outdoor utilitarian products, although used year round, will achieve their highest outdoor utility during periods of the greatest and longest darkness; fall through spring. Some products such as toys and decorations will reach their highest consumer consumption during the holiday Christmas season. Other applications such as military and automotive have no seasonality.

Government Regulation

Being a new technology, there are few governmental regulations that directly affect Elastolite. Regardless, Oryon’s larger customers have established many environmental and work place regulations that do affect their suppliers and contractors. Oryon, although typically a second tier supplier to these customers, must meet the environmental and workplace standards established by each of its customers. Most of these standards overlap from one company to the next although Oryon must be careful that it meets, at a minimum, all standards established by its customers.

In addition, in the United States, Oryon is or may be required to comply with certain federal health and safety laws, laws governing equal employment opportunity, customs and foreign trade laws and regulations, laws regulating the sales of products in schools, and various other federal statutes and regulations. Oryon may also be subject to various state and local statutes and regulations, including California Proposition 65 which requires that a specific warning appear on any product that contains a component listed by the State of California as having been found to cause cancer or birth defects. Many of our customers who sell products in California may be required to provide warning labels on their products. Oryon relies on legal and operational compliance programs, as well as local counsel, to guide its businesses in complying with applicable laws and regulations of the jurisdictions in which it does or plans to do business. Further, the conduct of Oryon’s businesses, and the production, distribution, sale, advertising, labeling, safety, transportation and use of Elastolite, are and will be subject to various foreign laws and regulations administered by government entities and agencies in markets where Oryon may operate and sell Elastolite. It is Oryon’s policy to abide by the laws and regulations that apply to its business.

Also, Oryon must be careful it understands and adheres to standards established in the U.S., the European Union and multiple Asian countries where Elastolite is produced and potentially distributed in addition to Underwriters Laboratories Inc. (UL) and Conformance European (CE) standards established on the electronic components used to power Elastolite.

Oryon does not anticipate at this time that the cost of compliance with U.S. and foreign laws will have a material financial impact on its operations, business or financial condition, but new regulatory and tariff legislation or changes in existing regulations may have a material negative effect on Oryon’s business in the future. Oryon is also committed to meeting all applicable environmental compliance requirements. Environmental compliance costs are not expected to have a material impact on Oryon’s capital expenditures, earnings or competitive position.

Employees

Oryon has six full-time employees. Occasionally, Oryon engages temporary part-time workers or consultants to assist in the completion of specific assignments or projects. All full-time employees receive healthcare benefits and are offered the opportunity to participate in a 401(k) plan. No employees are covered by collective bargaining agreements. All management employees of Oryon have employment agreements with individually customized terms. Oryon has an equity incentive plan and all Oryon employees are eligible for stock option grants.

Legal Proceedings

There are no legal proceedings to which the Company is a party or to which its properties are subject which are, in the opinion of management, likely to have a material adverse effect on the Company’s results of operations or financial condition.

Property

The principal executive offices for the Registrant are located at: 4251 Kellway Circle, Addison, Texas 75001. The rent for this property and related expenses is $6,597 per month. The Registrant’s main telephone number is: (214) 267-1321 and its fax number is (214) 267-1303. The Registrant’s website is located at: http://oryontech.com.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY

AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is not listed on any stock exchange. Although our common stock is currently quoted on the OTCQB under the symbol “ORYN,” there has been a limited public market and history of trading in shares of our common stock. Since the common stock began trading on the OTCQB on May 7, 2012 through October 10, 2012, the historical highest and lowest closing prices have been as follows:

2012	High	Low
2nd Quarter (May 7 through June 30)	$1.24	$0.55
3rd Quarter	$0.94	$0.46
4th Quarter (through October 10)	$0.83	$0.74

Holders

As of October 10, 2012, there were approximately 110 shareholders of record of our common stock based upon the shareholders’ listing provided by our transfer agent. Our transfer agent is Securities Transfer Corporation. The transfer agent’s address is 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034, its phone number is (469) 633-0101 and its fax number is (469) 633-0088.

Dividends

We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors that our board of directors may deem relevant. Our retained earnings deficit currently limits our ability to pay dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

During the fiscal year ended January 31, 2012, we did not have any form of stock option plan for the benefit of our directors, officers or future employees and we did not have a long-term incentive plan nor did we have a defined benefit, pension plan, profit sharing or other retirement plan. Subsequent to our fiscal year ended January 31, 2012, on February 24, 2012, our Board adopted the 2012 Equity Incentive Plan (the “Plan”) and reserved 7,500,000 shares of the Company’s common stock for issuance thereunder to officers, directors, employees, consultants and other service providers of the Company. The Plan was approved by the Company’s shareholders on March 19, 2012. As of the date hereof, options for 500,000 shares have been granted pursuant to the Plan and 2,763,104 shares are reserved under the Plan for the exercise of options issued by Oryon prior to the Merger under Oryon’s then-existing plan that are now exercisable for the Company’s shares.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling shareholders. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. However, we may receive proceeds from the exercise of warrants.

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

The following tables summarize selected consolidated financial data regarding the business of the Company and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of the Company and the related notes included with those financial statements. The summary consolidated financial information has been derived from the audited consolidated financial statements for Oryon and its subsidiaries for the years ended December 31, 2011 and 2010 and the unaudited consolidated financial statements for the quarter and six months ended June 30, 2012. All monetary amounts are expressed in U.S. dollars unless otherwise indicated.

	Six Months Ended June 30,		Year ended December 31,
	2012	2011	2011	2010
	(Unaudited)
Consolidated Income Statement Data:
Product sales	$33,010	$65,392	$95,165	$100,126
Cost of goods sold	(23,128)	(31,074)	(64,501)	(68,477)

Gross profit	9,882	34,318	30,664	31,649
Other revenues	—	36,317	65,776	422,945

Total revenues	9,882	70,635	96,440	454,594
Operating expenses	(899,326)	(801,757)	(1,545,781)	(1,951,612)

Income from operations	(889,444)	(731,122)	(1,449,341)	(1,497,018)
Interest income	522	8	9	879
Interest expense	(188,365)	(103,723)	(262,750)	(281,592)
Other income (expense)	(5,221)	62,926	63,168	236,857

Net loss before tax	(1,082,508)	(771,911)	(1,648,914)	(1,540,874)
Income tax expense	—	—	—	—

Net loss after tax	(1,082,508)	(771,911)	(1,648,914)	(1,540,874)
Non-controlling interest	1,054	1,172	1,328	1,960

Net Loss attributable to shareholders	$(1,081,454)	$(770,739)	$(1,647,586)	$(1,538,914)

Basic and diluted loss per Share	$(0.05)	$(0.05)	$(0.11)	$(0.11)

Weighted average shares outstanding	22,059,539	14,849,560	15,269,316	13,930,289

	As of June 30,	As of December 31,
	2012	2011	2010
	(Unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$468,420	$86,685	$144,787
Total current assets	559,857	170,523	372,226
Total assets	751,997	380,000	648,218
Total current liabilities	1,168,454	1,409,290	631,979
Notes payable, net	1,765,895	1,649,874	1,386,279
Total equity (deficit)	(2,182,352)	(2,679,164)	(1,370,040)

	Six Months Ended June 30,		Year ended December 31,
	2012	2011	2011	2010
	(Unaudited)
Consolidated Cash Flow Data:
Net cash used in operating activities	$(775,606)	$(16,489)	$(576,837)	$(1,246,827)
Net cash used in investing activities	(6,800)	—	—	(24,342)
Net cash provided by financing activities	1,164,000	157,812	524,132	418,563
Effect of exchange rates on changes in cash	141	—	(5,397)	5,281

Net (decrease) increase in cash and cash equivalents	$381,735	$141,323	$(58,102)	$(847,325)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of the Company and its subsidiaries for the fiscal years ended December 31, 2011 and 2010, and the quarter and six months ended June 30, 2012 should be read in conjunction with the Summary Selected Consolidated Financial Data and the consolidated financial statements and the notes to those financial statements that are included elsewhere in this Registration Statement. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Registration Statement. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

On May 4, 2012 (the “Closing Date”), Oryon Technologies, Inc., a Nevada corporation (the “Registrant,” “ORYN” or the “Company”), closed a merger transaction with Oryon Merger Sub, LLC, a Texas limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”), and OryonTechnologies, LLC, a Texas limited liability company (“Oryon”) pursuant to an Agreement and Plan of Merger dated March 9, 2012 (the “Merger Agreement”). In accordance with the terms of Merger Agreement, on the Closing Date, Oryon merged into Merger Sub in exchange for the issuance to the members of Oryon (“Oryon Members”) of eight (8) shares of the Company’s common stock for each outstanding membership unit of Oryon (the “Merger”). In addition, Oryon had outstanding equity equivalents, consisting of convertible notes payable, accrued interest on the notes payable, warrants and unit options, that by their terms required the Company to be prepared to issue common stock in an amount equal to the number of shares (at the 8 to 1 ratio) that would have been issuable at the Closing Date to holders of all of the equity equivalents if they had been converted to membership units before the Closing Date.

From and after the Closing Date, our primary operations consist of the business and operations of Oryon. In conjunction with the Merger, Oryon assumed no liabilities from the Company and all members of the Company’s executive management are from Oryon. Accordingly, the Merger was accounted for as a reverse-merger and recapitalization in accordance with GAAP, whereby the Registrant is the accounting acquiree and Oryon is the accounting acquirer. Consequently, the assets and liabilities and the operations that are reflected in the historical financial statements prior to the Merger are those of Oryon and are recorded at the historical cost basis of Oryon, and the consolidated financial statements after completion of the Merger include the assets and liabilities of the Company and Oryon, historical operations of Oryon and operations of the Company from the Closing Date. Membership units and the corresponding capital amounts of Oryon pre-Merger have been retroactively restated as shares of common stock reflecting the eight (8) to one exchange ratio in the Merger. All references in this document to equity securities and all equity related historical financial measurements, including weighted average shares outstanding, earnings per share, par value of common stock, additional paid in capital, option exercise prices and warrant exercise prices, have been retroactively restated to reflect the Merger exchange ratio.

Oryon is a research and development and applications engineering company that developed multiple patents relating to electroluminescent (“EL”) lighting (trademarked as “Elastolite”). Elastolite enables thin, flexible, crushable, water-resistant lighting systems to be incorporated into multiple applications such as safety apparel, sporting goods, consumer goods and membrane switches, among others.

For the year ended December 31, 2011, Oryon had a net loss of $1.648 million as compared to a net loss of $1.539 million for the year ended December 31, 2010, an increased loss of 7.1%. There was no change in Oryon’s business plan and operations were comparable in both years. However, in 2011, Oryon was more negatively impacted by the effects of inadequate capital, which limited Oryon’s ability to effectively market its technology and create applications for new customers. In July 2011, due to lack of capital, Oryon eliminated most of its work force, including all of its sales personnel, and began making only minimal payments on accounts payable in order to preserve capital.

In October 2011, Oryon signed the LOI with the Company in connection with the Merger. In connection with the LOI, Oryon received funding of $325.0 thousand in exchange for promissory notes as of December 31, 2011 ($725.0 thousand as of the Closing) as advances against the proceeds to be received by Oryon from the sale of Company common stock at the Closing of the Merger. At Closing, Oryon became a wholly-owned subsidiary of the Company and, as a result, the amounts due under the promissory notes between the Company and Oryon became intercompany obligations within the corporate group that have been cancelled. These advances provided Oryon with working capital to continue its operations and to make some repayments on outstanding liabilities.

The accompanying consolidated balance sheets, statements of operations, statements of cash flows and statement of changes in stockholders’ equity (deficit) have been prepared by the Company’s management in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations, financial position and cash flows have been included and all such adjustments are of a normal recurring nature.

Key factors affecting our results of operations include revenues, cost of revenues, operating expenses and income and taxation.

Comparison of the Year Ended December 31, 2011 to the Year Ended December 31, 2010

Gross Profit and Other Revenues

Gross profit and other revenues for the year ended December 31, 2011 decreased $358.2 thousand, or 78.8%, to $96.4 thousand for the year ended December 31, 2011 from $454.6 thousand for the year ended December 31, 2010. The decrease was primarily due to the decline in royalty and license fees of $350.0 thousand. In 2010, we earned and received $350.0 thousand in royalty fees on an agreement that expired that year. No royalty and license fees were earned in 2011.

In addition, our gross profit on product sales revenues decreased $1.0 thousand, or 3.1%, to $30.7 thousand in 2011 from $31.6 thousand in 2010, primarily due to a 5.0% decrease in product sales, partially offset by a slight improvement in the cost of goods sold as a percentage of product sales revenues. Cost of goods sold represented 67.8% of product sales revenues in 2011 as compared to 68.4% in 2010.

Operating Expenses

Total operating expenses for the year ended December 31, 2011, decreased $405.8 thousand, or 20.8%, to $1,545.8 thousand in 2011 from $1,951.6 thousand in 2010, as shown in the table below:

	For the year ended December 31, 2011		For the year ended December 31, 2010		Change
	$	%	$	%	$	%
Total applications development exp.	$387,753	25.1%	$666,271	34.1%	$(278,518)	-41.8%
Total sales and marketing exp.	65,316	4.2%	359,702	18.4%	(294,386)	-81.8%
Total general and administrative exp.	1,033,857	66.9%	839,550	43.0%	194,307	23.1%
Depreciation and amortization	58,855	3.8%	86,089	4.4%	(27,234)	-31.6%

Total operating expenses	$1,545,781	100.0%	$1,951,612	100.0%	$(405,831)	-20.8%

The primary reason for the decrease in total operating expenses is the reduction in the average number of applications development and sales/marketing personnel in 2011 as compared to 2010. Since Oryon’s capital resources were more severely constrained in 2011 than in 2010, Oryon management reduced personnel and compensation rates accordingly to conserve funds. Reducing the number of employees not only reduced the wages expense and the payroll taxes and benefits expense, but also the travel and entertainment expense and office overhead associated with those positions.

Total applications development expenses decreased by $278.5 thousand, or 41.8%, primarily due to the reduction in personnel. A secondary reason for the decrease is the $100.4 thousand, or 47.9% decrease in materials, equipment, services expenses in 2011 as compared to 2010.

Total sales and marketing expenses decreased $294.4 thousand, or 81.8%, in 2011 as compared to 2010 due to the reduction in sales/marketing personnel, as well as reduced compensation levels to remaining personnel in that functional area. From July 2011 through the end of December 2011, Oryon had no sales/marketing employees.

General and Administrative Expenses

General and administrative expenses increased $194.3 thousand, or 23.1%, to $1,033.9 thousand from $839.6 thousand, primarily due to an increase in outside services expenses. Outside services expenses increased $209.8 thousand, or 97.5%, to $424.9 thousand in 2011 from $215.2 thousand in 2010, as shown in the table below. The primary reason for the increase in outside services expenses was the increase in legal and accounting expenses related to a failed financing transaction with a private equity firm in 2011 and to a proposed merger with a publicly-listed company. Both transactions required extensive document preparation and review by external legal counsel and auditing services by an independent certified public accounting firm. Consulting expenses decreased in 2011 as compared to 2010 because management determined that certain costs had to be reduced to conserve working capital as a result of the failed financing transaction.

In late 2010, Oryon management had engaged the services of a public relations consultant whose services were suspended in mid-2011 also due to the failure of the financing transaction.

	For the year ended December 31, 2011		For the year ended December 31, 2010		Change
	$	%	$	%	$	%
Legal expenses	$309,680	72.9%	$156,440	72.7%	$153,240	98.0%
Accounting and audit expenses	81,449	19.2%	13,359	6.2%	68,090	509.7%
Public relations expenses	15,897	3.7%	2,000	0.9%	13,897	694.9%
Consulting	9,353	2.2%	39,079	18.2%	(29,726)	-76.1%
Payroll processing expenses	7,006	1.6%	2,572	1.2%	4,434	172.4%
Banking Fees	1,535	0.4%	1,701	0.8%	(166)	-9.8%

Total G&A outside services	$424,920	100.0%	$215,151	100.0%	$209,769	97.5%

Interest Expense

Interest Expense decreased $18.8 thousand, or 6.7%, to $262.8 thousand from $281.6 thousand despite the increase in accrued and unpaid interest on Oryon’s convertible notes payable, which increased $43.5 thousand, or 44.6%, to $140.9 thousand in 2011 from $97.4 thousand in 2010. The principal reason for the decrease in interest expense was the decrease in the amortization of the debt discount for the beneficial conversion feature. The amortization of the debt discount for the beneficial conversion feature related to Oryon’s Series C-1 convertible notes payable, which was $103.5 thousand in 2011, was less than the sum of the amortization of the Series A notes payable of $180.8 thousand combined with the amortization of the Series C-1 convertible notes payable of $1.3 thousand, both in 2010, as shown in the table below.

	For the year ended December 31, 2011		For the year ended December 31, 2010		Change
	$	%	$	%	$	%
Interest expense on convertible notes payable	$140,925	53.6%	$97,447	34.6%	$43,478	44.6%
Amortization of debt discount related to warrants	18,353	7.0%	1,994	0.7%	16,359	820.4%
Amortization of debt discount-beneficial conversion feature
- Series A convertible notes payable	—	—	180,826	64.2%	(180,826)	NM
- Series C-1 convertible notes payable	103,472	39.4%	1,325	0.5%	102,147	NM

Total interest expense	$262,750	100.0%	$281,592	100.0%	$(18,842)	-6.7%

NM = Not Meaningful

Net Other Income (Expense)

Net other income (expense) increased $91.0 thousand, or 327.3%, to a net income of $63.2 thousand in 2011 from a net expense of $27.8 thousand in 2010. In 2011, the other income of $63.2 thousand consisted of income related to OryonTechnologies International Pte. Ltd. (“OTI”), Oryon’s wholly-owned Singapore-based subsidiary. In 2011, OTI received confirmation from the Singapore Economic Development Board (“EDB”) that OTI would not be required to repay an economic development grant received in 2007 to encourage employment in Singapore. OTI had failed to meet its obligations under the EDB grant and had been carrying the obligation to repay the grant as a current liability. However, OTI appealed to the EDB and, in 2011, was granted a waiver of the repayment requirement. For the year ended December 31, 2010, the other expense of $27.8 thousand consisted of a loss of $49.0 thousand on the disposal of fixed assets principally in connection with the suspension of OTI’s operations in Singapore, with such loss partially offset by various non-recurring income items totaling $21.4 thousand.

Gain on the Extinguishment of Debt

The gain on the extinguishment of debt for the year ended December 31, 2010, is the result of the exchange of the Series A and Series B convertible notes payable for the Series C-1 and Series C-2 convertible notes payable, respectively, during 2010. There was no cash benefit to Oryon because the gain was the accounting effect of eliminating the unamortized debt discount for the beneficial conversion feature on the Series A convertible notes that was the result of having issued those notes with a conversion feature that was less than the market value of the membership units at the time of issuance of the convertible notes.

Taxes

In 2011, Oryon’s wholly-owned subsidiary OTI received an income tax refund of $5.2 thousand and eliminated a deferred tax liability of $12.3 thousand for a total Oryon consolidated tax benefit of $17.5 thousand. Oryon is a limited liability company and, as such, does not accrue or pay income taxes. However, OTI is a Singapore corporation that generated significant losses during its existence, became inactive in May 2009 and, in connection with the filing of the 2010 tax return, received a refund in 2011 for taxes paid in years prior to 2010.

Comparison of the Quarter ended June 30, 2012 to the Quarter ended June 30, 2011

Total Revenues

Total revenues for the quarter ended June 30, 2012 decreased $29.5 thousand, or 93.2%, to $2.1 thousand for the quarter ended June 30, 2012 from $31.7 thousand for the quarter ended June 30, 2011. The decrease was primarily due to the decline in other revenues, combined with a decrease in the gross profit margin on product sales. In the second quarter of 2011, the Company received $26.3 thousand in revenues for applications design and tooling services, reported as “other revenues”.

Our gross profit on product sales revenues decreased $3.3 thousand, or 60.3%, to $2.1 thousand in the second quarter of 2012 from $5.4 thousand in the second quarter of 2011, primarily due to an increase the cost of goods sold as a percentage of product sales revenues. Cost of goods sold represented 62.3% of product sales revenues in the second quarter of 2012 as compared to 13.4% in the second quarter of 2011. Each of the Company’s sales is separately negotiated with the specific customer. The Company endeavors to obtain the highest sales price for its products that can be negotiated with the customer and does not establish sales prices based on a “cost plus” analysis. Therefore, the cost of goods sold as a percentage of product sales revenue can be expected to vary significantly from period to period depending on the specific customers’ product orders.

Operating Expenses

Total operating expenses for the quarter ended June 30, 2012, increased $194.4 thousand, or 49.6%, to $586.2 thousand, from $391.8 thousand in the quarter ended June 30, 2011, as shown in the table below:

	For the quarter ended June 30, 2012		For the quarter ended June 30, 2011		Change
	$	%	$	%	$	%
Total applications development exp.	$84,153	14.4%	$106,923	27.3%	$(22,770)	-21.3%
Total sales and marketing exp.	54,340	9.3%	16,621	4.2%	37,719	226.9%
Total general and administrative exp.	437,382	74.6%	254,453	64.9%	182,929	71.9%
Depreciation and amortization	10,308	1.8%	13,829	3.5%	(3,521)	-25.5%

Total operating expenses	$586,183	100.0%	$391,827	100.0%	$194,356	49.6%

The primary reason for the increase in total operating expenses is the 71.9% increase in general and administrative expenses, as discussed in the next section below.

Total applications development expenses decreased by $22.8 thousand or 21.3%, due to (a) the $12.4 thousand, or 37.4%, decrease in materials, equipment, services expenses and (b) the $12.1 thousand, or 20.0%, decrease in wages, for the three months ended June 30, 2012 as compared to the three months ended June 30, 2011. Due to capital constraints in 2012, Oryon’s applications development personnel reduced their activities to a minimum, significantly decreasing materials purchases. A secondary reason for the decrease is the reduction in personnel that occurred in the second half of 2011.

Total sales and marketing expenses increased $37.7 thousand, or 226.9%, in the 2012 quarter as compared to the 2011 quarter primarily due to the $20.0 thousand payment to TractorBeam, a brand development firm, recorded as outside services expense in the 2012 quarter. In addition, the Company paid $5.0 thousand as a sponsor fee for a trade show in the first quarter of 2012, representing most of the $6.5 thousand increase in sales and marketing overhead expenses. In January 2012, the Company hired a new vice president of global business development, resulting in increased compensation expense as well as travel expenses in 2012 as compared to 2011.

General and Administrative Expenses

General and administrative expenses increased by $182.9 thousand, or 71.9%, to $437.4 thousand from $254.5 thousand largely due to the increase in payroll taxes/benefits and outside services expenses. Payroll taxes/benefits increased $67.6 thousand, or 478.8%, to $81.7 thousand in the 2012 quarter from $14.1 thousand in the 2011 quarter, due to the $67.9 thousand increase in stock-based compensation expense that was $73.1 thousand in the three months ended June 30, 2012, as compared to $5.2 thousand in the three months ended June 30, 2011. This increase in stock-based compensation expense is a direct result of the closing of the Merger on May 4, 2012, because the Merger accelerated the vesting of virtually all unvested options, thereby changing the fair value of all option grants affected by the change of control. Outside services expenses increased $105.8 thousand, or 92.4%, to $220.3 thousand in the quarter ended June 30, 2012 from $114.5 thousand in the quarter ended June 30, 2011, as shown in the table below.

	For the quarter ended June 30, 2012		For the quarter ended June 30, 2011		Change
	$	%	$	%	$	%
Legal expenses	$133,044	60.4%	$91,502	79.9%	$41,542	45.4%
Accounting and audit expenses	16,194	7.4%	12,288	10.7%	3,906	31.8%
Public relations expenses	5,000	2.3%	2,022	1.8%	2,978	147.3%
Consulting	64,362	29.2%	4,983	4.4%	59,379	1191.6%
Payroll processing expenses	542	0.3%	3,584	3.1%	(3,042)	-84.9%
Banking Fees	1,055	0.5%	121	0.1%	934	771.9%
Stock transfer agent fees	115	0.1%	—	0.0%	115	NM

Total G&A outside services	$220,312	100.0%	$114,500	100.0%	$105,812	92.4%

NM = Not Meaningful

The primary reason for the increase in general & administrative outside services expenses was the increase in consulting costs. In connection with the Merger, the Company paid an independent financial advisor $37.5 thousand for services. In addition, at the Closing Date, one former senior executive’s status changed from being an employee on salary to being an independent consultant to the Company, resulting in $15.0 thousand in payments to the individual during the quarter ended June 30, 2012 being reported as outside services whereas compensation to the executive in the 2011 quarter was reported as wages.

In addition, there was an increase in the legal and accounting expenses related to the Merger, as compared to the expenses related to the failed financing transaction with a private equity firm in 2011. Both transactions required extensive document preparation and review by external legal counsel and accounting services by an independent certified public accounting firm. However, since the Merger closed during the second quarter of 2012, on May 4, 2012, the related legal expenses during the quarter were significantly greater than would have been incurred in a normal quarter, resulting in a 45.4% increase over the quarter ended June 30, 2011. In addition, the failed financing transaction in 2011 only required an auditor’s compilation report whereas the Merger required Oryon to have fully audited financial statements, resulting in a 31.8% increase in accounting and audit expenses.

Interest Expense

Interest expense increased $40.3 thousand, or 70.4%, to $97.6 thousand for the three months ended June 30, 2012, from $57.3 thousand in the three months ended June 30, 2011. The principal reason for the increase in interest expense was the increase in the amortization of the debt discount for the beneficial conversion feature. The amortization of the debt discount for the beneficial conversion feature related to Oryon’s Series C-1 convertible notes payable, which was $53.2 thousand in the three months ended June 30, 2012, an increase of $31.4 thousand, or 144.4%, over the $21.8 thousand in the three months ended June 30, 2011, as shown in the table below. In the three months ended June 30, 2012, Oryon incurred interest expense of $7.3 thousand on short-term debt that did not exist in the prior year comparable quarter. In addition, accrued and unpaid interest on Oryon’s convertible notes payable increased $1.2 thousand, or 4.0%, to $32.2 thousand in the three months ended June 30, 2012, from $31.0 thousand in the three months ended June 30, 2011, due to the greater principal amount of convertible notes outstanding in 2012.

	For the quarter ended		For the quarter ended
	June 30, 2012		June 30, 2011		Change
	$	%	$	%	$	%
Interest expense on convertible notes payable	$32,234	33.0%	$30,993	54.1%	$1,241	4.0%
Interest expense on short-term debt	7,334	7.5%	—	0.0%	7,334	—
Amortization of debt discount related to warrants	4,835	5.0%	4,527	7.9%	308	6.8%
Amort. of Series C debt discount-beneficial conversion feature	53,204	54.5%	21,769	38.0%	31,435	144.4%

Total interest expense	$97,607	100.0%	$57,289	100.0%	$40,317	70.4%

Taxes

Since the Company’s operating subsidiary, Oryon, is a limited liability company and, as such, does not accrue or pay income taxes, the Company has not reported income taxes for periods prior to the Closing Date. For the quarter ended June 30, 2012, the Company incurred substantial losses and subsequently has no tax obligation. Although the incurred losses can be carried forward to offset future taxable income, within certain limitations, the Company cannot reliably forecast when profitable operations will occur. Accordingly, the Company has not recorded any deferred tax assets related to the losses incurred subsequent to the Merger.

Comparison of the Six Months ended June 30, 2012 to the Six Months ended June 30, 2011

Total Revenues

Total revenues for the six months ended June 30, 2012 decreased $60.8 thousand, or 86.0%, to $9.9 thousand for the six months ended June 30, 2012 from $70.6 thousand for the six months ended June 30, 2011. The decrease was primarily due to the decline in other revenues, combined with a decrease in the gross profit margin on product sales. In the first half of 2011, the Company received $36.0 thousand in revenues for applications design and tooling services, reported as “other revenues”.

Our gross profit on product sales revenues decreased $24.4 thousand, or 71.2%, to $9.9 thousand in the first half of 2012 from $34.3 thousand in the first half of 2011, primarily due to the 49.5% decrease in product sales. Cost of goods sold represented 70.1% of product sales revenues in the first half of 2012 as compared to 47.5% in the first half of 2011. Each of the Company’s sales is separately negotiated with the specific customer. The Company endeavors to obtain the highest sales price for its products that can be negotiated with the customer and does not establish sales prices based on a “cost plus” analysis. Therefore, the cost of goods sold as a percentage of product sales revenue can be expected to vary significantly from period to period depending on the specific customers’ product orders.

Operating Expenses

Total operating expenses for the six months ended June 30, 2012, increased $97.6 thousand, or 12.2%, to $899.3 thousand in the first six months of 2012 from $801.8 thousand in the first six months of 2011, as shown in the table below:

	For the six months ended		For the six months ended
	June 30, 2012		June 30, 2011		Change
	$	%	$	%	$	%
Total applications development exp.	$147,443	16.4%	$239,477	29.9%	$(92,034)	-38.4%
Total sales and marketing exp.	75,625	8.4%	55,587	6.9%	20,038	36.1%
Total general and administrative exp.	652,121	72.5%	475,496	59.3%	176,625	37.2%
Depreciation and amortization	24,137	2.7%	31,196	3.9%	(7,059)	-22.6%

Total operating expenses	$899,326	100.0%	$801,757	100.0%	$97,569	12.2%

The primary reason for the increase in total operating expenses is the 37.2% increase in general and administrative expenses, as discussed in the next section below.

Total applications development expenses decreased by $92.0 thousand, or 38.4%, due to (a) the $47.0 thousand, or 64.1%, decrease in materials, equipment, services expenses and (b) the $27.0 thousand, or 21.5%, decrease in wages, for the six months ended June 30, 2012 as compared to the six months ended June 30, 2011. Due to greater capital constraints in 2012 than in 2011, Oryon’s applications development personnel reduced their activities to a minimum, significantly decreasing materials purchases. A secondary reason for the decrease is the reduction in personnel that occurred in the second half of 2011.

Total sales and marketing expenses increased $20.0 thousand, or 36.0%, in the first half of 2012 as compared to the first half of 2011 primarily due to the $20.0 thousand payment to TractorBeam, a brand development firm, recorded as outside services expense in the first half of 2012. In addition, the Company paid $5.0 thousand as a sponsor fee for a trade show in the first half of 2012, increasing sales and marketing overhead expenses. Wages and payroll taxes and benefits were greater in the first half of 2011, as compared to the first half of 2012, due to a larger number of sales personnel in 2011, all of whom were subsequently terminated in the second half of 2011 when the Company experienced greater capital limitations.

General and Administrative Expenses

General and administrative expenses increased by $176.6 thousand, or 37.2%, to $652.1 thousand from $475.5 thousand largely due to the increase in payroll taxes/benefits and outside services expenses. Payroll taxes/benefits increased $59.6, or 217.9%, to $87.0 thousand in the first half of 2012 from $27.4 thousand in the first half of 2011, due to the $68.3 thousand increase in stock-based compensation expense that was $79.2 thousand in the six months ended June 30, 2012, as compared to $10.8 thousand in the first half of 2011. This increase in stock-based compensation expense is a direct result of the closing of the Merger on May 4, 2012, because the Merger accelerated the vesting of virtually all unvested options, thereby changing the fair value of all option grants affected by the change of control. Outside services expenses increased $82.5 thousand, or 42.5%, to $277.0 thousand in the first half of 2012 from $194.5 thousand in the first half of 2011, as shown in the table below.

	For the six months ended		For the six months ended
	June 30, 2012		June 30, 2011		Change
	$	%	$	%	$	%
Legal expenses	$146,740	53.0%	$150,913	77.6%	$(4,173)	-2.8%
Accounting and audit expenses	49,548	17.9%	22,708	11.7%	26,840	118.2%
Public relations expenses	5,000	1.8%	8,022	4.1%	(3,022)	-37.7%
Consulting	72,713	26.3%	8,083	4.2%	64,630	799.6%
Payroll processing expenses	1,519	0.6%	4,256	2.2%	(2,737)	-64.3%
Banking Fees	1,405	0.5%	499	0.3%	906	181.6%
Stock transfer agent fees	115	0.0%	—	0.0%	115	NM

Total G&A outside services	$277,040	100.0%	$194,481	100.0%	$82,559	42.5%

NM = Not Meaningful

The primary reason for the increase in outside services expenses was the increase in consulting costs. In connection with the Merger, the Company paid an independent financial advisor $37.5 thousand for services. In addition, at the Closing Date, one former senior executive’s status changed from being an employee on salary to being an independent consultant to the Company, resulting in $15.0 thousand in payments to the individual in the first half of 2012 being reported as outside services whereas compensation to the executive in 2011 was reported as wages.

In addition, there was an increase in the accounting expenses related to the Merger, as compared to the expenses related to the failed financing transaction with a private equity firm in 2011. Both transactions required extensive document preparation and review by an independent certified public accounting firm. However, the failed financing transaction only required an auditor’s compilation report whereas the Merger required Oryon to have fully audited financial statement resulting in a 118.2% increase in accounting and audit expenses.

Interest Expense

Interest expense increased $84.6 thousand, or 81.6%, to $188.4 thousand for the six months ended June 30, 2012, from $103.7 thousand in the six months ended June 30, 2011. The principal reason for the increase in interest expense was the increase in the amortization of the debt discount for the beneficial conversion feature. The amortization of the debt discount for the beneficial conversion feature related to Oryon’s Series C-1 convertible notes payable, which was $99.8 thousand in the first half of 2012, an increase of $66.6 thousand, or 200.4%, over the $33.2 thousand in the first half of 2011, as shown in the table below. In the first half of 2012, Oryon incurred interest expense of $14.5 thousand on short-term debt that did not exist in the prior year comparable period. In addition, accrued and unpaid interest on Oryon’s convertible notes payable increased $3.0 thousand, or 4.9%, to $64.5 thousand in the six months ended June 30, 2012, from $61.5 thousand in the first half of 2011, due to the greater principal amount of convertible notes outstanding in 2012.

	For the six months ended		For the six months ended
	June 30, 2012		June 30, 2011		Change
	$	%	$	%	$	%
Interest expense on convertible notes payable	$64,467	34.2%	$61,462	59.3%	$3,006	4.9%
Interest expense on short-term debt	14,473	7.7%	—		14,473	—
Amortization of debt discount related to warrants	9,599	5.1%	9,033	8.7%	566	6.3%
Amort. of Series C debt discount-beneficial conversion feature	99,825	53.0%	33,229	32.0%	66,596	200.4%

Total interest expense	$188,365	100.0%	$103,723	100.0%	$84,641	81.6%

Taxes

Since the Company’s operating subsidiary, Oryon, is a limited liability company and, as such, does not accrue or pay income taxes, the Company has not reported income taxes for periods prior to the Closing Date. For the six month period ended June 30, 2012, the Company incurred substantial losses and subsequently has no tax obligation. Although the incurred losses can be carried forward to offset future taxable income, within certain limitations, the Company cannot reliably forecast when profitable operations will occur. Accordingly, the Company has not recorded any deferred tax assets related to the losses incurred subsequent to the Merger.

Liquidity and Capital Resources

The Company believes that its cash on hand and working capital will be sufficient to meet its anticipated cash requirements through 2012. See Note 16 to Notes to the Consolidated Financial Statements for the quarter ended June 30, 2012. Not including capital expenditures and costs directly related to revenues, monthly operating expenditures are expected to range between $125,000.00 and $150,000.00 per month. Management anticipates that an additional $1,000,000 to $3,000,000 in excess of the financing provided by the Financing Agreement will be necessary to fund operations over the next twelve to twenty-four month period subsequent to the Closing Date. We do not currently have any material commitments for capital expenditures as of the end of the current period.

To meet our future objectives, we will need to meet our revenue objectives and sell additional equity and debt securities, which could result in dilution to current shareholders, or seek additional loans. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. We do not have any lending arrangements in place with banking or financial institutions and we do not anticipate that we will be able to secure these funding arrangements in the near future. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Our current cash requirements are significant due to planned development and marketing of our current products, and we anticipate generating additional operating monthly losses at least through the end of 2012. In order to execute on our business strategy, we will require additional working capital, commensurate with the operational needs of our planned marketing, development and production efforts. Our management anticipates that we should be able to raise sufficient amounts of working capital through debt or equity offerings, as may be required to meet our short-term obligations. However, changes in our operating plans, increased expenses, acquisitions, or other events, may cause us to seek additional equity or debt financing in the future. We anticipate continued and additional marketing, development and production expenses. Accordingly, we expect to continue to use debt and equity financing to fund operations for the next twelve months, as we look to expand our asset base and fund marketing, development and production of our products.

There are no assurances that we will be able to raise the required working capital on terms favorable to us, or that such working capital will be available on any terms when needed. Any failure to secure additional financing may force us to modify our business plan. In addition, we cannot be assured of profitability in the future.

We are not aware of any unusual or infrequent events or transactions or any significant economic changes that materially affected or could materially affect the amount of our reported income from operations.

Sources and uses of funds

As of June 30, 2012, the Company had cash and equivalents on hand of $468.4 thousand, and negative working capital of $608.6 thousand. Management of the Company believes that its cash on hand and working capital will be sufficient to meet its anticipated cash requirements through 2012 provided that the additional financing related to the Merger, as contemplated by the Financing Agreement, is successfully raised.

Oryon’s sales cycle timing varies depending on the type of customer being served. It can range from three months for certain specialty promotions to 12-18 months for certain branded products from first contact with a prospective customer until product sales revenues can be reported. During that period, Oryon works with the customer’s designs and engineers an application of its patented technology into the customer’s final product. This requires substantial co-development with the customer’s personnel to meet the needs of the customer. Accordingly, Oryon must have sufficient capital to fund administrative overhead, sales and marketing efforts and staffing expenses for an extended period of time before cash is received from customers.

In 2010, Oryon completed an exchange of the then existing Series A and Series B convertible notes payable for the newly issued Series C-1 and Series C-2 convertible notes payable, respectively. Each holder of a Series A or Series B note also received detachable warrants in connection with the exchange. This exchange was necessary to obtain a modification of the terms of the notes payable to enable Oryon to secure additional funding. In 2010, after the completion of the exchange, Oryon began issuing Series C-3 convertible notes payable, with detachable warrants, obtaining additional funding of $418.0 thousand in 2010 and $75.0 thousand in 2011. In addition, during the second half of 2011, Oryon issued $69.6 thousand in Series C-3 convertible notes payable, but without attached warrants, to the lessor of Oryon’s office space in lieu of cash rent payments for the period of July 1 through December 31. In January 2012, Oryon issued an additional $6.6 thousand in Series C-3 convertible notes payable, without attached warrants, to the same lessor in lieu of cash rent for the month of January 2012.

In early 2010, Oryon began negotiations with a private equity firm regarding an investment of $4.5 million into Oryon. In late summer 2010, Oryon and the private equity firm executed a term sheet. In November 2010, Oryon and the private equity firm executed an agreement titled “Draft Securities Purchase Agreement” based on the transaction proposed in the term sheet that would have provided Oryon with sufficient capital to fund its business plan for the foreseeable future. The letter of intent and the “Draft Securities Purchase Agreement” included a “no-shop” clause that effectively prevented Oryon from negotiating with any other potential source of funding until negotiations were terminated with the private equity firm. However, the private equity firm did not act in good faith, in management’s opinion, changing certain terms of the proposed transaction, failing to respond to Oryon’s communications and ultimately terminating the transaction without finalizing the contemplated “Series A Convertible Preferred Stock Purchase Agreement”. In attempting to complete the financing, Oryon incurred substantial legal expenses and accounting costs to meet the requirements of the private equity firm and to document the proposed transaction. By June 2011, it was evident that Oryon would not be able to obtain funding from the private equity firm and management took further steps to conserve cash and reduce overhead. In July 2011, Oryon terminated the services of all but two employees, cancelled consulting agreements and began contacting interested parties concerning short-term loans to continue funding a reduced level of operations. Several existing investors provided a total of $114.0 thousand in exchange for unsecured promissory notes. In addition, Oryon’s then chief executive officer provided additional financing of approximately $90.0 thousand by personally paying certain Oryon expenses and filing an expense reimbursement request that was recorded as an accounts payable obligation.

In October 2011, Oryon began discussions with another investment firm concerning a merger with a publicly-traded company and a financing plan that would raise $2 million in new equity capital for Oryon. A letter of intent was signed that same month and Oryon began working on a definitive merger agreement and on meeting the related requirements, including the completion of audited financial statements. The investment firm arranged for the Company to advance $725.0 thousand (prior to the Closing Date) to Oryon in exchange for promissory notes. The funding for the advances to Oryon was generated by the equity financing. Without this advance, Oryon would not have been able to complete the Merger. Between the Closing Date and June 30, 2012, the Company received an additional $775.0 thousand in exchange for the issuance of equity (consisting of 1,550,000 shares of common stock along with warrants having the right to purchase an additional 1,550,000 shares currently at $0.50 per share and a term of five years). On July 24, 2012, the Company received an additional $250.0 thousand in subscriptions for the issuance of equity (consisting of 500,000 shares of common stock along with warrants having the right to purchase an additional 500,000 shares currently at $0.50 per share and a term of five years).

To meet our future objectives, we will need to meet our revenue objectives and sell additional equity and debt securities, which could result in dilution to current shareholders, or seek additional loans. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Our current cash requirements are significant due to planned development and marketing of our current products, and we anticipate generating losses. In order to execute on our business strategy, we will require additional working capital, commensurate with the operational needs of our planned marketing, development and production efforts. Our management anticipates that we should be able to raise sufficient amounts of working capital through debt or equity offerings, as may be required to meet our short-term obligations. However, changes in our operating plans, increased expenses, acquisitions, or other events, may cause us to seek additional equity or debt financing in the future. We anticipate continued and additional marketing, development and production expenses. Accordingly, we expect to continue to use debt and equity financing to fund operations for the next twelve months, as we look to expand our asset base and fund marketing, development and production of our products.

There are no assurances that we will be able to raise the required working capital on terms favorable, or that such working capital will be available on any terms when needed. Any failure to secure additional financing may force the Company to modify its business plan. In addition, we cannot be assured of profitability in the future.

Net cash provided by (used in) operating activities

Net cash used in operating activities for the year ended December 31, 2011 was $(576.8) thousand, as compared to $(1,246.8) thousand for the year ended December 31, 2010. This decrease in cash used in operating activities was primarily due to the issuance of membership units in 2011 (a) in lieu of cash compensation to employees and (b) in lieu of rent. In addition, the net change in operating assets and liabilities provided cash of $330.3 thousand in 2011 as compared to only $139.9 thousand in 2010.

Net cash used in operating activities for the six months ended June 30, 2012 was $775.6 thousand, as compared to $16.5 thousand for the six months ended June 30, 2011. This increase in cash used in operating activities was primarily due to the benefit of the issuance of $112.3 thousand in shares in the first six months of 2011 in lieu of (a) cash compensation to employees and (b) rent payments on the Company’s office and production facility. In addition, the combined net change in operating assets and liabilities provided cash of $9.2 thousand in the six months ended June 30, 2012 as compared to providing cash of $487.4 thousand in the six months ended June 30, 2011, a change of $478.2 thousand. The funding provided by the issuance of equity in connection with the Merger, as discussed above, permitted the Company to reduce its outstanding accounts payable in the first six months of 2012, whereas financial constraints in the first six months of 2011 required OTLLC to extend its payment terms with vendors, reduce current assets and increase other current liabilities, all of which reduced the need for cash to be used in operating activities.

Net cash provided by (used in) investing activities

Net cash used in investing activities for the year ended December 31, 2011 was $Nil, compared to net cash used in investing activities for the year ended December 31, 2010 of $(24.3) thousand.

In the first half of 2012, the Company acquired a machine for $6.8 thousand to be used in the production of samples for prospective customers. There was no net cash provided by (used in) investing activities in the first half of 2011.

Net cash provided by financing activities

Net cash provided by financing activities was $524.1 thousand for the year ended December 31, 2011, as compared to $418.6 thousand for the year ended December 31, 2010. In both periods, the principal source of capital was the issuance of short-term, convertible promissory notes to individual investors.

Net cash provided by financing activities in the first six months of 2012 was $1,164.0 thousand as compared to $157.8 thousand in the first six months of 2011. In the first six months of 2012, the Company recorded $1,500.0 thousand from the issuance of equity (consisting of 3,000,000 shares of common stock along with warrants having the right to purchase an additional 3,000,000 shares at $0.75 per share and a term of five years), pursuant to the terms of subscriptions for $1,500.0 thousand that consisted of $325.0 thousand received in 2011 (advanced to Oryon before December 31, 2011), $400.0 thousand received in 2012 prior to the Closing (advanced to Oryon when received) and $775.0 thousand received after the Closing but before June 30, 2012. Since amounts were advanced to Oryon prior to the Closing, they were reported as notes receivable on the Registrant’s records and as notes payable on Oryon’s records. At Closing, when Oryon became a wholly owned subsidiary of the Registrant, the notes in an aggregate amount of $725.0 thousand (including $325.0 thousand recorded at December 31, 2011 as notes payable at OTLLC) became an intercompany receivable/payable and were cancelled. In the six months ended June 30, 2011, Oryon generated $75.0 thousand from the issuance of convertible notes and $80.0 thousand from the issuance of short-term promissory notes to individual investors.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

The following table outlines payments due under our significant contractual obligations over the periods shown, exclusive of interest:

	Payments due by Period
Contractual Obligations At December 31, 2011	Less than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total
Operating Lease Obligations	$79,164	$158,328	$98,955	$—	$336,447
Long-Term Debt Obligations	$—	$2,579,220	$—	$—	$2,579,220
Capital Expenditure Obligations	$—	$—	$—	$—	$—
Purchase Obligations	$—	$—	$—	$—	$—
Other Long-Term Liabilities	$—	$—	$—	$—	$—

The above table outlines our obligations as of December 31, 2011 and does not reflect any changes in our obligations that have occurred after that date.

The following table outlines payments due under our significant contractual obligations over the periods shown, exclusive of interest, as of June 30, 2012:

Payments Due by Period
Contractual Obligations At June 30, 2012	Less than One Year	One to Three years	Three to Five Years	More Than Five Years	Total
	($)	($)	($)	($)	($)
Operating lease obligations	79,164	158,328	59,373	—	296,865
Long-term debt obligations	—	2,585,816	—	—	2,585,816
Capital expenditure obligations	—	—	—	—	—
Purchase obligations	—	—	—	—	—
Other long-term obligations	—	—	—	—	—

The above table outlines our obligations as of June 30, 2012 and does not reflect any changes in our obligations that have occurred after that date.

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in its consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or engages in leasing, hedging or research and development services with it.

Critical Accounting Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect the amounts reported in the consolidated financial statements and the accompanying notes. Accounting estimates and assumptions are those that management considers to be the most critical to an understanding of the consolidated financial statements because they inherently involve significant judgments and uncertainties. All of these estimates reflect management’s judgment about current economic and market conditions and their effects based on information available as of the date of these consolidated financial statements. If such conditions persist longer or deteriorate further than expected, it is reasonably possible that the judgments and estimates could change, which may result in future impairments of assets, among other effects.

Significant estimates for Oryon include the carrying value of intangible assets and the value of equity instruments, including convertible notes, stock options, warrants, and membership units issued in lieu of cash.

Recently Issued Accounting Pronouncements

There have been no new accounting rules or pronouncements introduced in 2012 or 2011 that have had an effect of our financial conditions or results of operations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 30, 2012, with respect to the beneficial ownership of our common stock for (i) each director and officer, (ii) all of our directors and officers as a group, and (iii) each person known to us to own beneficially five percent (5%) or more of the outstanding shares of our common stock. As of September 30, 2012, there were 62,613,369 shares of common stock outstanding, which includes 1,000,000 shares to be issued in fulfillment of subscriptions and 27,111,248 shares issued in connection with the conversion of the Series C Notes as reported on the Company’s Form 8-K, dated August 31, 2012 No shares of our preferred stock were outstanding as of September 30, 2012.

To our knowledge, except as indicated in the footnotes to this table or pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares of common stock indicated.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percentage Beneficially Owned
Directors and Executive Officers
Thomas P. Schaeffer Chief Executive Officer and Director (2)(3)	2,250,000	3.58%
Mark E. Pape Chief Financial Officer, Director (2)(4)	1,271,832	2.02%
Larry L. Sears Director (2)(5)	60,000	0.10%
Jon S. Ross Director (2)	—	—
Richard K. Hoesterey Director (2)	—	—

All Officers and Directors as a Group (5 persons)	3,581,832	5.65%

5% Shareholders
MRM Acquisitions, LLC (2)(6)(9)	20,116,571	31.21%
Oryon Capital, LLC (7)(9)	27,282,271	41.70%
M. Richard Marcus (8)(9)	29,617,515	44.56%
Legacy Star Enterprises (10)	4,633,784	7.22%
Jackson Bennett LLC (11)	3,500,000	5.44%
Jerome Bresson Revocable Trust (12)	3,188,605	5.01%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the SEC, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2)	The address for this individual or entity is: 4251 Kellway Circle, Addison, Texas 75001.
(3)	Mr. Schaeffer owns 2 million restricted shares of Company common stock and 250,000 shares underlying vested equity options with an exercise price of $0.745 per share and a remaining term of approximately 10 years.
(4)	Includes 791,832 shares of Company common stock owned directly (received during 2011 in lieu of cash compensation) and 480,000 shares underlying vested equity options with a weighted average exercise price of $0.125 per share and a remaining term of approximately 8.5 years.
(5)	Consists of 60,000 shares underlying vested equity options with a weighted average exercise price of $0.125 per share and a remaining term of approximately 2.5 years.
(6)	Includes 18,269,747 shares of common stock owned directly and 1,846,824 shares underlying Series C Warrants to purchase common stock at $0.3125 per share. Oryon Capital, LLC owns 66.19% of the membership units of MRM Acquisitions, LLC and consequently has voting control and investment discretion over the securities held by MRM Acquisitions, LLC. As a result, Oryon Capital, LLC may be deemed to have beneficial ownership (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock owned by MRM Acquisitions, LLC.
(7)	Includes 6,194,972 shares of common stock owned directly by Oryon Capital, LLC, 970,728 shares underlying Series C Warrants to purchase common stock at $0.3125 per share held by Oryon Capital, LLC and 20,116,571 shares beneficially owned by MRM Acquisitions, LLC. See note (3) above. Mr. M. Richard Marcus, former Chief Executive Officer and Chairman of Oryon, is Chairman of the Board of Managers of Oryon Capital, LLC and owns 43.43% of the membership interests of Oryon Capital, LLC. Mr. Marcus disclaims voting control and investment discretion over the membership interests of MRM Acquisition and the equity securities of Oryon held by Oryon Capital, LLC.
(8)	Includes (a) 1,300,140 shares of common stock owned directly, (b) 983,104 shares underlying vested equity options with a weighted average exercise price of $0.17 per share and a weighted average remaining term of 6.3 years, (c) 52,000 shares underlying Series C Warrants to purchase common stock at $0.3125 per share and (d) 27,282,271 shares beneficially owned by Oryon Capital, LLC. Mr. Marcus is the former Chief Executive Officer and Chairman of Oryon and is currently the Chairman of the Boards of Managers of Oryon Capital, LLC and MRM Acquisitions, LLC. He owns 43.43% of the membership interests of Oryon Capital, LLC. He owns no membership units of MRM Acquisitions, LLC. Oryon Capital, LLC owns 66.19% of the membership units of MRM Acquisitions, LLC. See notes (6) and (7) above. Mr. Marcus disclaims voting control and investment discretion over Oryon Capital, LLC’s membership interests of MRM Acquisition, LLC and the equity securities of Oryon held by Oryon Capital, LLC. See note (7) above.
(9)	The address for this individual or entity is: 6335 W. Northwest Highway, Suite 212, Dallas TX 75225.
(10)	The address for this individual or entity is: 6828 Snider Plaza, Dallas TX 75205.
(11)	Includes 1,750,000 shares of common stock owned directly and 1,750,000 shares underlying currently exercisable warrants with an exercise price of $0.50 per share. The address for this entity is Henville Building, Charlestown, Nevis.
(12)	The address for this individual or entity is: P.O. Box 176, Narberth PA 19072

DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Position	Since
Thomas P. Schaeffer	60	Director, President and Chief Executive Officer	2012
Mark E. Pape	62	Director, Chief Financial Officer, Treasurer and Secretary	2012
Larry L. Sears	58	Director	2012
Jon S. Ross	48	Director	2012
Richard K. Hoesterey	70	Director	2012

Thomas P. Schaeffer, Director, President and Chief Executive Officer

Mr. Schaeffer has over 30 years of experience in sales and marketing, specializing in new product introductions to mature industries and sourcing niches for existing products in emerging categories. Mr. Schaeffer became President, Chief Executive Officer and a Director of the Company on May 4, 2012 and has served as President and Chief Executive Officer of Oryon since October 2011. From 1983 until present, Mr. Schaeffer has been the owner of Active Concepts, a sales and marketing company in the sportswear industry. From 2002 until 2008, Mr. Schaeffer served as National Sales Manager of Dallas Cowboys Merchandising, a sales and marketing company for Dallas Cowboys merchandise. Mr. Schaeffer began his career at Blue Ribbon Sports, which later became Nike Inc. In 1982, he formed Active Concepts, a sales and marketing company, that is still active. He co-founded Vino Family Vineyards, a winery in Napa Valley, California, and has consulted for major retailers in the United States. Mr. Schaeffer was the first National Sales Manager for the Dallas Cowboys, hiring and training the national sales force, and implementing the business plan to build the Dallas Cowboys merchandising department into a $100 million business. Mr. Schaeffer attended the University of California, San Diego. The Company believes that Mr. Schaeffer’s experience in sourcing, marketing, building sales teams and implementing new product introduction will be a valuable resource as the Company seeks to expand its business.

Mark E. Pape, Director, Chief Financial Officer, Secretary and Treasurer

Mr. Pape is a financial executive with over 30 years of experience in senior financial management, investment banking and auditing. Mr. Pape became Chief Financial Officer and a Director of the Company on May 4, 2012 and has served as the Chief Financial Officer of Oryon since October 2010. Mr. Pape has served as the Chairman of the Board of Directors of H2Options, Inc., a start-up water conservation design/installation firm, since September 2009. Mr. Pape served as a partner at Tatum LLC, an executive services firm, from August 2008 through November 2009. From November 2005 to December 2007, Mr. Pape served as Executive Vice President and Chief Financial Officer at Affirmative Insurance Holdings, Inc., a publicly-traded property and casualty insurance company specializing in non-standard automobile insurance, and served on its board of directors and audit committee from July 2004 to November 2005. Mr. Pape has served on the boards of directors of Wilhelmina International, Inc., a publicly-traded fashion model management company, since January 2011, YWire Technologies Inc., a start-up in the electrical energy conservation industry, since November 2009 and J.W. Resources Exploration & Development, Inc., a privately-held energy company, since June 2011. Mr. Pape was a member of the board of directors of Specialty Underwriters’ Alliance, Inc., a publicly-traded specialty property and casualty insurance company, from July 2009 through November 2009. From 1979 through 1991, Mr. Pape worked as an investment banker at several firms, including Bear, Stearns & Co., Inc., The First Boston Corporation and Merrill Lynch Capital Markets. Mr. Pape has been a Certified Public Accountant since 1975. He holds an MBA from Harvard Business School, a Masters in Hotel and Food Service Management from Florida International University and an AB degree from Harvard College. We believe that with Mr. Pape’s extensive experience as a business executive, Mr. Pape brings significant leadership, operational skills and public company director and executive experience to the Board. In addition, Mr. Pape’s background in finance and financial services, including his significant transactional experience, will be helpful to the Company as it grows.

Larry L. Sears, Director

Mr. Sears has over 25 years of experience in banking, finance and advisory services. Since August 2008, Mr. Sears has served as a Vice President of RB International Finance (USA) LLC, the U.S. subsidiary of Raiffeisen Bank International (“RBI”), a Vienna, Austria based banking and financial group with presence throughout Austria, Central and Eastern Europe, Russia, China, Singapore and the U.K. Mr. Sears was a Co-Founder and Principal of Venn Capital, LLC, a financial consulting firm where he held the position of President from June 2005 until February 2008. From April 2002 through April 2004, Mr. Sears held business development and underwriting positions for CSG Investments, Inc., providing financing to financially distressed companies. Mr. Sears also served as National Bank of Canada’s Group Vice President and Representative for the Southwestern U.S. Region from April 1985 until February 2001. Mr. Sears holds a Bachelor of Science in Business Administration degree from Kansas State University and conducted extensive post-graduate work at Oklahoma State University. He has served on the Finance Advisory Board for the Department of Finance at Kansas State University since 1994, holding various leadership positions. Mr. Sears’ brings to the Board his expertise and successful background in domestic and international banking, finance and capital advisory services for companies in a wide variety of industries and ranging in size from entrepreneurial startups to multinational corporations. His varied background and expertise in these areas is expected to bring financial and strategic acumen to management and the Board.

Jon S. Ross, Director

Mr. Ross has served as a Director of the Company since May 4, 2012. He has been a practicing attorney in Dallas, Texas since 1989. Mr. Ross has served as a Director for Cubic Energy, Inc., a company listed on the NYSE-MKT (formerly known as NYSE-Amex), since April 1998 and as Secretary since November 1998. He has served on several community and not-for-profit committees and boards. Mr. Ross is currently the President of Dallas Dynamite Wrestling Club, a not-for-profit corporation. Mr. Ross holds a B.B.A. in Accounting and a Juris Doctorate degree from the University of Texas. Mr. Ross’ broad legal experience is expected to provide our Board with legal perspectives regarding our operations and regulatory compliance.

Richard K. Hoesterey, Director

Richard K. Hoesterey is an experienced executive with over 35 years in general management and manufacturing operations management in a variety of industries including high tech electronics, industrial products, and power regulation. He served as the President and Chief Executive Officer and as a Director of Components Corporation of America from January 2000 to August 2009. In September 2009, he began serving as the President and Chief Executive Officer of R.K. Hoesterey & Associates to continue applying his expertise enhancing business performance and mentoring senior executives. He is a member of the National Association of Corporate Directors (NACD). Mr. Hoesterey earned a B.B.A. in Industrial Management from Clarkson University and also achieved lifetime certification (CPIM) from the American Production & Inventory Control Society. He has served on the board of directors of Micropac Industries, Inc. (member of the audit committee) since October 2010 and on the board of directors of Trulite, Inc. (chairman of the compensation committee and member of the audit committee) since May 2006. The Board of Oryon believes that Mr. Hoesterey’s extensive business experience, both as a senior executive and as a mentor to senior executives, brings significant leadership, operational skill and strategic acumen to Oryon’s management team and Board.

Terms of Office

The Company’s directors are appointed for a one-year term to hold office until the next annual general meeting of the Company’s shareholders or until removed from office in accordance with the Company’s Bylaws (“Bylaws”) and the provisions of the Nevada Revised Statutes. The Company’s directors hold office after the expiration of his or her term until his or her successor is elected and qualified, or until he or she resigns or are removed in accordance with the Company’s Bylaws and the provisions of the Nevada Revised Statutes.

The Company’s officers are appointed by the Company’s Board of Directors and hold office until removed by the Board of Directors in accordance with the Company’s Bylaws and the provisions of the Nevada Revised Statutes.

Involvement in Certain Legal Proceedings

To the best of our knowledge, no director, executive officer, significant employee or control person of the Company, or any incoming officer or director has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Committees of the Board

Prior to the Closing, the Board of Directors held no formal meetings during the fiscal year ended January 31, 2012. All proceedings of the Board of Directors were conducted by resolutions consented to in writing by the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the Nevada Revised Statutes and the Bylaws of our Company, as valid and effective as if they had been passed at a meeting of the directors duly called and held. We do not presently have a policy regarding director attendance at meetings.

Prior to the Closing, we did not have standing nominating or compensation committees, or committees performing similar functions. Due to the size of our Board, our Board of Directors believed that it was not necessary to have standing nominating or compensation committees at that time because the functions of such committees were adequately performed by our Board of Directors. Prior to the Closing, we did not have a nominating or compensation committee charter as we did not have such committees.

After the change in the Board of Directors in connection with the Merger, the new Board of Directors appointed members to a Nominating and Corporate Governance Committee and a Compensation Committee. The members of the Compensation Committee are Messrs. Hoesterey and Ross. The members of the Nominating and Corporate Governance Committee are Messrs. Hoesterey, Ross and Sears. The charters of the Nominating and Corporate Governance Committee and the Compensation Committee are available on our website at www.oryontech.com.

Audit Committee

The Charter of the Audit Committee of the Board of Directors sets forth the responsibilities of the Audit Committee. The primary function of the Audit Committee is to oversee and monitor the Company’s accounting and reporting processes and the audits of the Company’s financial statements. Prior to the Merger, our audit committee was comprised of Crystal Coranes, our former President, and Rizalyn Cabrillas, our former Chief Financial Officer and Secretary. Neither Ms. Coranes nor Ms. Cabrillas can be considered an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

Prior to Closing, we believed that our current audit committee was capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting and that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development and the fact that we have not generated any positive cash flows from operations to date.

Since inception, our Audit Committee has conducted their business entirely by consent resolutions and have not met, as such.

Following the Merger, the Board appointed new members to our Audit Committee. The members of the Audit Committee are Messrs. Sears, Ross and Hoesterey, with Mr. Sears serving as chairman. The Board has determined that each member of the Audit Committee is independent. Mr. Sears qualifies as the “audit committee financial expert”.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and shareholders holding more than 10% of our outstanding Common Stock to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of our Common Stock. Executive officers, directors, and persons who own more than 10% of our Common Stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of Forms 3, 4, and 5 delivered to us as filed with the SEC during our most recent fiscal year, all current executive officers and directors have made their required Section 16(a) filings but Ms. Coranes and Ms. Cabrillas have not made any of their required Section 16(a) filings.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Nominations to the Board of Directors

Our directors take a critical role in guiding our strategic direction and oversee the management of the Company. Board of Director candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the shareholders, diversity, and personal integrity and judgment.

In addition, directors must have time available to devote to Board activities and to enhance their knowledge in the growing business. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.

In carrying out its responsibilities, the Board of Directors will consider candidates suggested by shareholders. If a shareholder wishes to formally place a candidate’s name in nomination, however, such shareholder must do so in accordance with the provisions of the Company’s Bylaws. Suggestions for candidates to be evaluated by the proposed directors must be sent to the Board of Directors, c/o Oryon Holdings, Inc., 4251 Kellway Circle, Addison, Texas, 75001.

Board Leadership Structure and Role on Risk Oversight

Prior to the Closing, Ms. Coranes served as the Company’s Chief Executive Officer, President and a Director. We determined this leadership structure was appropriate for the Company due to our small size and limited operations and resources. After the Closing, the Board of Directors evaluated the Company’s leadership structure and elected the current executive officers.

Subsequent to the closing of the Merger, the Board of Directors has established procedures to determine an appropriate role for the Board of Directors in the Company’s risk oversight function.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our Board of Directors and the Board of Directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

Board Compensation

We have no standard arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. However, we intend to review and consider future proposals regarding board compensation. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Executive Compensation - Former Executive Officers

No director, officer or employee received compensation during the Registrant’s last fiscal year.

Executive Compensation - New Executive Officers

The following summary compensation table indicates the cash and non-cash compensation earned from Oryon during the fiscal years ended December 31, 2011 and 2010 by the executive officers of Oryon and each of the other two highest paid executives or directors, if any, whose total compensation exceeded $100,000 during those periods.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus	Stock Awards	Option Awards (l)		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
M. Richard Marcus(a)	2011	$159,986	(e)	— —	— —	— 29,657	(j)	— —	— —	$159,986
	2010	$154,250	(f)							$183,907

Thomas P. Schaeffer(b)	2011	$68,750	(g)	— —	— —	— —		— —	— —	$68,750
	2010	—								—

Mark E. Pape(c)	2011	$118,623	(h)	— —	— —	— 22,243	(k)	— —	— —	$118,623
	2010	$28,656	(i)							$50,899

Jeffrey M. Fiedelman(d)	2011	—		— —	— —	— —		— —	— —	—
	2010	$80,000								$80,000

(a)	Mr. Marcus resigned as Chief Executive Officer and President effective October 24, 2011, when Mr. Schaeffer was appointed to those positions. Mr. Marcus retained the position of the Chairman of the Board of Managers of Oryon.
(b)	Mr. Schaeffer began working for Oryon on July 15, 2011 and was appointed to the positions of Chief Executive Officer and President of Oryon effective October 24, 2011.
(c)	Mr. Pape was appointed to the position of Chief Financial Officer of Oryon effective October 11, 2010.
(d)	Mr. Fiedelman resigned as Chief Financial Officer of Oryon effective August 31, 2010.

(e)	Mr. Marcus’s 2011 compensation included $97,468 for which he received stock valued at $0.125 per share in lieu of cash compensation. It also included $38,750 that was accrued in 2011 as deferred compensation expense and remains unpaid as of the date hereof.
(f)	Mr. Marcus’s 2010 compensation included $53,250 that was deferred until January 2011 when he received 426,000 shares valued at $0.125 per share in lieu of the deferred compensation.
(g)	Mr. Schaeffer’s 2011 compensation included $53,750 that was accrued in 2011 as deferred compensation expense and remains unpaid as of the date hereof.
(h)	Mr. Pape’s 2011 compensation included $70,323 for which he received 562,584 shares valued at $0.125 per share in lieu of cash compensation. It also included $31,333 that was accrued in 2011 as deferred compensation expense and remains unpaid as of the date hereof.
(i)	Mr. Pape’s entire 2010 compensation was deferred until January 2011 when he received 229,248 shares valued at $0.125 per share in lieu of the deferred compensation.
(j)	On November 1, 2010, Mr. Marcus was granted options to purchase 640,000 shares at $0.125 per share. The options have a ten-year term and vest at a rate of 25% per year beginning with the first anniversary of the grant.
(k)	On November 1, 2010, Mr. Pape was granted options to purchase 480,000 shares at $0.125 per share. The options have a ten-year term and vest at a rate of 25% per year beginning with the first anniversary of the grant.
(l)	Amounts in this column reflect the dollar amount recognized in 2010 for financial reporting purposes in accordance with FASB ASC Topic 718, except that we excluded the effect of estimated forfeitures related to service-based conditions pursuant to SEC rules. See Note 14 to Oryon’s Audited Consolidated Financial Statements for the years ended December 31, 2011 and 2010, which are incorporated herein, for a discussion of Oryon’s valuation methodology and assumptions.

None of our executive officers or directors received, nor do we have any arrangements to pay out, any bonus, stock awards, option awards, non-equity incentive plan compensation, or non-qualified deferred compensation other than as noted in the table above.

Executive Employment Agreements

On September 6, 2012, we entered into an employment agreement with Mr. Schaeffer, our President and Chief Executive Officer. The agreement provides for an initial term of employment of two years from September 6, 2012 (the “Effective Date”), with automatic one-year renewal periods. The agreement establishes a base salary of $223,750 for the first year and $150,000 for subsequent years, and a minimum bonus of $25,000 for the year ending December 31, 2012. Mr. Schaeffer is also entitled to any other bonus that may be awarded by the Compensation Committee. The agreement also provides for the grant of options to purchase 500,000 shares of common stock on the Effective Date, and an additional 500,000 shares on each of the first two anniversaries of the Effective Date, to the extent that Mr. Schaeffer’s employment is continuing at that time. If Mr. Schaeffer’s employment is terminated prior to the end of the term by (a) the Company without Cause (other than due to Mr. Schaeffer’s death or Disability), (b) Mr. Schaeffer for Good Reason or (c) the Company for any reason within 12 months after a Change in Control, then the Company is required to pay a lump sum amount equal to 200% of Mr. Schaeffer’s annual base salary in effect as of his termination, a prorated bonus, and certain other amounts as provided in the agreement depending on the termination date. The foregoing capitalized terms have the meanings given to them in the agreement.

Potential Payments Upon Termination or Change-in-Control

We had no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control as of the end of our last completed fiscal year. Subsequent to the end of our last completed fiscal year, we entered into an employment agreement with Mr. Schaeffer. In the event of Mr. Schaeffer’s termination of employment by (a) the Company without Cause (other than due to his death or Disability), (b) Mr. Schaeffer for Good Reason or (c) the Company for any reason within 12 months of a Change in Control, assuming such termination occurred on September 6, 2012 (the date of Mr. Schaeffer’s employment agreement), the Company would be required to pay Mr. Schaeffer an amount equal to $546,250, plus the cost to cover Mr. Schaeffer and his dependents under the Company’s medical plans for one year.

In the event of a termination of employment as a result of Mr. Schaeffer’s death or disability, the Company is required to pay to Mr. Schaeffer or his estate all of the proceeds from insurance policies maintained by the Company covering Mr. Schaeffer, plus the costs of Mr. Schaeffer and his dependents under the Company’s medical plans for one year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

There are no family relationships between any of our former directors or executive officers and the current directors and officers. During our fiscal year ended January 31, 2012 and the previous fiscal year, there were no transactions with related parties other than as noted below. To our knowledge, the officers and directors of the Company elected in conjunction with the Merger were not directors of the Company prior to the Merger, did not hold any position with the Company prior to the Merger, other than Mr. Schaeffer who was a Company shareholder, and have not been involved in any material proceeding adverse to the Company or its subsidiaries or have a material interest adverse to the Company or its subsidiaries, or any transactions with the Company or any of its directors, executive officers, affiliates, or associates that are required to be disclosed pursuant to the rules and regulations of the SEC.

In accordance with the Merger Agreement, upon the effectiveness of the Merger, the Oryon Members received approximately 50% of the issued and outstanding common stock of the Company. Mr. Pape, one of our new directors and chief financial officer, was a member of Oryon. Accordingly, Mr. Pape was issued certain shares of our Common Stock in connection with the Merger Agreement in exchange for his membership units of Oryon.

Other than the transactions, including the Merger Agreement, noted above, there are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last three completed fiscal years, and in which any of the current directors or officers or the incoming directors and officers had or will have a direct or indirect material interest. There is no material plan, contract or arrangement (whether or not written) to which any of the current directors or officers or the incoming directors and officers is a party or in which they participate that is entered into or material amendment in connection with our appointment of any of the current directors or officers or the incoming directors and officers, or any grant or award to any of the current directors or officers or the incoming directors or officers or modification thereto, under any such plan, contract or arrangement in connection with our appointment of any of the current directors or officers or the incoming directors and officers.

Review, Approval or Ratification of Transactions with Related Persons

Although we have adopted a Code of Business Ethics and Control, we still rely on our Board to review related party transactions on an ongoing basis to prevent conflicts of interest. Our Board reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to our Board for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If our Board finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. Our Board approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company.

Director Independence

Until the Closing Date of the Merger, we did not have any independent directors on our Board of Directors. Of our current directors, Messrs. Sears, Ross and Hoesterey have been determined to be independent. We evaluate independence by the standards for director independence established by applicable laws, rules, and listing standards, including, without limitation, the standards for independent directors established by the New York Stock Exchange, Inc., the NASDAQ National Market, and the SEC.

Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or two percent of that other company’s consolidated gross revenues.

DESCRIPTION OF SECURITIES

The following information describes our capital stock and provisions of our articles of incorporation and our bylaws, all as in effect upon the Closing of the Merger. This description is only a summary. You should also refer to our articles of incorporation and bylaws which have been incorporated by reference or filed with the Securities and Exchange Commission as exhibits to this Registration Statement.

General

Our authorized capital stock consists of 600,000,000 shares of common stock at a par value of $0.001 per share, of which 15,800,000 shares were issued and outstanding immediately prior to the Closing of the Merger after giving effect to the cancellation of an aggregate of 45,000,000 shares held by former shareholders, including 13,000,000 shares held by Mr. Coranes and Ms. Cabrillas, our former officers and directors. At August 31. 2012, there were 62,613,369 shares outstanding, including unfulfilled subscription agreements for 1,000,000 shares of Company common stock and 27,111,248 shares in the process of being issued in connection with the conversion of the Series C Notes (including accrued interest) into common stock as reported in the Company’s Form 8-K, dated August 31, 2012. In addition, we are authorized to issue 50,000,000 shares of preferred stock at a par value of $0.001 per share, of which zero shares were issued and outstanding immediately prior to the Closing of the Merger.

Common Stock

The holders of Common Stock are entitled to one vote per share. They are not entitled to cumulative voting rights or preemptive rights. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. However, the current policy of the Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of Common Stock are entitled to share ratably in all assets that are legally available for distribution after payment in full of any preferential amounts. The holders of Common Stock have no subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Board of Directors and issued in the future. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

In accordance with our Articles of Incorporation, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of preferred stock. To date, the Company has not issued any shares of preferred stock or designated any class of preferred stock. No shares of preferred stock are outstanding.

Outstanding Options, Warrants and Convertible Securities

Warrants for 8,121,112 shares of common stock, with an exercise price of $0.3125 per share were issued as of the Closing in exchange for all of the Oryon warrants outstanding immediately prior to the Closing. In addition, as of the Closing there were outstanding Series A Warrants with the right to purchase 1,450,000 shares of Company stock, each with a current exercise price of $0.50 per share, related to the $725,000 portion of the financing as contemplated in the Merger Agreement that was completed as of the Closing. In connection with the Merger, each outstanding equity option to purchase an Oryon membership unit was exchanged for an option to purchase eight (8) shares of the Company’s common stock under the Company’s 2012 Equity Incentive Plan. As a result of the Merger, certain of the Oryon equity options are immediately vested. Immediately prior to Closing, there were 345,388 options to purchase Oryon units outstanding, of which 295,388 were fully vested as of Closing. This resulted in the issuance of options to purchase 2,763,104 shares of the Company’s common stock (2,363,104 fully vested at issuance) at prices ranging from $0.125 per share to $0.625 per share.

As of the Closing, the Company had outstanding convertible securities with the issued face amount (excluding accrued and unpaid interest) of $2.6 million, consisting of: (a) $972.1 thousand Series C-1 Notes, (b) $1,044.6 thousand Series C-2 Notes, and (c) $569.2 thousand Series C-3 Notes (collectively, the Series C Notes). Immediately after the Closing, the Series C Notes and all accrued but unpaid interest were convertible to Company common stock at the rate of $0.0625 (Series C-1 Notes), $0.1875 (Series C-2 Notes) or $0.15 (Series C-3 Notes) under certain conditions, as specified in the Notes. The Series C Notes were convertible into common stock in the event that Oryon received a qualified financing of at least $2 million.

As of August 31, 2012, the Company received an aggregate amount of $2.0 million from the issuance of common stock pursuant to the Financing Agreement. As a result, all of the Company’s Series C Notes were automatically converted into shares of common stock of the Company on August 31, 2012. The Series C Notes, with aggregate outstanding principal of $2,585.8 thousand and aggregate accrued and unpaid interest of $226.2 thousand, were converted into an aggregate of 27,111,248 shares of common stock.

Change in Fiscal Year

In connection with the Merger, the Company’s Board of Directors changed the Company’s fiscal year end from January 31 to December 31, effective immediately. Accordingly, the Company will file its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 with the SEC on or before March 31, 2013. As the transition period covers one month or less, in accordance with the SEC’s transition report rules as set forth in Rule 13a-10, the Company need not file a separate transition report and the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2012 contained the necessary financial information for the transition period.

Amended & Restated Bylaws

In connection with the Merger, the Company’s Board of Directors adopted Amended & Restated Bylaws of the Company, effective as of the Closing Date (the “New Bylaws”). The following discussion briefly summarizes the significant differences between the previous Bylaws of the Company (the “Old Bylaws”) and the New Bylaws.

Annual and Special Meetings of Shareholders

The Old Bylaws provide that the annual meeting of shareholders shall be held on the first Tuesday of August of each year at 2:00 PM. The New Bylaws provide that the Board of Directors shall determine the place and time of the annual meeting of shareholders in their sole discretion. The Old Bylaws provide that special meetings of shareholders may only be called by the President or the Board of Directors or by one or more shareholders holding not less than 10% of the voting power of the Company. The New Bylaws provide that special meetings of shareholders may be called by the President, Chief Executive Officer, Chairman of the Board, the Board of Directors or by one or more shareholders holding not less than 10% of the voting power of the outstanding shares entitled to vote.

Voting of Shares

The New Bylaws provide that the Company’s Secretary shall prepare, or cause to be prepared, at least eleven days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof, and that such list shall be open to the examination of any shareholder during usual business hours at least ten days prior to the meeting. In addition, the New Bylaws include qualification language regarding the rights of any one or more series of preferred stock voting separately by class or series, if any, with respect to the votes required at any shareholder meeting. The Old Bylaws did not contain either of the foregoing provisions regarding voting of shares.

Newly Created Directorships and Vacancies

The New Bylaws provide that whenever holders of any class or series of shares or group of classes or series of shares are entitled to elect one or more directors by the provisions of the Company’s amended and restated Articles of Incorporation, any vacancies in such directorships and any newly created directorships of such class, series or group to be filled by reason of an increase in the number of such directors may be filled only by (i) the affirmative vote of (A) a majority of the directors elected by such class, series or group, then in office or (B) the sole remaining director so elected or (ii) the vote of the holders of the outstanding shares of such class, series or group. The Old Bylaws did not contain the foregoing provision.

Special Meetings of the Board of Directors

The Old Bylaws provide that special meetings of the Board of Directors may be called at any time by the President, by any Vice President or by any two directors. The New Bylaws provide that special meeting of the Board of Directors may be called by the Chairman of the Board or the President, or by a majority of the directors then in office.

Uncertificated Shares

The New Bylaws include a provision that the Board of Directors may provide for the issuance of uncertificated shares, consistent with Section 78.235 of the Nevada Revised Statutes. This provision will allow the Company to issue its authorized capital stock as uncertificated shares. There will be no change to the Company’s capital stock as a result of its ability to issue uncertificated shares. The Old Bylaws provide that a certificate or certificates for shares of the capital stock of the Company shall be issued to each shareholder when any such shares are fully paid up. The Old Bylaws did not contain a provision relating to uncertificated shares.

Indemnification

Although both the Old Bylaws and New Bylaws provide for the indemnification of directors or officers of the Company to the full extent permitted by law, the New Bylaws also provide additional detail with respect to the types of claims for which such individuals may be indemnified, exceptions to the Company’s indemnification requirements, expense reimbursement, determination that indemnification is proper, and insurance.

In addition, the New Bylaws update the form and certain immaterial content of the Old Bylaws and also include administrative and stylistic changes which have not been detailed herein. The adoption of the New Bylaws will not alter the directors’ fiduciary obligations to the Company, and the Board believes the New Bylaws are in the best interests of the Company’s shareholders as they provide the Company with the flexibility necessary to carry out its business plan and attract strategic partners.

The discussion above is qualified in its entirety by reference to the full text of the New Bylaws filed as Exhibit 3.2(b) to our Current Report on Form 8-K dated May 4, 2012.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Effective May 4, 2012, Madsen & Associates CPA’s Inc. (“Madsen”) was dismissed as the Company’s independent registered public accounting firm. Madsen’s report for the fiscal year ended January 31, 2012 was on the Company’s financial statements for the Company’s former operations prior to the reverse acquisition. On May 4, 2012, the Company completed a reverse acquisition with Oryon, which became the operations of the Company and the accounting acquirer on a going forward basis.

The dismissal of Madsen as the independent registered public accounting firm was approved by the Company’s Audit Committee.

The reports of Madsen regarding the Company’s financial statements for the fiscal years ended January 31, 2012 and 2011 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report of Madsen on the Company’s financial statements for fiscal years ended January 31, 2012 and 2011 contained an explanatory paragraph which noted that there was substantial doubt about the Company’s ability to continue as a going concern.

During the years ended January 31, 2012 and 2011, and during the period from January 31, 2012 to May 4, 2012, the date of dismissal, (i) there were no disagreements with Madsen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Madsen would have caused it to make reference to such disagreement in its reports; and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided Madsen with a copy of the foregoing disclosures and requested that Madsen furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter was filed as Exhibit 16.1 to our Current Report on Form 8-K, as amended, dated May 4, 2012.

Effective May 4, 2012, the Board of Directors of the Company engaged Montgomery, Coscia, Greilich LLP (“MCG”) as its independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2012. MCG is the independent registered accounting firm for Oryon, and its report on the financial statements of Oryon at December 31, 2011 and 2010 and for the two years in the period then ended are included in the Current Report on Form 8-K, as amended, dated May 4, 2012.

During each of the Company’s two most recent fiscal years and through the interim periods preceding the engagement of MCG, the Company (a) has not engaged MCG as either the principal accountant to audit the Company’s financial statements, or as an independent accountant to audit a significant subsidiary of the Company and on whom the principal accountant is expected to express reliance in its report; and (b) has not consulted with MCG regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by MCG concluding there was an important factor to be considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event, as that term is described in Item 304(a)(1)(v) of Regulation S-K.

QUANTITATIVE AND QUALITATIVE DISCLOSURE OF MARKET RISK

The Company does not have any market risk sensitive instruments.

CONTROLS AND PROCEDURES

Our management, on behalf of the Company, has considered certain internal control procedures as required by the Sarbanes-Oxley Act of 2002 (“SOX”) Section 404(a). Internal controls are a mechanism to ensure objectives are achieved and are under the supervision of the Company’s management. Good controls encourage efficiency, compliance with laws and regulations, sound information, and seek to eliminate fraud and abuse. These control procedures provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Internal control is “everything that helps one achieve one’s goals - or better still, to deal with the risks that stop one from achieving one’s goals.” Internal controls are mechanisms that are there to help the Company manage risks to success.

In other words, control activities are the policies and procedures that help ensure the Company’s management directives are carried out. They help ensure that necessary actions are taken to address risks to achievement of the Company’s objectives. Control activities occur throughout the Company, at all levels and in all functions. They include a range of activities as diverse as approvals, authorizations, verifications, reconciliations, reviews of operating performance, security of assets and segregation of duties.

As of June 30, 2012 (the “Evaluation Date”), the Company’s management assessed the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and SEC guidance on conducting such assessments. Management concluded that, during the quarter and six month period ended June 30, 2012, internal controls and procedures were not effective to detect the inappropriate application of US GAAP rules. Management determined that there are deficiencies in the design or operation of the Company’s internal control that adversely affected the Company’s internal controls that management considers being material weaknesses.

In the light of management’s review of internal control procedures as they relate to COSO and the SEC the following were identified:

•

Through the closing of the Merger on May 4, 2012, the Company’s Audit Committee did not function as an Audit Committee should, since there was a lack of independent directors on the Audit Committee and the Board of Directors had not identified an “expert”, one who is knowledgeable about reporting and financial statements requirements, to serve on the Audit Committee.

•	The Company has limited segregation of duties, which is not consistent with good internal control procedures.

•

The Company does not have a written internal control procedures manual that outlines the duties and reporting requirements of the Directors and any staff to be hired in the future. This lack of a written internal control procedures manual does not meet the requirements of the SEC or for good internal control.

•	There are no effective controls instituted over financial disclosure and the reporting processes.

Management determined that the weaknesses identified above have not affected the financial results of the Company due to the Company’s operational and financial inactivity since inception. Effective as of the closing of the Merger on May 4, 2012, five new directors were elected to the Board of Directors as disclosed in the Company’s Current Report on Form 8-K, as amended, dated May 4, 2012. At the new Board’s first meeting on May 18, 2012, the three independent board members were elected to serve on the Audit Committee, including an identified “expert” on the Audit Committee to advise other members as to correct accounting and reporting procedures. Appointing independent members to the Audit Committee and using the services of an expert on the Audit Committee will greatly improve the overall performance of the Audit Committee.

The Company will endeavor to correct the other above noted weaknesses in internal control once it has adequate funds to do so. With the addition of the new board members in connection with the Merger and the planned increase in administrative staff, the segregation of duties issue will be addressed in part and internal control will be significantly improved. The Audit Committee appointed subsequent to the Closing of the Merger has directed management to develop a written policy manual outlining the duties of each of the officers and staff of the Company to facilitate better internal control procedures.

Management will continue to monitor and evaluate the effectiveness of the Company’s internal controls and procedures and its internal controls over financial reporting on an ongoing basis and is committed to taking further action and implementing additional enhancements or improvements, as necessary and as funds allow.

There were no adverse changes in the Company’s internal controls or in other factors that could affect its disclosure controls and procedures subsequent to the Evaluation Date, nor any significant deficiencies or material weaknesses in such disclosure controls and procedures requiring corrective actions, except as noted above.

As more fully described above, in connection with the Merger, on the Closing Date, we issued a total of 16,502,121 shares of our common stock to the Oryon members.

Warrants (the Series C Warrants) for 8,121,112 shares of common stock, with an exercise price of $0.3125 per share have been issued in connection with the Closing in exchange for all Oryon warrants outstanding immediately prior to the Closing.

In addition, at Closing there were outstanding Series A Warrants with the right to purchase 1,450,000 shares of Company common stock, each with an original exercise price of $0.75 per share, related to the $725,000 portion of the financing as contemplated in the Merger Agreement that was completed as of the Closing. Between the Closing Date and June 30, 2012, additional Series A Warrants were issued having the right to purchase 1,550,000 shares of Company common stock, each with an original exercise price of $0.75 per share, related to the $775,000 portion of the financing as contemplated in the Merger Agreement that was completed after the Closing but before June 30, 2012. After June 30, 2012, on July 24, 2012, additional Series A Warrants were issued having the right to purchase 500,000 shares of Company common stock, each with an original exercise price of $0.75 per share, related to the $250,000 portion of the financing as contemplated in the Merger Agreement. In addition, on August 31, 2012, additional Series A Warrants were issued having the right to purchase 500,000 shares of Company common stock, each with an original exercise price of $0.75 per share, related to the $250,000 portion of the financing as contemplated in the Merger Agreement. The exercise price of all of the Series A Warrants was reduced to the current exercise price of $0.50 per share from the original exercise price of $0.75 per share on September 25, 2012, pursuant to an action of the Company’s board of directors. .

In connection with the Merger, each outstanding incentive option to purchase an Oryon membership unit as of the Closing Date was exchanged for an option to purchase eight (8) shares of the Company’s common stock under the Company’s 2012 Equity Incentive Plan. Immediately prior to Closing, there were 345,388 options to purchase Oryon membership units outstanding. This resulted in the issuance of options to purchase 2,763,104 shares of the Company’s common stock at prices ranging from $0.125 per share to $0.625 per share.

Reference is made to the disclosures set forth under Item 2.01 of the Company’s Current Report on Form 8-K, as amended, dated May 4, 2012, which disclosures are incorporated herein by reference.

The foregoing issuances of the common stock, warrants, and options to the stakeholders of Oryon pursuant to the Merger Agreement, and the issuance of Series A Warrants, were exempt from registration because such issuances did not involve a public offering in accordance with Regulation D or were offshore transactions in accordance with Regulation S.

SELLING SHAREHOLDERS

This prospectus relates to the registration of shares of our outstanding common stock, plus shares issuable upon exercise of warrants to purchase shares of our common stock. The selling shareholders are not broker-dealers or affiliates of a broker-dealer. Because the shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the issuance of those shares was not registered with the SEC, the selling shareholders currently hold “restricted stock.”

The following table sets forth, to the best of our knowledge, information concerning the selling shareholders, the number of shares currently held by the selling shareholders, the number of shares to be offered and sold by the selling shareholders and the amount and percentage of common stock that will be owned by the selling shareholders following the offering (assuming sale of all shares of common stock being offered) by the selling shareholders:

	Number of Shares Owned Before Offering				Number of Shares Owned After Offering
Name of Selling Shareholder	No. of Shares	Warrant Shares	Percent of Class	Shares Offered	No. of Shares	Percent of Class
Maxum Overseas Fund (1)	700,000	700,000	2.21%	1,400,000	-0-	—
Jackson Bennett LLC (2)	1,750,000	1,750,000	5.44%	3,500,000	-0-	—
Fairlane Holdings Inc. (3)	1,050,000	1,050,000	3.30%	2,100,000	-0-	—
Newmarket Traders Ltd. (4)	500,000	500,000	1.58%	1,000,000	-0-	—
Martin J. Cohen (5)	43,200	133,335	*	176,535	-0-	—

Total	4,043,200	4,133,335		8,176,535

*	Less than 1%.
(1)

Includes 700,000 shares held by Maxum Overseas fund and 700,000 warrants held by Maxum Overseas Fund. Kenneth Taves is authorized signatory and managing director of Maxum Overseas Fund and has voting authority of these shares. The address of Maxum Overseas Fund is Hastings Financial Centre, 2nd Floor Hastings Christ Church Barbados, BB15154.

(2)	Includes 1,750,000 shares held by Jackson Bennett LLC and 1,750,000 warrants held by Jackson Bennett LLC. Ariel Sta. Cruz has signing authority of Jackson Bennett LLC and voting authority of these shares. The address of Jackson Bennett LLC is Henville Building, Charlestown Nevis.
(3)	Includes 1,050,000 shares held by Fairlane Holdings Inc., and 1,050,000 warrants held by Fairlane Holdings Inc. Ester Barrios is authorized signatory of Fairlane Holdings Inc and voting authority of these shares. The address of Fairlane Holdings Inc. is 60 Market Square, Belize City, Belize.
(4)	Includes 500,000 shares held by Newmarket Traders Ltd., and 500,000 warrants held by Newmarket Traders Ltd. Justiniand Espitu is authorized signatory of Newmarket Ltd. and voting authority of these shares. The address of Newmarket Traders Ltd. is Quantum Building #29, Caribbean Commercial Centre, The Valley, British Anguilla.
(5)	Includes 43,200 shares and 133,335 warrants held by Mr. Cohen. The address of Mr. Cohen is P. O. Box 969, Rockwall, Texas 75087.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling shareholders as to any plan of distribution. Distributions of the shares by the selling shareholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the shares may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the shares may be sold include:

•

a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	underwritten transactions;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	privately negotiated transactions.

Such transactions may be effected by the selling shareholders at market prices prevailing at the time of sale or at negotiated prices. The selling shareholders may effect such transactions by selling the common stock to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensations in the form of discounts or commissions from the selling shareholders and may receive commissions from the purchasers of the common stock for whom they may act as agent. The selling shareholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares for sale under the Securities Act and to indemnify the selling shareholders and each person who participates as an underwriter in the offering of the shares against certain civil liabilities, including certain liabilities under the Securities Act.

In connection with sales of the common stock under this prospectus, the selling shareholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders also may sell shares of common stock short and deliver them to close out the short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell them.

The selling shareholders and any underwriters, dealers or agents that participate in distribution of the shares may be deemed to be underwriters, and any profit on sale of the shares by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

There can be no assurances that the selling shareholders will sell any or all of the shares offered under this prospectus.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon by Looper Reed & McGraw PC, Dallas, Texas.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the common stock to be sold by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

In addition, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street NE, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 100 F Street NE, Washington, D.C. 20549-1004. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are accessible through the Internet at that website.

ORYON TECHNOLOGIES, INC. AND SUBSIDIARIES

MONTGOMERY COSCIA GREILICH LLP

Certified Public Accountants

2500 Dallas Parkway, Suite 300

Plano, Texas 75093

972.748.0300 p

972.748.0700 f

Thomas A. Montgomery, CPA Matthew R. Coscia, CPA Paul E. Greilich, CPA Jeanette A. Musacchio James M. Lyngholm Christopher C. Johnson, CPA J. Brian Simpson, CPA	Rene E. Balli, CPA Erica D. Rogers, CPA Dustin W. Shaffer, CPA Gary W. Boyd, CPA Michal L. Gayler, CPA Gregory S. Norkiewicz, CPA Karen R. Soefje, CPA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of Oryon Technologies, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Oryon Technologies, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in shareholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oryon Technologies, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the financial statements, the Company has accumulated losses from inception through December 31, 2011 of $8,069,326, has minimal assets, and has negative working capital. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 16. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MONTGOMERY COSCIA GREILICH LLP

MONTGOMERY COSCIA GREILICH LLP

Plano, Texas

September 7, 2012

ORYON TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2011 and 2010

	December 31, 2011	December 31, 2010
ASSETS
CURRENT ASSETS
Cash	$86,685	$144,787
Accounts Receivable, net of allowance for doubtful accounts of $19,740 and $0, respectively	1,106	15,438
Inventory (see note 2)	75,768	112,155
Other	6,964	99,846

Total current assets	170,523	372,226

PROPERTY AND EQUIPMENT, NET (see note 3)	27,826	63,598

INTANGIBLE ASSETS, NET (see note 4)	160,819	183,903

OTHER LONG-TERM ASSETS (see note 5)	20,832	28,491

TOTAL ASSETS	$380,000	$648,218

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$324,027	$373,742
Accrued interest on notes payable (see note 9)	139,727	13,912
Deferred compensation (see note 6)	166,465	152,993
Other short-term debt (see note 7)	739,824	—
Other current liabilities (see note 8)	24,760	70,469
Due to affiliates	14,487	20,863

Total current liabilities	1,409,290	631,979

NOTES PAYABLE, NET (see note 9)	1,649,874	1,386,279

Total liabilities	3,059,164	2,018,258

SHAREHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 50,000,000 authorized, none issued and outstanding (see note 13)	—	—
Common stock, $0.001 par value, 600,000,000 authorized, 16,502,121 and 13,930,289 issued and outstanding, respectively (see note 13)	16,502	13,930
Paid in capital	5,365,181	5,022,566
Foreign currency translation adjustment	12,119	17,516
Accumulated deficit	(8,069,326)	(6,421,740)
Non-controlling interest	(3,640)	(2,312)

Total equity (deficit)	(2,679,164)	(1,370,040)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$380,000	$648,218

The accompanying notes are an integral part of these financial statements.

ORYON TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

For the Years Ended December 31, 2011 and 2010

	For the Year Ended December 31,
	2011	2010
REVENUES
Product sales	$95,165	$100,126
Cost of goods sold	(64,501)	(68,477)

Gross profit	30,664	31,649
Royalty and license fees	303	350,699
Other	65,473	72,246

Total revenues	96,440	454,594
OPERATING EXPENSES
Applications development
Wages	216,309	337,766
Payroll taxes and benefits	43,371	68,902
Materials, equipment, services	109,283	209,676
Office and overhead	14,236	13,667
Travel and entertainment	4,554	36,260

Total applications development expenses	387,753	666,271
Sales and Marketing
Wages	35,643	252,063
Payroll taxes and benefits	14,815	51,499
Overhead	844	28,368
Outside services	11,459	—
Travel and entertainment	2,555	27,772

Total sales and marketing expenses	65,316	359,702
General and Administrative
Wages	350,642	198,800
Payroll taxes and benefits	51,343	158,669
Overhead	185,434	220,656
Outside services	424,920	215,151
Travel and entertainment	21,518	46,274

Total general and administrative expenses	1,033,857	839,550
Depreciation and Amortization	58,855	86,089

Total loss from operations	(1,449,341)	(1,497,018)
OTHER INCOME (EXPENSE)
Interest income	9	879
Interest expense	(262,750)	(281,592)
Other income (expense)	63,168	21,397
Gain on extinguishment of debt (see note 9)	—	264,676
Loss on disposal of fixed assets	—	(49,216)

Total other income (expense)	(199,573)	(43,856)

NET LOSS BEFORE TAX	(1,648,914)	(1,540,874)

INCOME TAX (see note 12)	—	—

NET LOSS AFTER TAX	(1,648,914)	(1,540,874)

INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	1,328	1,960

NET LOSS ATTRIBUTABLE TO SHAREHOLDERS	$(1,647,586)	$(1,538,914)

Loss per share: basic and diluted	$(0.11)	$(0.11)
Weighted average shares outstanding	15,269,316	13,930,289

The accompanying notes are an integral part of these financial statements.

ORYON TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity (Deficit)

For the Years Ended December 31, 2011 and 2010

	Shares	Common Stock, $0.001 par value	Paid in Capital	Non-Controlling Interest	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
Balances at December 31, 2009	13,930,288	$13,930	$4,848,486	$(352)	$12,235	$(4,882,826)	$(8,527)

Operating Results for the year ended December 31, 2010				(1,960)		(1,538,914)	(1,540,874)
Foreign currency translation adjustment					5,281		5,281
Stock-based compensation expense			10,352				10,352
Issuance of warrants			79,608				79,608
Beneficial conversion feature			84,120				84,120

Balances at December 31, 2010	13,930,288	$13,930	$5,022,566	$(2,312)	$17,516	$(6,421,740)	$(1,370,040)

Operating Results for the quarter ended June 30, 2011				(1,328)		(1,647,586)	(1,648,914)
Foreign currency translation adjustment					(5,397)		(5,397)
Stock-based compensation expense			20,896				20,896
Issuance of warrants			2,812				2,812
Issuance of shares in lieu of cash payments (see note 13)	2,571,833	2,572	318,907				321,479

Balances at December 31, 2011	16,502,121	$16,502	$5,365,181	$(3,640)	$12,119	$(8,069,326)	$(2,679,164)

The accompanying notes are an integral part of these financial statements.

ORYON TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,647,586)	$(1,538,914)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on extinguishment of debt	—	(264,672)
Noncash interest expense on short-term notes	13,646	—
Noncash interest expense on notes payable	125,815	97,447
Noncash interest expense on warrants related to convertible notes	18,255	1,431
Noncash interest expense - beneficial conversion feature (see note 9)	103,472	182,151
Non-controlling interest	(1,328)	(1,960)
Stock-based compensation expense	20,896	10,352
Issuance of membership units in lieu of cash payment (see note 10)	311,479	—
Issuance of convertible notes in lieu of rent	69,582	—
Bad debt expense	19,739	746
Loss on disposal of fixed assets	—	49,216
Depreciation and amortization	58,855	86,089
Gain on foreign currency transactions	—	(8,650)
Changes in operating assets and liabilities:
Accounts receivable - decrease (increase)	(5,407)	334,445
Inventory - decrease (increase)	36,387	76,086
Other current assets - decrease (increase)	92,882	(90,588)
Other assets - decrease (increase)	7,659	(6,922)
Accounts payable - increase (decrease)	237,430	156,012
Deferred compensation - increase (decrease)	13,472	152,993
Other current liabilities - increase (decrease)	(45,709)	(504,162)
Due to affiliates - increase (decrease)	(6,376)	22,073

Net cash used in operating activities	(576,837)	(1,246,827)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	—	(17,063)
Leasehold improvements	—	(7,279)

Net cash flows used in investing activities	—	(24,342)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible notes	75,000	418,000
Proceeds from issuance of short-term notes payable	439,033	—
Proceeds from issuance of equity	10,000	—
Issuance of noncash warrants other than convertible notes related	99	563

Net cash provided by financing activities	524,132	418,563

Effect of exchange rates on changes in cash	(5,397)	5,281

Net increase (decrease) in cash and cash equivalents	(58,102)	(847,325)

Cash and cash equivalents, beginning of period	144,787	992,112

Cash and cash equivalents, end of period	$86,685	$144,787

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$1,562	$563

The accompanying notes are an integral part of these financial statements.

Oryon Technologies, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2011 and 2010

Organization and Basis of Presentation

Oryon Technologies, Inc. (“Oryon” or the “Company”) has only one direct subsidiary, OryonTechnologies, LLC, a Texas limited liability company (“OTLLC”), that is the parent of three wholly-owned companies: OryonTechnologies Licensing, LLC (“OTLIC”), OryonTechnologiesDevelopment, LLC (“OTD”), and OryonTechnologies International Pte. Ltd. (“OTI”). OTLIC and OTD are also Texas limited liability companies. OTI is a Singapore-based corporation. Operations at OTI were suspended in May 2009 and OTI is inactive. OTI originally owned 51% of Oryon-Asia Pacific Safety, Limited (“OAPS”), which was formed in December 2006 as a Hong Kong limited company. During 2011, the 51% ownership was transferred to OTLLC. The other 49% of OAPS is owned by two non-affiliated individuals. Operations of OAPS were suspended in February 2011 and OAPS is inactive. OTLLC is a developer of a patented electroluminescent (“EL”) lighting technology, trademarked as Elastolite®, which enables thin, flexible, crushable, water-resistant lighting systems to be incorporated into multiple applications such as safety apparel, sporting goods, consumer goods and membrane switches, among others.

The accompanying audited financial statements of Oryon have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the Securities and Exchange Commission (“SEC”). Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates, which have been made using careful judgment. Actual results may vary from these estimates.

These audited financial statements have been prepared in accordance with GAAP applicable to a going concern, which assume that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

The Company expects to continue to incur substantial losses as it executes its business plan and does not expect to attain profitability in the near future. Since its inception, the Company has funded operations through short-term borrowings and equity investments in order to meet its strategic objectives. The Company’s future operations are dependent upon external funding and its ability to execute its business plan, realize sales and control expenses. Management believes that sufficient funding will be available from additional borrowings and equity placements to meet its business objectives, including anticipated cash needs for working capital, for a reasonable period of time. However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the development of its business operation, or if obtained, upon terms favorable to the Company.

In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the periods presented have been reflected herein. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.

Corporate History and the Merger

The Company was incorporated under the laws of the State of Nevada on August 22, 2007 with the name “Eaglecrest Resources, Inc.” and 100,000,000 authorized common shares with a par value of $0.001. On August 6, 2010, the Company amended its Articles of Incorporation to increase its number of authorized shares of common stock to 600,000,000 shares of common stock, par value of $0.006 per share. On November 4, 2011, the Company amended its Articles of Incorporation to decrease the par value of its common stock from $0.006 to $0.001 per share. On November 25, 2011, the Company amended its Articles of Incorporation to change its name from “Eaglecrest Resources, Inc.” to “Oryon Holdings, Inc.” On May 5, 2012, the Company amended its Articles of Incorporation to change its name from “Oryon Holdings, Inc.” to “Oryon Technologies, Inc.”

Oryon Technologies, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2011 and 2010

The Company was organized for the purpose of acquiring and developing mineral properties. A mineral claim, with unknown reserves, was acquired in August 2007, became impaired in January 2008 and was written off, and the Company had limited operations subsequently. The Company never established the existence of a commercially minable ore deposit and therefore did not reach the exploration stage.

On October 24, 2011, the Company entered into a binding letter of intent (“LOI”) with OTLLC in connection with a proposed reverse acquisition transaction (the “Merger”) between the Company and OTLLC whereby OTLLC agreed to merge with Oryon Merger Sub, LLC, a Texas limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”), in exchange for the issuance to the members of OTLLC of eight (8) shares of the Company’s common stock for each outstanding membership unit of OTLLC, which was equal to a total of 16,502,121 shares (assuming that none of OTLLC’s existing Series C Notes were converted before the closing of the Merger).

In accordance with the terms of the LOI, the terms and conditions of the Merger were thereafter set forth in a formal definitive agreement. To that end, on March 9, 2012, the Company entered into an agreement and plan of merger by and between the Company, OTLLC and Merger Sub (the “Merger Agreement”). Upon the closing of the Merger on May 4, 2012 (the “Closing Date”), OTLLC became a wholly-owned subsidiary of the Company, the Company issued 16,502,121 shares of common stock to the members of OTLLC and the promissory notes receivable from OTLLC became intercompany obligations within the corporate group (and have been cancelled).

As a result of the Merger, the OTLLC members acquired the majority of the Company’s issued and outstanding common stock, OTLLC became our wholly-owned subsidiary, and the Company acquired the business and operations of OTLLC. In conjunction with the Merger, OTLLC assumed no liabilities from the Company and all members of the Company’s executive management are from OTLLC. The Company filed a Current Report on Form 8-K, as amended, dated May 4, 2012, describing the Merger and providing information concerning OTLLC.

The Merger was accounted for as a reverse-merger and recapitalization in accordance with GAAP. OTLLC is deemed to be the acquirer for financial reporting purposes and the Company is the acquired company. Consequently, the assets and liabilities and the operations that are reflected in the historical financial statements prior to the Merger are those of OTLLC and are recorded at the historical cost basis of OTLLC, and the consolidated financial statements after completion of the Merger include the assets and liabilities of the Company and OTLLC, historical operations of OTLLC and operations of the Company from the Closing Date. Membership units and the corresponding capital amounts of OTLLC pre-Merger have been retroactively restated as shares of common stock reflecting the eight (8) to one exchange ratio of the Merger. All references in the financial statements and notes thereto to equity securities and all equity related historical financial measurements including weighted average shares outstanding, earnings per share, par value of common stock, additional paid in capital, option exercise prices and warrant exercise prices have been retroactively restated to reflect the Merger exchange ratio.

The Company’s common stock is quoted on the OTCQB tier of the U.S. OTC Market under the symbol ORYN.

1.	Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The Company uses the accrual method of accounting and all amounts are denominated in United States dollars. The accounts for OTI, which are maintained in Singapore dollars, have been converted from Singapore dollars to United States dollars at historical exchange rates.

All significant intercompany accounts and transactions have been eliminated in the consolidation. “Due to affiliates” represents amounts due to entities that are not part of the consolidated company presented herein from entities that are within the consolidated company.

Oryon Technologies, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2011 and 2010

Revenue Recognition

The Company recognizes revenue from products when the goods are shipped pursuant to a customer’s purchase order. Revenue from royalties is recorded in the period in which the sales of the underlying products are made. Revenue from license fees is recognized in the period in which they are due and payable.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect the amounts reported in the consolidated financial statements and the accompanying notes. Accounting estimates and assumptions are those that management considers to be the most critical to an understanding of the consolidated financial statements because they inherently involve significant judgments and uncertainties. All of these estimates reflect management’s judgment about current economic and market conditions and their effects based on information available as of the date of these consolidated financial statements. If such conditions persist longer or deteriorate further than expected, it is reasonably possible that the judgments and estimates could change, which may result in future impairments of assets, among other effects.

Significant estimates include the carrying value of intangible assets and the value of equity instruments, including convertible notes, stock options, warrants, and shares issued in lieu of cash.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash held in bank demand deposits. The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are accounted for at fair value, do not bear interest, and are short-term in nature. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability to collect on accounts receivable. Based on management’s assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to the valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. The Company does not require collateral.

Concentrations of Credit Risk

Certain balance sheet items that potentially subject the Company to concentrations of credit risk are primarily accounts receivable. Concentrations of credit risk with accounts receivable are generally mitigated by the size of the Company’s customers. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts based upon the expected collectability of all accounts receivable.

Inventory

Inventory is carried at the lower of cost or market. A physical inventory count is taken at the end of each calendar quarter and the accounting records are adjusted to match the physical inventory.

Oryon Technologies, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2011 and 2010

Property and Equipment

Property, equipment, computer hardware and software, and leasehold improvements are carried at historical cost. Expenditures are capitalized only if the cost of the individual asset exceeds $1,200 and the asset is expected to have a business use for greater than 12 months.

Depreciation is calculated on a straight line basis over the estimated useful life of the property acquired. Equipment and furniture is depreciated over 60 months. Computer software and hardware is depreciated over 36 months. Leasehold improvements are amortized over the life of the lease or the life of the improvement, whichever is shorter.

Inter-company transfers of assets are recorded at depreciated cost, with no change in estimated life or monthly depreciation.

Research and Development

The Company expenses all costs associated with the development of applications for the Company’s technology as the costs are incurred.

Intangible Assets

Amortization is computed based on the straight line method over the life of the patent, which is 180 months beginning with the month when the patent is granted. The amortization is based on the historical cost of each individual patent. Costs incurred to renew or extend the terms of patents are expensed as incurred.

The Company annually assesses whether the carrying value of its intangible assets exceeds their fair value and records an impairment loss equal to any excess.

Income Taxes

OTI and OAPS are not consolidated into the Company for purposes of United States tax filings and computations. OTLLC, OTD and OTLIC are limited liability corporations and, as such, do not pay federal or state income taxes. Accordingly, no taxes have been accrued on the Company’s records.

Stock-Based Compensation

The Company utilizes equity based awards as a form of compensation for employees, officers and managers. The Company records compensation expense for all awards granted. After assessing alternative valuation models and amortization methods, the Company uses the Black-Scholes valuation model and straight-line amortization of compensation expense over the requisite service period for each grant. The Company will reconsider use of this model if additional information becomes available in the future that indicates another model would be more appropriate or if grants issued in future periods have characteristics that cannot be reasonably estimated using this model.

Leases

The company leases office and data facilities under non-cancelable operating leases. The Company recognizes rent on a straight-line basis over the lease term.

Oryon Technologies, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2011 and 2010

2.	Inventory

Inventory consists of the following at December 31,

	2011	2010
Raw materials	$73,501	$109,169
Finished goods	2,267	2,986

Total Inventory	$75,768	$112,155

3.	Property and Equipment

Property and equipment consist of the following at December 31,

	2011	2010
Leasehold improvements	$7,279	$7,279
Furniture and equipment	184,965	184,965

	$192,244	$192,244
Accumulated depreciation	(164,418)	(128,646)

Net property and equipment	$27,826	$63,598

Depreciation expense was $35,771 and $59,758 for the years ended December 31, 2011 and 2010, respectively.

4.	Intangible Assets

As of December 31, 2011 and 2010, the Company’s only intangible assets consisted of patents with a gross carrying cost of $320,795 and accumulated amortization of $159,976 and $136,892, respectively. The remaining weighted average amortization period is 8.6 years at December 31, 2011. The estimated aggregate amortization expense in each of the years ending December 31, 2012 through December 31, 2015, is $23,084 per year.

The balances as of December 31, 2011, including intangible assets and accumulated amortization are detailed as follows:

Finite-Lived Intangible Assets	Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Patents	15	320,795	(159,976)	160,819

		$320,795	$(159,976)	$160,819

The balances as of December 31, 2010, including intangible assets and accumulated amortization are detailed as follows:

Finite-Lived Intangible Assets	Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Patents	15	320,795	(136,892)	183,903

		$320,795	$(136,892)	$183,903

Oryon Technologies, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2011 and 2010

Amortization expense for the years ended December 31, 2011 and 2010 was $23,084 and $26,331, respectively.

5.	Other Long Term Assets

Other long term assets consist of the following at December 31,

	2011	2010
Licenses	$10,000	$10,000
Security Deposits	6,597	14,256
Other receivables	4,135	4,135
Investment in subsidiaries	100	100

Total other assets	$20,832	$28,491

6.	Deferred Compensation

Deferred compensation consists of the following at December 31,

	2011	2010
Stock payable in lieu of wages	$—	$99,094
Deferred wages	140,833	42,917
Accrued taxes on deferred compensation	25,632	10,982

Total deferred compensation	$166,465	$152,993

Prior to August 31, 2011, the Company was obligated to issue shares to certain senior level employees in lieu of cash wages in connection with employee agreements with those employees. The employment agreements provided that the employees would receive shares in lieu of cash compensation until such time as the Company obtains sufficient capital (as defined in the agreements) to begin paying their agreed-upon compensation in cash. The obligation for additional issuances was accrued each pay period and the Company was obligated to issue the shares at the beginning of each calendar quarter, provided that the employee was still employed by the Company.

No shares were issued in 2010. As of December 31, 2010, the Company was obligated to issue shares in lieu of $99,094 in wages for the year ended December 31, 2010 on the first day of the subsequent quarter. Accordingly, a total of 792,752 shares were issued on January 1, 2011 at a value of $0.125 per share. An additional 1,553,776 shares were issued on October 1, 2011 at a value of $0.125 per share under the employment agreements in lieu of compensation earned between January 1, 2011 and August 31, 2011, for a total of 2,346,528 shares issued in 2011 in lieu of cash wages.

Effective September 1, 2011, the agreements were revised to provide for the indefinite deferral of unpaid wages until sufficient external funding was obtained. Deferred wages at December 31, 2011 and 2010 of $140,833 and $42,917, respectively, is included in deferred compensation.

Oryon Technologies, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2011 and 2010

7.	Other Short-Term Debt

Other short-term debt consists of the following at December 31,

2011
Short-term notes, principal balance	$401,178
Promissory notes related to proposed merger (Note 16)	325,000
Accrued interest on short-term notes	13,646

Total short-term notes and interest	$739,824

During the year ended December 31, 2011 the Company was unable to complete a financing with a private equity firm that had been expected to provide the Company with adequate capital. To fund continuing operations at a reduced level of expenditures, the Company issued short-term notes to several individuals. In addition, one vendor required that the outstanding accounts payable balance of $287,145 be converted to a promissory note. Such note accrues interest at 10% annually and is payable upon demand.

In October 2011, the Company signed a binding letter of intent to negotiate a merger agreement with a publicly-listed company. In connection with the letter of intent, the Company was advanced a total of $325,000, in exchange for promissory notes, to fund the Company’s activities. The promissory notes are payable at the time of closing of the proposed merger. In the event that the merger is not completed, the notes accrue interest at 5% annually and become payable when the Company experiences one of several events as defined in the promissory notes.

8.	Other Current Liabilities

Other liabilities consisted of the following at December 31,

	2011	2010
Accrued operating expenses	$24,760	$10,869
Unearned grant income	—	59,600

Total other current liabilities	$24,760	$70,469

Unearned Grant Income

During the year ended December 31, 2007, OTI received a grant from the Singapore Economic Development Board (EDB). OTI was not able to fulfill its obligations under the grant agreement and was therefore liable to return the grant to the EDB.

OTI recognized the income in April of 2011, after receiving confirmation that the EDB had agreed to waive the clawback of funds disbursed for the grant.

9.	Notes Payable

The Company has outstanding three series of convertible notes issued November 2010 (the Series C-1 notes, the Series C-2 notes, and the Series C-3 notes, collectively the “Notes”) with a combined total principal obligation of $2,579,220 at December 31, 2011 and $2,434,637 at December 31, 2010. Combined interest obligations as of December 31, 2011 and 2010 of $139,728 and $13,912 result in a total obligation of $2,718,947 and $2,448,550 as of December 31, 2011 and 2010, respectively. Each series of Notes is convertible under certain circumstances into the Company’s shares at different conversion rates. The holders of the Notes received detachable warrants to purchase shares at $0.3125 per share in connection with their investment in the Notes. In November 2010, the Company issued the Series C-1 notes as payoff of the previously outstanding Series A convertible notes and the Series C-2 notes for the previously outstanding Series B convertible notes.

Oryon Technologies, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2011 and 2010

The following table shows the number of potential shares that would be issued if all the Notes were converted and the related warrants were all exercised as of December 31, 2011:

As of December 31, 2011
Convertible Debt	Conversion Price	Principal and Interest Amounts	Potential Shares Issued if Notes Converted	Shares Issued if Warrants Exercised@ $0.3125
Series C-1 Notes	$0.0625	$1,026,265	16,420,240	2,841,440
Series C-2 Notes	$0.1875	1,102,807	5,881,640	3,200,000
Series C-3 Notes	$0.1500	589,875	3,932,504	1,972,000

		$2,718,947	26,234,384	8,013,440

The following table shows the number of potential shares that would be issued if all the Notes were converted and the related warrants were all exercised as of December 31, 2010:

As of December 31, 2010
Convertible Debt	Conversion Price	Principal and Interest Amounts	Potential Shares Issued if Notes Converted	Shares Issued if Warrants Exercised@ $0.3125
Series C-1 Notes	$0.0625	$977,662	15,642,592	2,841,440
Series C-2 Notes	$0.1875	1,050,578	5,603,080	3,200,000
Series C-3 Notes	$0.1500	420,310	2,802,064	1,672,000

		$2,448,550	24,047,736	7,713,440

The Company has not included these shares in earnings per share calculations as they are anti-dilutive.

Interest on the Notes accrues at the rate of 5% per annum, compounded annually, and is payable at the election of the Company on the last day of each calendar quarter. Accrued but unpaid interest is added to the principal. Accrued and unpaid interest will be converted to shares if the related Note principal is converted to shares. The accrued and unpaid interest becomes payable on the maturity date of December 31, 2012. If not converted or paid on the maturity date, then any accrued and unpaid interest on the Notes will be added to the Note principal and the then outstanding principal balance will be payable in two equal annual installments on December 31, 2013 and December 31, 2014, together with interest earned at the rate of 5% per annum, compounded annually, which interest shall be paid quarterly commencing in the first quarter of 2013. The Notes are secured by substantially all assets of the Company.

Notes payable consist of the following at December 31,

	2011	2010
Convertible notes (C-1, C-2 and C-3)	$2,579,220	$2,434,638
Debt discount - beneficial conversion feature	(867,273)	(970,745)
Debt discount - warrant value	(62,073)	(77,614)

Net	$1,649,874	$1,386,279

Oryon Technologies, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2011 and 2010

The previously outstanding Series A convertible notes payable were determined to have an embedded beneficial conversion feature under the provisions of FASB ASC 470-20, “Debt with Conversion and Other Options” based on the 2008 and 2009 issuances at market value of $0.25 per share and an exercise price of $0.125 per share. In accordance with ASC 470-20, an embedded conversion feature present in a convertible instrument shall be recognized separately at issuance by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. A discount of $887,950 was recorded for Series A convertible note issuances during 2008 thru 2009 and amortization expense recognized in the amounts of $0 and $ 180,826 for years ended December 31, 2011 and December 31, 2010, respectively.

In November 2010, the Company extinguished previously issued Series A and Series B convertible notes and issued new Series C-1 and Series C-2 convertible notes to replace the Series A and Series B notes. As a result of this transaction a gain on extinguishment of debt was recognized in the amount of $264,676 under the provisions of ASC 470-50, “Modifications and Extinguishments”.

The Series C-1 convertible notes, issued in exchange for the Series A convertible notes, were also determined to have an embedded beneficial conversion feature under the provisions of FASB ASC 470-20, “Debt with Conversion and Other Options” based on the November 2010 market value of $0.125 per share and an exercise price of $0.0625 per share. In accordance with ASC 470-20, an embedded conversion feature present in a convertible instrument shall be recognized separately at issuance by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. A discount of $972,070 was recorded at November 2010 for the Series C-1 convertible note issuances and amortization expense recognized in the amounts of $103,472 and $1,325 for years ended December 31, 2011 and December 31, 2010, respectively. The unamortized discount balance as of December 31, 2011 and 2010 was $867,273 and $970,745, respectively.

10.	Leases

Rent expense relating to the operating lease agreement was $91,670 and $67,038 for the years ended December 31, 2011 and 2010, respectively. As of December 31, 2011, the future minimum payments required under all operating leases with terms in excess of one year are as follows:

For the year ending December 31,
2012	$79,164
2013	79,164
2014	79,164
2015	79,164
2016	19,791

$336,447

The Company’s only lease is for its office and production facility, consisting of approximately 9,957 square feet in a building located at 4251 Kellway Circle in Addison Texas. The Company is obligated to pay $6,597 per month through March 31, 2016.

The Company began leasing its current facilities in April of 2010 under an operating lease that extends through March of 2016. In August of 2011 the Company reached an agreement with the lessor to issue Series C-3 notes as payment for the July 2011 through January 2012 rent. The Company also agreed to issue an additional $30,000 Series C-3 convertible note in exchange for the lessor’s acceptance of such agreement. This payment is amortized over the 7 months of rent paid by note and charged to rent.

Oryon Technologies, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2011 and 2010

As of December 31, 2010, the Company remained obligated, under certain circumstances, to contractors for the leasehold improvements to the space in the amount of $37,287 (recorded as an accounts payable) and the lessor, 4257 Kellway Circle General Partnership, was contractually obligated to the Company in the amount of $40,000 (carried on the books as another receivable) to compensate the Company for leasehold improvements. The Company was not obligated to pay the contractors until the lessor paid the Company. In 2011, the lessor paid the Company, which subsequently paid the contractors. These leasehold improvements have been depreciated over the remaining life of the lease.

11.	Commitments and Contingencies

The Company is engaged in various legal proceedings that are routine in nature and incidental to its business. None of these proceedings, either individually or in the aggregate, is believed, in management’s option, to have a material adverse effect on either its consolidated financial position or its consolidated results of operations.

As of December 31, 2011, a number of the Company’s employees were covered by employment agreements. In general, the employment agreements contain non-compete provisions ranging from six months to one year following the term of the applicable agreement.

12.	Income Taxes

Until the Closing Date (May 4, 2012), the taxable entity was OTLLC, a Limited Liability Company and, accordingly, the Company had no income tax liability prior to that date. The Company does file separate tax returns for each LLC and provide the applicable investors with appropriate personally individualized documentation. All returns for the Company, OTLLC, OTD and OTLLC are current through 2010 tax years and returns for the 2011 tax year are expected to be filed on a timely basis.

OTI is taxed in Singapore. The tax return for the year 2008 was filed on a timely basis but the returns for the 2009 and 2010 tax years were filed overdue. OTI generated substantial tax losses during its existence and therefore received a tax refund of $5,181 in 2011 for estimated taxes paid prior to 2009. No anticipated tax liability exists at December 31, 2011.

OAPS is taxed in Hong Kong. The tax return for the year 2008 was filed on a timely basis but the returns for the 2009 and 2010 tax years were filed overdue. OAPS generated substantial tax losses during its existence and no anticipated tax liability exists at December 31, 2011.

13.	Capital

As of December 31, 2011 and 2010, the Company has issued and outstanding a total of 16,502,121 and 13,930,288 shares, respectively. During 2011, 2,346,529 shares were issued under employment agreements as described in note 6 and valued at $0.125 per share, 145,304 shares were issued in lieu of cash payment for various liabilities and were valued at $0.125 per share, and 80,000 shares were issued to new investors and were valued at $0.125 per share for a total of 2,571,833 shares issued in 2011.

On March 19, 2012, the Company amended its Articles of Incorporation to authorize 50,000,000 shares of preferred stock, par value $0.001 per share. The Company’s shareholders approved the Restated Articles at a special meeting of shareholders held on March 19, 2012. No preferred stock has been subscribed for or issued.

14.	Stock Options and Warrants

The Company adopted the 2004 Unit Option Plan under which officers, employees, advisors and managers may be awarded membership unit option grants. Under the 2004 Unit Option Plan, the board may fix the term and vesting schedule of each option. Vested options generally remain exercisable for up to three months after a participant’s

Oryon Technologies, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2011 and 2010

termination of service or up to 12 months after a participant’s death or disability. Typically, exercise price of a nonqualified option must not be less than the fair market value of the units on the grant date. The exercise price of each unit option granted under the 2004 Plan must be paid in cash when the option is exercised. Generally, options are not transferable except by will or the laws of descent and distribution.

Stock Options

The Company used the modified Black-Scholes model to estimate the fair value of employee stock options on the date of grant utilizing the assumptions noted below. The risk-free rate is based on the U.S. Treasury bill yield curve in effect at the time of grant for the expected term of the option. The expected term of options granted represents the period of time that the options are expected to be outstanding. Expected volatilities are based on historical volatilities of selected technology stock mutual funds. The dividend yield was zero since the Company will not be paying dividends for the foreseeable future.

Range of risk-free interest rates	1.62% - 3.19%
Expected term of options in years	5.839 – 6.5058
Range of expected volatility	34.74% – 38.42%

A summary of option activity for the years ended December 31, 2011 and 2010 follows:

	For the year ended December 31,
	2011		2010
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at the beginning of the year	2,803,104	$0.209	1,533,304	$0.245
Granted	—	$—	2,160,000	$0.226
Exercised	—	$—	—	$—
Forfeited and expired	(440,000)	$0.324	(890,200)	$0.311

Outstanding at the end of the year	2,363,104	$0.188	2,803,104	$0.209

Exercisable at the end of the year	1,153,104	$0.225	761,104	$0.272

The Company recognized total compensation expense related to the stock options of $20,896 and $10,352 during 2011 and 2010, respectively. Compensation expense is included in selling, general and administrative expenses in the consolidated statement of operations. Total unrecognized compensation expense related to unvested options was $33,710 and $55,176 at December 31, 2011 and 2010, respectively.

No stock options were granted during 2011. The weighted average grant date fair value of stock options granted during 2010 was $0.0325.

Oryon Technologies, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2011 and 2010

Stock options outstanding and exercisable at December 31, 2011 were as follows:

For the year ended December 31, 2011
	Options Outstanding		Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Years of Remaining Contractual Life	Number Outstanding
$0.125	1,623,104	8.59	583,104
$0.25	240,000	7.07	160,000
$0.325	340,000	2.38	340,000
$0.375	120,000	8.67	30,000
$0.625	40,000	3.48	40,000

Total	2,363,104		1,153,104

Stock options outstanding and excercisable at December 31, 2010 were as follows:

For the year ended December 31, 2010
	Options Outstanding		Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Years of Remaining Contractual Life	Number Outstanding
$0.125	1,623,104	9.53	213,104
$0.25	240,000	8.01	120,000
$0.3125	360,000	9.62	48,000
$0.325	340,000	3.32	340,000
$0.375	200,000	9.37	—
$0.625	40,000	4.42	40,000

Total	2,803,104		761,104

The options outstanding and exercisable at December 31, 2011 and 2010 had an aggregate intrinsic value of zero as the aggregate exercise price was greater than the aggregate market value. No options were exercised during 2011 or 2010.

The Company has not included these shares in earnings per share calculations as they are anti-dilutive.

Warrants

At December 31, 2011, the Company has issued warrants for 8,013,440 shares to the holders of the Notes (see note 9) and additional warrants for 107,672 shares to other individuals for a total of 8,121,111 warrants outstanding. Of the warrants outstanding, 42,672 were issued in 2009, exercisable at $0.375 per share and had a weighted average grant date fair value of $0.009. In 2010, 7,768,440 warrants were issued, exercisable at $0.3125 per share, that had a weighted average grant date fair value of $0.01. The remaining 310,000 warrants were issued in 2011, exercisable at $0.3125 per share and had a weighted average grant date fair value of $0.008. The Company uses the modified Black-Scholes model to estimate the fair value of warrants on the date of issuance. Under the provisions of FASB ASC 470-20-25, the Company allocated the fair value of the warrants at issuance and recorded debt discount and additional paid in capital in the amounts of $2,812 and $79,608 for the years ended December 31, 2011 and 2010, respectively. Amortization of debt discount related to the

Oryon Technologies, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2011 and 2010

warrant issuances of $18,353 (including $99 for warrants not related to the convertible notes) and $1,994 (including $563 for warrants not related to the convertible notes) was recorded for the years ended December 31, 2011 and 2010, respectively.

The Company has not included these shares in earnings per share calculations as they are anti-dilutive.

15.	Benefit Plans

The Company established a 401(k) Plan (the “Plan”) for eligible employees of the Company. Generally, all employees of the Company who are twenty-one years of age and who have completed one-half year of service are eligible to participate in the Plan. The Plan is a defined contribution plan that provides that participants may make voluntary salary deferral contributions, on a pretax basis, between 1% and 15% of their compensation in the form of voluntary payroll deductions, up to a maximum amount as indexed for cost of living adjustments. The Company may make discretionary contributions. In 2011 the Company made contributions of $833 and paid $2,775 in maintenance fees. In 2010, the Company made contributions of $3,922 and paid $2,775 in maintenance fees.

16.	Going Concern

The Company has accumulated losses from inception through December 31, 2011 of $8,069,326, has minimal assets, and has negative working capital. These factors raise substantial doubt about the Company’s ability to continue as a going concern. These factors may have potential adverse effects on the Company including the ceasing of operations.

Management presently believes it has the resources to fund the Company’s operations through at least 2012. The Company’s ability to continue as a going concern is dependent on its ability to generate future profitable operations and/or to obtain the necessary financing or equity capital to meet its obligations.

17.	Subsequent Events

The Company has evaluated subsequent events that occurred after December 31, 2011 through September 7, 2012, the date these reports were available to be issued. Any material subsequent events that occurred during that time period have been properly recognized or disclosed in the Company’s financial statements.

ORYON TECHNOLOGIES, INC.

Consolidated Balance Sheets

June 30, 2012 and December 31, 2011

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$468,420	$86,685
Accounts Receivable, net of allowance for doubtful accounts of $0 and $19,740, respectively	2,668	1,106
Inventory (see note 2)	85,587	75,768
Other	3,182	6,964

Total current assets	559,857	170,523

PROPERTY AND EQUIPMENT, NET (see note 3)	22,030	27,826

INTANGIBLE ASSETS, NET (see note 4)	149,278	160,819

OTHER LONG-TERM ASSETS (see note 5)	20,832	20,832

TOTAL ASSETS	$751,997	$380,000

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$296,549	$324,027
Accrued interest on notes payable (see note 9)	204,195	139,727
Deferred compensation (see note 6)	216,799	166,465
Other short-term debt (see note 7)	417,752	739,824
Other current liabilities (see note 8)	18,672	24,760
Due to affiliates	14,487	14,487

Total current liabilities	1,168,454	1,409,290

NOTES PAYABLE, NET (see note 9)	1,765,895	1,649,874

Total liabilities	2,934,349	3,059,164

SHAREHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.001 par value, 50,000,000 authorized, none issued and outstanding	—	—
Common stock, $0.001 par value, 600,000,000 authorized, 34,502,121 and 16,502,121 issued and outstanding, respectively (see note 13)	34,502	16,502
Paid in capital (see note 13)	6,936,360	5,365,181
Foreign currency translation adjustment	12,260	12,119
Accumulated deficit	(9,160,780)	(8,069,326)
Non-controlling interest	(4,694)	(3,640)

Total equity (deficit)	(2,182,352)	(2,679,164)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$751,997	$380,000

The accompanying notes are an integral part of these financial statements.

ORYON TECHNOLOGIES, INC.

Consolidated Statements of Operations

For the quarters and six month periods ended June 30, 2012 and 2011

(Unaudited)

	For the quarter ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011
REVENUES
Product sales	$5,698	$6,242	$33,010	$65,392
Cost of goods sold	(3,551)	(839)	(23,128)	(31,074)

Gross profit	2,147	5,404	9,882	34,318
Royalty and license fees	—	—	—	303
Other	—	26,264	—	36,014

Total revenues	2,147	31,668	9,882	70,635
OPERATING EXPENSES
Applications development
Wages	48,547	60,691	98,680	125,660
Payroll taxes and benefits	11,855	11,904	18,959	23,660
Materials, equipment, services	20,714	33,093	26,341	73,321
Office and overhead	3,037	1,200	3,463	13,591
Travel and entertainment	—	35	—	3,245

Total applications development expenses	84,153	106,923	147,443	239,477
Sales and Marketing
Wages	18,000	8,642	30,000	35,642
Payroll taxes and benefits	1,377	7,687	2,295	14,815
Overhead	6,732	242	10,141	639
Outside services	20,000	—	20,000	3,420
Travel and entertainment	8,231	50	13,189	1,071

Total sales and marketing expenses	54,340	16,621	75,625	55,587
General and Administrative
Wages	83,532	73,167	199,394	143,986
Payroll taxes and benefits	81,706	14,141	86,993	27,368
Overhead	51,117	50,467	86,392	93,238
Outside services	220,312	114,500	277,040	194,481
Travel and entertainment	715	2,178	2,302	16,422

Total general and administrative expenses	437,382	254,453	652,121	475,496
Depreciation and Amortization	10,308	13,829	24,137	31,196

Total loss from operations	(584,036)	(360,159)	(889,444)	(731,122)

OTHER INCOME (EXPENSE)
Interest income	—	2	522	8
Interest expense	(97,607)	(57,289)	(188,365)	(103,723)
Other income (expense)	(1,052)	1,760	(5,221)	62,926

Total other income (expense)	(98,659)	(55,527)	(193,064)	(40,789)

NET LOSS BEFORE TAX	(682,695)	(415,686)	(1,082,508)	(771,911)

INCOME TAX (see note 12)	—	—	—	—

NET LOSS AFTER TAX	(682,695)	(415,686)	(1,082,508)	(771,911)

INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	—	1,760	1,054	1,172

NET LOSS ATTRIBUTABLE TO SHAREHOLDERS	$(682,695)	$(413,926)	$(1,081,454)	$(770,738)

Loss per share: basic and diluted	$(0.02)	$(0.03)	$(0.05)	$(0.05)
Weighted average shares outstanding	27,616,956	14,870,543	22,059,539	14,849,560

The accompanying notes are an integral part of these financial statements.

ORYON TECHNOLOGIES, INC.

Consolidated Statement of Changes in Shareholders’ Equity (Deficit)

For the six month periods ended June 30, 2012 and 2011

(Unaudited)

	Shares	Common Stock, $0.001 par value	Paid in Capital	Non-Controlling Interest	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
Balances at December 31, 2010	13,930,288	$13,930	$5,022,566	$(2,312)	$17,516	$(6,421,740)	$(1,370,040)

Operating Results for the quarter ended March 31, 2011				588		(356,813)	(356,225)
Stock-based compensation expense			5,629				5,629
Issuance of warrants			2,050				2,050
Issuance of membership units in lieu of cash payments (see note 13)	898,056	898	111,359				112,257

Balances at March 31, 2011	14,828,344	$14,828	$5,141,604	$(1,724)	$17,516	$(6,778,553)	$(1,606,329)

Operating Results for the quarter ended June 30, 2011				(1,760)		(413,926)	(415,686)
Stock-based compensation expense			5,210				5,210
Issuance of warrants			762				762
Issuance of membership units in lieu of cash payments (see note 13)	80,000	80	9,920				10,000

Balances at June 30, 2011	14,908,344	$14,908	$5,157,496	$(3,484)	$17,516	$(7,192,478)	$(2,006,043)

Balances at December 31, 2011	16,502,121	$16,502	$5,365,181	$(3,640)	$12,119	$(8,069,326)	$(2,679,164)

Operating Results for the quarter ended March 31, 2012				(1,054)		(398,759)	(399,813)
Stock-based compensation expense			6,107				6,107

Balances at March 31, 2012	16,502,121	$16,502	$5,371,288	$(4,694)	$12,119	$(8,468,085)	$(3,072,870)

Operating Results for the quarter ended June 30, 2012				—		(682,695)	(682,695)
Foreign currency translation adjustment					141		141
Issuance of common stock, financing transactions, pre-merger	1,450,000	1,450	723,550				725,000
Merger consideration-pre-existing shareholders	15,000,000	15,000	(15,000)				—
Merger partner capital accounts			10,000			(10,000)	—
Issuance of common stock, financing transactions, post-merger	1,550,000	1,550	773,450				775,000
Stock-based compensation expense			73,072				73,072

Balances at June 30, 2012	34,502,121	$34,502	$6,936,360	$(4,694)	$12,260	$(9,160,780)	$(2,182,352)

The accompanying notes are an integral part of these financial statements.

ORYON TECHNOLOGIES, INC.

Consolidated Statements of Cash Flows

For the six month periods ended June 30, 2012 and 2011

(Unaudited)

	Six Months Ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,081,454)	$(770,738)
Adjustments to reconcile net loss to net cash used in operating activities:
Noncash interest expense on short - term notes	13,928	—
Noncash interest expense on notes payable	64,468	61,462
Noncash interest expense on warrants related to convertible notes	9,599	9,033
Noncash interest expense - beneficial conversion feature	99,825	33,229
Non-controlling interest	(1,054)	(1,172)
Stock-based compensation expense	79,179	10,838
Issuance of membership units in lieu of cash payment (see note 10)	—	122,257
Issuance of convertible notes in lieu of rent	6,597	—
Depreciation and amortization	24,137	31,195
Changes in operating assets and liabilities:
Accounts receivable - decrease (increase)	(1,562)	(19,413)
Inventory - decrease (increase)	(9,819)	3,139
Other current assets - decrease (increase)	3,782	74,977
Due from affiliates - decrease (increase)	—	—
Other long-term assets - decrease (increase)	—	7,659
Accounts payable - increase (decrease)	(27,478)	177,999
Deferred compensation - increase (decrease)	50,334	16,154
Other current liabilities - increase (decrease)	(6,088)	227,180
Due to affiliates - increase (decrease)	—	(287)

Net cash used in operating activities	(775,606)	(16,489)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(6,800)	—

Net cash flows used in investing activities	(6,800)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible notes	—	75,000
Proceeds from issuance of short-term notes payable	—	80,000
Repayment of short-term notes payable	(11,000)	—
Proceeds from issuance of equity	1,175,000	—
Issuance of noncash warrants other than convertible notes related	—	2,812

Net cash provided by financing activities	1,164,000	157,812
Effect of exchange rates on changes in cash	141	—

Net increase (decrease) in cash and cash equivalents	381,735	141,323
Cash and cash equivalents, beginning of period	86,685	144,787

Cash and cash equivalents, end of period	$468,420	$286,110

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$—	$—
Debt converted to equity	$325,000	$—

The accompanying notes are an integral part of these financial statements.

ORYON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the six months ended June 30, 2012 (unaudited)

and year ended December 31, 2011

Organization and Basis of Presentation

OryonTechnologies, Inc. (“Oryon” or the “Company”) has only one direct subsidiary, OryonTechnologies, LLC, a Texas limited liability company (“OTLLC”), that is the parent of three wholly-owned companies: OryonTechnologies Licensing, LLC (“OTLIC”), OryonTechnologiesDevelopment, LLC (“OTD”), and OryonTechnologies International Pte. Ltd. (“OTI”). OTLIC and OTD are also Texas limited liability companies. OTI is a Singapore-based corporation. Operations at OTI were suspended in May 2009 and OTI is inactive. OTI originally owned 51% of Oryon-Asia Pacific Safety, Limited (“OAPS”), which was formed in December 2006 as a Hong Kong limited company. During 2011, the 51% ownership was transferred to OTLLC. The other 49% of OAPS is owned by two non-affiliated individuals. Operations of OAPS were suspended in February 2011 and OAPS is inactive. OTLLC is a developer of a patented electroluminescent (“EL”) lighting technology, trademarked as Elastolite®, which enables thin, flexible, crushable, water-resistant lighting systems to be incorporated into multiple applications such as safety apparel, sporting goods, consumer goods and membrane switches, among others.

The accompanying unaudited financial statements of Oryon have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the Securities and Exchange Commission (“SEC”). Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates, which have been made using careful judgment. Actual results may vary from these estimates.

These financial statements have been prepared in accordance with GAAP applicable to a going concern, which assume that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At June 30, 2012, the Company had cash of $468,420 but had not yet achieved profitable operations, has accumulated losses of $9,160,780 since its inception and expects to incur further losses in the development of its business, all of which raises substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

The Company expects to continue to incur substantial losses as it executes its business plan and does not expect to attain profitability in the near future. Since its inception, the Company has funded operations through short-term borrowings and equity investments in order to meet its strategic objectives. The Company’s future operations are dependent upon external funding and its ability to execute its business plan, realize sales and control expenses. Management believes that sufficient funding will be available from additional borrowings and equity placements to meet its business objectives, including anticipated cash needs for working capital, for a reasonable period of time. However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the development of its business operation, or if obtained, upon terms favorable to the Company.

These unaudited financial statements should be read in conjunction with the audited financial statements and notes thereto filed with our Current Report on Form 8-K, as amended, dated May 4, 2012. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

ORYON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the six months ended June 30, 2012 (unaudited)

and year ended December 31, 2011

Corporate History and the Merger

The Company was incorporated under the laws of the State of Nevada on August 22, 2007 with the name “Eaglecrest Resources, Inc.” and 100,000,000 authorized common shares with a par value of $0.001. On August 6, 2010, the Company amended its Articles of Incorporation to increase its number of authorized shares of common stock to 600,000,000 shares of common stock, par value of $0.006 per share. On November 4, 2011, the Company amended its Articles of Incorporation to decrease the par value of its common stock from $0.006 to $0.001 per share. On November 25, 2011, the Company amended its Articles of Incorporation to change its name from “Eaglecrest Resources, Inc.” to “Oryon Holdings, Inc.” On May 5, 2012, the Company amended its Articles of Incorporation to change its name from “Oryon Holdings, Inc.” to “Oryon Technologies, Inc.”

The Company was organized for the purpose of acquiring and developing mineral properties. A mineral claim, with unknown reserves, was acquired in August 2007, became impaired in January 2008 and was written off, and the Company had limited operations subsequently. The Company never established the existence of a commercially minable ore deposit and therefore did not reach the exploration stage.

On October 24, 2011, the Company entered into a binding letter of intent (“LOI”) with OTLLC in connection with a proposed reverse acquisition transaction (the “Merger”) between the Company and OTLLC whereby OTLLC agreed to merge with Oryon Merger Sub, LLC, a Texas limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”), in exchange for the issuance to the members of OTLLC of eight (8) shares of the Company’s common stock for each outstanding membership unit of OTLLC, which was equal to a total of 16,502,121 shares (assuming that none of OTLLC’s existing Series C Notes were converted before the closing of the Merger).

In accordance with the terms of the LOI, the terms and conditions of the Merger were thereafter set forth in a formal definitive agreement. To that end, on March 9, 2012, the Company entered into an agreement and plan of merger by and between the Company, OTLLC and Merger Sub (the “Merger Agreement”). Upon the closing of the Merger on May 4, 2012 (the “Closing Date”), OTLLC became a wholly-owned subsidiary of the Company, the Company issued 16,502,121 shares of common stock to the members of OTLLC and the promissory notes receivable from OTLLC became intercompany obligations within the corporate group (and have been cancelled).

As a result of the Merger, the OTLLC members acquired the majority of the Company’s issued and outstanding common stock, OTLLC became our wholly-owned subsidiary, and the Company acquired the business and operations of OTLLC. In conjunction with the Merger, OTLLC assumed no liabilities from the Company and all members of the Company’s executive management are from OTLLC. The Company filed a Current Report on Form 8-K, as amended, dated May 4, 2012, describing the Merger and providing information concerning OTLLC.

The Merger was accounted for as a reverse-merger and recapitalization in accordance with GAAP. OTLLC is deemed to be the acquirer for financial reporting purposes and the Company is the acquired company. Consequently, the assets and liabilities and the operations that are reflected in the historical financial statements prior to the Merger are those of OTLLC and are recorded at the historical cost basis

ORYON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the six months ended June 30, 2012 (unaudited)

and year ended December 31, 2011

of OTLLC, and the consolidated financial statements after completion of the Merger include the assets and liabilities of the Company and OTLLC, historical operations of OTLLC and operations of the Company from the Closing Date. Membership units and the corresponding capital amounts of OTLLC pre-Merger have been retroactively restated as shares of common stock reflecting the eight (8) to one exchange ratio of the Merger. All references in the financial statements and notes thereto to equity securities and all equity related historical financial measurements including weighted average shares outstanding, earnings per share, par value of common stock, additional paid in capital, option exercise prices and warrant exercise prices have been retroactively restated to reflect the Merger exchange ratio.

The Company’s common stock is quoted on the OTCQB tier of the U.S. OTC Market under the symbol ORYN.

1.	Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The Company uses the accrual method of accounting and all amounts are denominated in United States dollars. The accounts for OTI, which are maintained in Singapore dollars, have been converted from Singapore dollars to United States dollars at historical exchange rates.

All significant intercompany accounts and transactions have been eliminated in the consolidation. “Due to affiliates” represents amounts due to entities that own equity or indebtedness of the Company or a subsidiary but that are not part of the consolidated company presented herein.

Revenue Recognition

The Company recognizes revenue from products when the goods are shipped pursuant to a customer’s purchase order. Revenue from royalties is recorded in the period in which the sales of the underlying products are made. Revenue from license fees is recognized in the period in which they are due and payable.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates that affect the amounts reported in the consolidated financial statements and the accompanying notes. Accounting estimates and assumptions are those that management considers to be the most critical to an understanding of the consolidated financial statements because they inherently involve significant judgments and uncertainties. All of these estimates reflect management’s judgment about current economic and market conditions and their effects based on information available as of the date of these consolidated financial statements. If such conditions persist longer or deteriorate further than expected, it is reasonably possible that the judgments and estimates could change, which may result in future impairments of assets, among other effects.

Significant estimates include the carrying value of intangible assets and the value of equity instruments, including convertible notes, stock options, warrants, and membership units issued in lieu of cash.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash held in bank demand deposits. The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

ORYON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the six months ended June 30, 2012 (unaudited)

and year ended December 31, 2011

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are accounted for at fair value, do not bear interest, and are short-term in nature. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability to collect on accounts receivable. Based on management’s assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to the valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. The Company does not require collateral.

Concentrations of Credit Risk

Certain balance sheet items that potentially subject the Company to concentrations of credit risk are primarily accounts receivable. Concentrations of credit risk with accounts receivable are generally mitigated by the size of the Company’s customers. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts based upon the expected collectability of all accounts receivable.

Inventory

Inventory is carried at the lower of cost or market. A physical inventory count is taken at the end of each calendar quarter and the accounting records are adjusted to match the physical inventory.

Property and Equipment

Property, equipment, computer hardware and software, and leasehold improvements are carried at historical cost. Expenditures are capitalized only if the cost of the individual asset exceeds $1,200 and the asset is expected to have a business use for greater than 12 months.

Depreciation is calculated on a straight line basis over the estimated useful life of the property acquired. Equipment and furniture is depreciated over 60 months. Computer software and hardware is depreciated over 36 months. Leasehold improvements are amortized over the life of the lease or the life of the improvement, whichever is shorter.

Inter-company transfers of assets are recorded at depreciated cost, with no change in estimated life or monthly depreciation.

Research and Development

The Company expenses all costs associated with the development of applications for the Company’s technology as the costs are incurred.

Intangible Assets

Amortization is computed based on the straight line method over the life of the patent, which is 180 months beginning with the month when the patent is granted. The amortization is based on the historical cost of each individual patent. Costs incurred to renew or extend the terms of patents are expensed as incurred.

The Company annually assesses whether the carrying value of its intangible assets exceeds their fair value and records an impairment loss equal to any excess.

ORYON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the six months ended June 30, 2012 (unaudited)

and year ended December 31, 2011

Income Taxes

OTI and OAPS are not consolidated into the Company for purposes of United States tax filings and computations. OTLLC, OTD and OTLIC are limited liability companies and, as such, do not pay federal or state income taxes. Accordingly, no taxes have been accrued on the Company’s records.

Stock-Based Compensation

The Company utilizes equity based awards as a form of compensation for employees, officers and managers. The Company records compensation expense for all awards granted. After assessing alternative valuation models and amortization methods, the Company uses the Black-Scholes valuation model and straight-line amortization of compensation expense over the requisite service period for each grant. The Company will reconsider use of this model if additional information becomes available in the future that indicates another model would be more appropriate or if grants issued in future periods have characteristics that cannot be reasonably estimated using this model.

Leases

The Company leases office facilities under a non-cancelable operating lease. The Company recognizes rent on a straight-line basis over the lease term.

2.	Inventory

Inventory consists of the following:

	June 30, 2012	December 31, 2011
Raw materials	$83,956	$73,501
Work in process	—	—
Finished goods	1,631	2,267

Total Inventory	$85,587	$75,768

3.	Property and Equipment

Property and equipment consist of the following:

	June 30, 2012	December 31, 2011
Leasehold improvements	$7,279	$7,279
Furniture and equipment	191,765	184,965

Property and equipment, gross	199,044	192,244
Accumulated depreciation	(177,014)	(164,418)

Net property and equipment	$22,030	$27,826

Depreciation expense was $4,538 and $8,059 for the three month periods ended June 30, 2012 and 2011, respectively, and $12,596 and $19,656 for the six month periods ended June 30, 2012 and 2011, respectively.

ORYON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the six months ended June 30, 2012 (unaudited)

and year ended December 31, 2011

4.	Intangible Assets

As of June 30, 2012 and December 31, 2011, the Company’s only intangible assets consisted of patents with a gross carrying cost of $320,795 and accumulated amortization of $171,517 and $159,976, respectively. The remaining weighted average amortization period was 8.6 years at December 31, 2011. The estimated aggregate amortization expense in each of the years ending December 31, 2012 through December 31, 2015, is $23,084 per year.

The balances as of June 30, 2012, including intangible assets and accumulated amortization, are detailed as follows:

	As of June 30, 2012
Finite-Lived Intangible Assets	Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Patents	15	$320,795	$(171,517)	$149,278

The balances as of December 31, 2011, including intangible assets and accumulated amortization, are detailed as follows:

	As of December 31, 2011
Finite-Lived Intangible Assets	Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Patents	15	$320,795	$(159,976)	$160,819

Amortization expense for each of the six month periods ended June 30, 2012 and 2011 was $11,542.

5.	Other Long Term Assets

Other long term assets consist of the following:

	June 30, 2012	December 31, 2011
Investment in subsidiaries	$100	$100
Other receivables	4,135	4,135
Security Deposits	6,597	6,597
Licenses	10,000	10,000

Total other assets	$20,832	$20,832

6.	Deferred Compensation

Deferred compensation consists of the following:

	June 30, 2012	December 31, 2011
Deferred wages	$191,167	$140,833
Accrued taxes on deferred compensation	25,632	25,632

Total deferred compensation	$216,799	$166,465

ORYON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the six months ended June 30, 2012 (unaudited)

and year ended December 31, 2011

Prior to August 31, 2011, the Company was obligated to issue membership units to certain senior level employees in lieu of cash wages in connection with employment agreements with those employees. The employment agreements provided that the employees would receive membership units in lieu of cash compensation until such time as the Company obtains sufficient capital (as defined in the agreements) to begin paying their agreed-upon compensation in cash. The obligation for additional issuances was accrued each pay period and the Company was obligated to issue the membership units at the beginning of each calendar quarter, provided that the employee was still employed by the Company.

As of December 31, 2010, the Company was obligated to issue membership units in lieu of $99,094 in wages for the year ended December 31, 2010 on the first day of the subsequent quarter. Accordingly, a total of 99,094 membership units that were subsequently exchanged for 792,752 shares of common stock were issued on January 1, 2011 at a value of $0.125 per share.

Effective September 1, 2011, the agreements were revised to provide for the indefinite deferral of unpaid wages until sufficient external funding was obtained.

7.	Other Short-Term Debt

Other short-term debt consists of the following:

	June 30, 2012	December 31, 2011
Short-term notes, principal balance	$390,178	$401,178
Promissory notes related to proposed merger	—	325,000
Accrued interest on short-term notes	27,574	13,646

Total short-term notes and interest	$417,752	$739,824

During the year ended December 31, 2011, OTLLC was unable to complete a financing deal with a private equity firm that had been expected to provide OTLLC with adequate capital. To fund continuing operations at a reduced level of expenditures, OTLLC issued short-term notes to several individuals. In addition, one vendor required that the outstanding accounts payable balance of $287,145 be converted to a promissory note. Such note accrues interest at 10% annually and is payable upon demand.

In October 2011, OTLLC signed a binding letter of intent to negotiate a merger agreement with the Company. Through December 31, 2011, in connection with the letter of intent, OTLLC issued promissory notes to the Company in the amount of $325,000 in connection with the advance by the Company to OTLLC of $325,000. The funds for this advance were obtained by the Company pursuant to a private offering whereby for each dollar invested, the investor(s) making such investment would be issued two (2) shares of common stock of the Company and a warrant to purchase two (2) shares of common stock of the Company with an exercise price of $0.75 per share and a term of five (5) years. The proceeds of the private offering through December 31, 2011, resulted in the obligation to issue 650,000 shares of common stock (along with warrants for the purchase of an additional 650,000 shares of common stock at $0.75 per share).

During the three months ended March 31, 2012, OTLLC issued additional promissory notes to the Company in the amount of $200,000 in connection with the advance by the Company to OTLLC of $200,000, for a total cumulative amount of $525,000 of promissory notes as of March 31, 2012. In April 2012, OTLLC issued additional promissory notes to the Company in the amount of $200,000 in

ORYON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the six months ended June 30, 2012 (unaudited)

and year ended December 31, 2011

connection with the advance by the Company to OTLLC of an additional $200,000, for a total cumulative amount of $725,000 of promissory notes as of April 30, 2012, and the Closing Date. The funds for these advances were obtained by OTLLC pursuant to the private offering described above. At the Closing Date and April 30, 2012, $725,000 was included on the Company’s balance sheet as notes receivable from OTLLC. Subsequent to April 30, 2012, upon the closing of the Merger on May 4, 2012, all of the promissory notes receivable became intercompany transactions within the consolidated corporate group and were cancelled.

The proceeds of the private offering between December 31, 2011 and the Closing Date resulted in the obligation to issue 800,000 shares of common stock (along with warrants for the purchase of an additional 800,000 shares of common stock at $0.75 per share and a term of five (5) years) in addition to the obligation to issue 650,000 shares of common stock (along with warrants for the purchase of an additional 650,000 shares of common stock at $0.75 per share) that existed at December 31, 2011. Of the resulting cumulative total of 1,450,000 shares that the Company was obligated to issue pursuant to the private offering through April 30, 2012 and the Closing Date, 800,000 shares (along with the warrants for the purchase of 800,000 additional shares at $0.75 per share and a term of five (5) years) were issued on March 12, 2012, so that as of April 30, 2012 and the Closing Date, the net amount of 650,000 shares (along with warrants for the purchase of an additional 650,000 shares at $0.75 per share) remained to be issued by the Company to fulfill subscriptions in an aggregate amount of $325,000.

8.	Other Current Liabilities

Other liabilities consisted of the following:

	June 30, 2012	December 31, 2011
Accrued legal expenses	$5,000	$—
Accrued accounting expenses	10,016	20,420
Accrued benefits and other	3,656	4,340

Total other current liabilities	$18,672	$24,760

9.	Notes Payable

The Company, through its wholly-owned subsidiary OTLLC, has three outstanding series of convertible notes (the Series C-1 notes, the Series C-2 notes, and the Series C-3 notes, collectively the “Notes”) with a combined total principal obligation of $2,585,816 and $2,579,220 at June 30, 2012 and December 31, 2011, respectively. Accrued interest on the Notes as of June 30, 2012 and December 31, 2011, were $204,195 and $139,727, respectively, resulting in a total obligation of $2,790,012 and $2,718,947 as of June 30, 2012 and December 31, 2011, respectively. Each series of Notes is convertible under certain circumstances into the Company’s common stock at different conversion rates. The holders of the Notes received detachable warrants to purchase common stock at $0.3125 per share in connection with their investment in the Notes. In November 2010, OTLLC issued the Series C-1 notes as payoff of the previously outstanding Series A convertible notes and the Series C-2 notes for the previously outstanding Series B convertible notes.

ORYON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the six months ended June 30, 2012 (unaudited)

and year ended December 31, 2011

The following table shows the number of shares of common stock that would have been issued if all of the Notes were converted and the related warrants were all exercised as of June 30, 2012:

As of June 30, 2012
Convertible Debt	Conversion Price	Principal and Interest Amounts	Potential Shares Issued if Notes Converted	Shares Issued if Warrants Exercised@ $0.3125
Series C-1 Notes	$0.0625	$1,050,500	16,808,000	2,841,440
Series C-2 Notes	$0.1875	1,128,850	6,020,533	3,200,000
Series C-3 Notes	$0.1500	610,662	4,071,080	1,972,000

		$2,790,012	26,899,613	8,013,440

The following table shows the number of shares of common stock that would have been issued if all of the Notes were converted and the related warrants were all exercised as of December 31, 2011:

As of December 31, 2011
Convertible Debt	Conversion Price	Principal and Interest Amounts	Potential Shares Issued if Notes Converted	Shares Issued if Warrants Exercised@ $0.3125
Series C-1 Notes	$0.0625	$1,026,265	16,420,240	2,841,440
Series C-2 Notes	$0.1875	1,102,807	5,881,640	3,200,000
Series C-3 Notes	$0.1500	589,875	3,932,504	1,972,000

		$2,718,947	26,234,384	8,013,440

The Company has not included these share equivalents in earnings per share calculations as they are anti-dilutive.

Interest on the Notes accrues at the rate of 5% per annum, compounded annually, and is payable at the election of the Company on the last day of each calendar quarter. Accrued but unpaid interest is added to the principal. Accrued and unpaid interest will be converted to shares of common stock if the related Note principal is converted to common stock. The accrued and unpaid interest becomes payable on the maturity date of December 31, 2012. If not converted or paid on the maturity date, then any accrued and unpaid interest on the Notes will be added to the Note principal and the then outstanding principal balance will be payable in two equal annual installments on December 31, 2013 and December 31, 2014, together with interest earned at the rate of 5% per annum, compounded annually, which interest shall be paid quarterly commencing in the first quarter of 2013. The Notes are secured by substantially all assets of OTLLC.

Notes payable consist of the following:

	June 30, 2012	December 31, 2011
Convertible notes (C-1, C-2 and C-3)	$2,585,816	$2,579,220
Debt discount - beneficial conversion feature	(767,448)	(867,273)
Debt discount - warrant value	(52,473)	(62,073)

Net	$1,765,895	$1,649,874

ORYON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the six months ended June 30, 2012 (unaudited)

and year ended December 31, 2011

The previously outstanding Series A convertible notes payable were determined to have an embedded beneficial conversion feature under the provisions of FASB ASC 470-20, “Debt with Conversion and Other Options” based on the 2008 and 2009 issuances at market value of $2 per share and an exercise price of $1.00 per share. In accordance with ASC 470-20, an embedded conversion feature present in a convertible instrument shall be recognized separately at issuance by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. A discount of $887,950 was recorded for Series A convertible note issuances during 2008 through 2009 and amortization expense recognized in the amounts of $0 and $180,826 for the years ended December 31, 2011 and December 31, 2010, respectively.

In November 2010, OTLLC extinguished previously issued Series A and Series B convertible notes and issued new Series C-1 and Series C-2 convertible notes to replace the Series A and Series B notes. As a result of this transaction, a gain on extinguishment of debt was recognized in the amount of $264,676 under the provisions of ASC 470-50, “Modifications and Extinguishments”.

The Series C-1 convertible notes, issued in exchange for the Series A convertible notes, were also determined to have an embedded beneficial conversion feature under the provisions of ASC 470-20, “Debt with Conversion and Other Options” based on the November 2010 market value of $1 per share and an exercise price of $.50 per share. In accordance with ASC 470-20, an embedded conversion feature present in a convertible instrument shall be recognized separately at issuance by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. A discount of $972,070 was recorded at November 2010 for the Series C-1 convertible note issuances and amortization expense recognized in the amounts of $99,825 and $33,229 for the six month periods ended June 30, 2012 and 2011, respectively. The unamortized discount balance as of June 30, 2012 and December 31, 2011 was $767,448 and $867,273, respectively.

10.	Leases

The Company’s only lease is for its office and production facility, consisting of approximately 9,957 square feet in a building located at 4251 Kellway Circle in Addison Texas. The Company is obligated to pay $6,597 per month through March 31, 2016. The Company began leasing its current facilities in April 2010 under an operating lease that extends through March 2016.

In August 2011 the Company reached an agreement with the lessor to issue Series C-3 notes as payment for the July 2011 through January 2012 rent. The Company also agreed to issue an additional $30,000 Series C-3 convertible note in exchange for the lessor’s acceptance of such agreement. This payment was amortized over the 7 months of rent paid by the note, increasing rent expense by $4,300 for the six month period ended March 31, 2012.

Rent expense relating to the operating lease agreement was $19,791 for each of the three month periods ended June 30, 2011 and 2010, and $43,882 and $39,582 for the six month periods ended June 30, 2012 and 2011, respectively.

ORYON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the six months ended June 30, 2012 (unaudited)

and year ended December 31, 2011

As of December 31, 2011, the future minimum payments required under all operating leases with terms in excess of one year are as follows:

For the year ending December 31,	Amount
2012	$79,164
2013	79,164
2014	79,164
2015	79,164
2016	19,791

$336,447

11.	Commitments and Contingencies

From time to time, the Company is engaged in various legal proceedings that are routine in nature and incidental to its business. At this time, there are no legal proceedings to which the Company is a party nor, to management’s knowledge, are any material legal proceedings contemplated.

As of June 30, 2012, a number of the Company’s employees were covered by employment agreements. In general, the employment agreements contain non-compete provisions ranging from six months to one year following the term of the applicable agreement.

12.	Income Taxes

The Company has filed its tax returns as a corporation since inception. OTLLC is a limited liability company and, as such, does not pay income taxes. Prior to the Merger, OTLLC filed separate tax returns for each subsidiary that is a limited liability company and provided the applicable investors with appropriate personally individualized documentation. All returns for OTLLC, OTD and OTLIC are current through the 2011 tax year. The partial year return for OTLLC for operations through the date of the Merger is expected to be completed on a timely basis.

OTI is taxed in Singapore. All returns for OTI are current through the 2011 tax year. OTI generated substantial tax losses during its existence and therefore received a tax refund of $5,181 in 2011 for estimated taxes paid prior to 2009. No anticipated tax liability exists at June 30, 2012.

OAPS is taxed in Hong Kong. All returns for OAPS are current through the 2011 tax year. OAPS generated substantial tax losses during its existence and no anticipated tax liability exists at June 30, 2012.

13.	Capital

The Company was incorporated under the laws of the State of Nevada on August 22, 2007 with 100,000,000 authorized common shares with a par value of $0.001. On August 6, 2010, the Company effected a forward split of its shares of common stock on the basis of six new shares for one existing share, and amended its Articles of Incorporation to increase its number of authorized shares of common stock to 600,000,000 shares of common stock, with a par value of $0.006 per share. On October 31, 2011, certain shareholders, including two executive officers, surrendered, in aggregate, 30,000,000 shares of the Company’s common stock for cancellation. On November 17, 2011, an additional 1,000,000 shares were surrendered for cancellation. On November 4, 2011, the Board of Directors reduced the par value of the common shares from $0.006 to $0.001 per share. As of December 31, 2011 and January 31, 2012, 29,000,000 post-split common shares were issued and outstanding. The post-split common shares are shown as split from the date of inception. On April 19 and 30, 2012, certain shareholders surrendered for cancellation, in aggregate, an additional 14,000,000 shares of the Company’s common stock, leaving the remaining number of 15,000,000 post-split common shares.

ORYON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the six months ended June 30, 2012 (unaudited)

and year ended December 31, 2011

During the year ended December 31, 2011, the Company entered into subscription agreements for units of the Company, at $0.50 per unit. The subscription agreements were in connection with the financing agreement (the “Financing Agreement”) that the Company signed on November 2, 2011, with Maxum Overseas Fund (“Maxum”) under which Maxum agreed to: (i) invest $100,000 in the common equity of the Company and (ii) either invest an additional amount up to $1,900,000 in the common equity of the Company or assist the Company in securing all or a portion of such $1,900,000 investment from alternate sources. Under the terms of the Financing Agreement, for each dollar invested, the investor(s) making such investment will be issued two (2) shares of common stock of the Company and a warrant to purchase two (2) shares of common stock of the Company with an exercise price of $0.75 per share and a term of five (5) years.

At both December 31, 2011 and January 31, 2012, the Company had received $325,000 for subscriptions representing the obligation to issue 650,000 shares (along with warrants having the right to purchase an additional 650,000 shares, each with an exercise price of $0.75 per share and a term of five years).

During the three months ended March 31, 2012, the Company received an additional $200,000 in subscriptions pursuant to the Financing Agreement representing the obligation to issue 400,000 shares (along with warrants having the right to purchase an additional 400,000 shares, each with an exercise price of $0.75 per share and a term of five years). In April 2012, the Company received an additional $200,000 in subscriptions pursuant to the Financing Agreement representing the obligation to issue an additional 400,000 shares (along with warrants having the right to purchase an additional 400,000 shares, each with an exercise price of $0.75 per share and a term of five years). The cumulative result of the subscriptions through April 30, 2012 and the Closing Date was the obligation to issue 1,450,000 shares (650,000 for subscriptions prior to December 31, 2011 plus 800,000 for subscriptions between January 1 and April 30, 2012) along with warrants having a five (5) year term to purchase 1,450,000 shares at $0.75 per share. On March 12, 2012, the Company fulfilled subscription agreements in the aggregate amount of $400,000 resulting in the issuance of 800,000 shares of common stock (along with warrants having a five (5) year term to purchase an additional 800,000 shares at $0.75 per share). As a result, as of April 30, 2012, the Company had the remaining obligation to fulfill $325,000 in subscriptions to issue the 650,000 shares (along with warrants having the right to purchase an additional 650,000 shares, each with an exercise price of $0.75 per share and a five (5) year term). Using the Black-Scholes stock price valuation model, $90,535 of the $400,000 proceeds related to the issued equity securities was allocated to the issuance of the warrants to purchase 800,000 shares.

On May 10, 2012 and May 15, 2012, the Company received a total of $775,000 from subscriptions resulting in the obligation to issue an aggregate of an additional 1,550,000 shares of common stock (along with warrants having the right to purchase 1,550,000 additional common shares, each with an exercise price of at $0.75 per share).

On March 19, 2012, the Company amended its Articles of Incorporation to authorize 50,000,000 shares of preferred stock, par value $0.001 per share. The Company’s shareholders approved the Restated Articles at a special meeting of shareholders held on March 19, 2012. No preferred stock has been subscribed for or issued as of the date hereof.

ORYON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the six months ended June 30, 2012 (unaudited)

and year ended December 31, 2011

During the three month period ended March 31, 2011, membership units that were subsequently exchanged for 792,752 shares of common stock were issued in lieu of cash payments under employment agreements as described in note 6 and valued at $0.125 per share. In addition during the three month period ended March 31, 2011, membership units subsequently exchanged for 105,304 shares of common stock were issued in lieu of cash payment for other liabilities, also valued at $0.125 per share. During the three month period ended June 30, 2011, membership units that were subsequently exchanged for 80,000 shares of common stock based on a valuation of $0.125 per share were issued in lieu of cash in connection with the termination of a consulting agreement.

At April 30, 2012, 15,800,000 shares of common stock were issued and outstanding, consisting of the 15,000,000 post-split common shares plus the 800,000 shares issued in the fulfillment of the $400,000 in subscriptions on March 12, 2012. At the Closing of the Merger on May 4, 2012, the Company issued 16,502,121 additional common shares to the former OTLLC members.

In June 2012, an additional 2,200,000 shares were issued in the fulfillment of the $1,100,000 in the remaining subscriptions received but not yet fulfilled, resulting in a total of 34,502,121 common shares outstanding as of the date of this filing.

14.	Equity Options and Warrants

OTLLC adopted the 2004 Unit Option Plan under which officers, employees, advisors and managers could be awarded membership unit option grants. Under the 2004 Unit Option Plan, OTLLC’s board could fix the term and vesting schedule of each option. Vested options generally could remain exercisable for up to three months after a participant’s termination of service or up to 12 months after a participant’s death or disability. Typically, the exercise price of a nonqualified option must not be less than the fair market value of the units on the grant date. The exercise price of each unit option granted under the 2004 Plan must be paid in cash when the option is exercised. Generally, options are not transferable except by will or the laws of descent and distribution.

In connection with the Merger, the Company’s Board of Directors adopted the 2012 Equity Incentive Plan, previously filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on March 21, 2012. In connection with the Merger, each currently outstanding option to purchase an OTLLC unit was converted into an option to purchase eight (8) shares of the Company’s common stock under the Company’s 2012 Equity Incentive Plan. Immediately prior to Closing, there were 345,388 options to purchase OTLLC units outstanding. This resulted in the issuance of options to purchase 2,763,104 shares of the Company’s common stock at prices ranging from $0.13 per share to $0.63 per share.

On May 4, 2012, the date of the closing of the Merger, all (except 400,000) of the unvested options became fully vested since the Merger was a “change of control” as defined in the 2004 Unit Option Plan. As a result, there are currently 2,363,104 fully vested options outstanding at an average exercise price of $0.18 per share and 400,000 unvested options outstanding with an exercise price of $0.125 per share.

Stock Options

The Company used the modified Black-Scholes model to estimate the fair value of employee options on the date of grant utilizing the assumptions noted below. The risk-free rate is based on the U.S. Treasury

ORYON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the six months ended June 30, 2012 (unaudited)

and year ended December 31, 2011

bill yield curve in effect at the time of grant for the expected term of the option. The expected term of options granted represents the period of time that the options are expected to be outstanding. Expected volatilities are based on historical volatilities of selected technology stock mutual funds. The dividend yield was zero since the Company will not be paying dividends for the foreseeable future.

Range of risk-free interest rates	1.62% - 3.19%
Expected term of options in years	5.839 – 6.5058
Range of expected volatility	34.74% – 38.42%

A summary of option activity for the years ended December 31, 2011 and 2010 follows:

	For the year ended December 31,
	2011		2010
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at the beginning of the year	2,803,104	$0.209	1,533,304	$0.245
Granted	—	$—	2,160,000	$0.226
Exercised	—	$—	—	$—
Forfeited and expired	(440,000)	$0.324	(890,200)	$0.311

Outstanding at the end of the year	2,363,104	$0.188	2,803,104	$0.209

Exercisable at the end of the year	1,153,104	$0.225	761,104	$0.272

The Company recognized total compensation expense related to the stock options of $73,072 and $5,210 during the three month periods ended June 30, 2012 and 2011, respectively, and $79,179 and $10,838 for the six month periods ended June 30, 2012 and 2011, respectively. The acceleration of the vesting of unvested options as a result of the change in control that occurred on the closing of the Merger on May 4, 2012, significantly increased the option compensation expense in the first half of 2012. Compensation expense is included in selling, general and administrative expenses in the consolidated statement of operations. Total unrecognized compensation expense related to unvested unit options was $33,710 and $55,176 at December 31, 2011 and 2010, respectively.

During the six month period ended June 30, 2012, options for 400,000 shares, exercisable at $0.125 per share, with 25% annual vesting, were granted. No options were granted during 2011. The weighted average grant date fair value of share options granted during 2010 was $0.226.

ORYON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the six months ended June 30, 2012 (unaudited)

and year ended December 31, 2011

Common stock options outstanding and exercisable at December 31, 2011 were as follows:

For the year ended December 31, 2011
	Options Outstanding		Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Years of Remaining Contractual Life	Number Outstanding
$0.125	1,623,104	8.59	583,104
$0.25	240,000	7.07	160,000
$0.325	340,000	2.38	340,000
$0.375	120,000	8.67	30,000
$0.625	40,000	3.48	40,000

Total	2,363,104		1,153,104

Common stock options outstanding and exercisable at December 31, 2010 were as follows:

For the year ended December 31, 2010
	Options Outstanding		Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Years of Remaining Contractual Life	Number Outstanding
$0.125	1,623,104	9.53	213,104
$0.25	240,000	8.01	120,000
$0.3125	360,000	9.62	48,000
$0.325	340,000	3.32	340,000
$0.375	200,000	9.37	—
$0.625	40,000	4.42	40,000

Total	2,803,104		761,104

The stock options outstanding and exercisable at December 31, 2011 and 2010 had an aggregate intrinsic value of zero as the aggregate exercise price was greater than the aggregate market value. No options were exercised during 2011 or 2010.

The Company has not included these common stock equivalents in earnings per share calculations as they are anti-dilutive.

Warrants

On March 12, 2012, as discussed in note 13 above, the Company fulfilled subscriptions for the issuance of 800,000 shares along with warrants having the right to purchase 800,000 shares of common stock at $0.75 per share, expiring in 5 years from the date of issuance. On June 29, 2012, the Company fulfilled subscriptions for the issuance of 2,200,000 shares along with warrants having the right to purchase 2,200,000 shares of common stock at $0.75 per share, expiring in 5 years from the date of issuance. Therefore, shares that may potentially be issued upon the exercise of warrants as a result of subscriptions received by the Company through June 30, 2012 are as follows:

	Number of shares potentially issuable	Weighted average exercise price
Balance, December 31, 2011	—	$—

Issued in fulfillment of subscriptions	3,000,000	0.75
Exercised	—	—

Balance, June 30, 2012	3,000,000	$0.75

ORYON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the six months ended June 30, 2012 (unaudited)

and year ended December 31, 2011

When subscriptions are fulfilled by the Company, the warrants related to each individual subscription are dated as of the date the subscription funds were received by the Company, regardless of the date on which the obligation is ultimately fulfilled. Therefore, all warrants have a term of five years from date the subscription funds were received.

At June 30, 2012, the remaining number of years to expiration and the weighted average term to expiration for the 3,000,000 outstanding warrants related to subscriptions that had been fulfilled through that date were as follows:

Expiration Date	Number of shares potentially issuable	Remaining years to expiration and weighted average	Fair Value of Warrants
October 26, 2016	200,000	4.33	$22,958
November 1, 2016	50,000	4.34	5,630
December 4, 2016	200,000	4.43	22,575
December 27, 2016	200,000	4.50	22,547
February 13, 2017	50,000	4.63	5,601
February 27, 2017	100,000	4.67	11,224
March 12, 2017	250,000	4.70	28,201
April 4, 2017	150,000	4.76	17,059
April 22, 2017	250,000	4.81	28,095
May 9, 2017	500,000	4.86	55,874
May 14, 2017	1,050,000	4.87	117,039

	3,000,000	4.74	$336,802

Using the Black-Scholes stock price valuation model, $336,802 of the $1,500,000 proceeds related to the fulfillment of the subscriptions during the six months ended June 30, 2012, has been allocated to the warrants to purchase 3,000,000 shares. The following assumptions were used for the Black-Scholes valuation of the warrants issued:

Assumption
Dividend rate	0%
Annualized volatility	39.00%
Risk free interest rate	0.73% - 1.20%
Expected life of warrants (years)	5.00

ORYON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the six months ended June 30, 2012 (unaudited)

and year ended December 31, 2011

At both June 30, 2012 and December 31, 2011, the Company had issued warrants for 8,013,440 shares of common stock to the holders of the Notes (see note 9) and additional warrants for 107,672 shares of common stock to other individuals for a total of 8,121,112 warrants outstanding. Of the warrants outstanding, 42,672 were issued in 2009, exercisable at $0.375 per share and had a weighted average grant date fair value of $0.009. In 2010, 7,768,440 warrants were issued, exercisable at $0.3125 per share, having a weighted average grant date fair value of $0.010. The remaining 310,000 warrants were issued in 2011, also exercisable at $0.3125 per share, having a weighted average grant date fair value of $0.008. The Company uses the modified Black-Scholes model to estimate the fair value of warrants on the date of issuance. Under the provisions of FASB ASC 470-20-25, the Company allocated the fair value of the warrants at issuance and recorded debt discount and additional paid in capital in the amounts of $0 and $762 for the three month periods ended June 30, 2012 and 2011, respectively, and $0 and $2,812 for the six month periods ended June 30, 2012 and 2011, respectively. Noncash interest expense reflecting the amortization of debt discount related to the warrant issuances of $9,599 and $9,033 was recorded for the six month periods ended June 30, 2012 and 2011, respectively.

The Company has not included these common stock equivalents in earnings per share calculations as they are anti-dilutive.

15.	Benefit Plans

The Company established a 401(k) Plan (the “Plan”) for eligible employees of the Company. Generally, all employees of the Company who are at least twenty-one years of age and who have completed one-half year of service are eligible to participate in the Plan. The Plan is a defined contribution plan that provides that participants may make voluntary salary deferral contributions, on a pretax basis, between 1% and 15% of their compensation in the form of voluntary payroll deductions, up to a maximum amount as indexed for cost of living adjustments. The Company may make discretionary contributions. In 2011 the Company made contributions of $833 and paid $2,775 in maintenance fees.

16.	Going Concern

The Company has accumulated losses from inception through June 30, 2012 of $9,160,780, has minimal assets, and has negative working capital. These factors raise substantial doubt about the Company’s ability to continue as a going concern. These factors may have potential adverse effects on the Company including the ceasing of operations.

On May 4, 2012, the Company completed the Merger with a publicly-traded company. See note 13 above. The Merger is expected to enable the Company to obtain substantial additional equity capital to finance the Company’s operations through at least 2012, although such funding is not guaranteed. If capital raising efforts are unsuccessful, discontinuance of operations is possible. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

17.	Related Party Transactions

At April 30, 2012, and January 31, 2012, advances in the amount of $105,505 were due to former officers and directors of the Company. These advances were non-interest bearing and payable on demand. In connection with the Closing of the Merger on May 4, 2012, these obligations were forgiven by the former officers and directors of the Company. In addition, under the terms of the Merger, the former officers and directors of the Company were responsible for personally settling all outstanding accounts payable and accrued liabilities as shown on the Company’s April 30, 2012, balance sheet in the total amount of $54,434 and any additional costs incurred up to the date of their resignations.

ORYON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the six months ended June 30, 2012 (unaudited)

and year ended December 31, 2011

18.	Subsequent Events

The Company has evaluated subsequent events that occurred after June 30, 2012 through August 9, 2012, the date this report was available to be issued. Any material subsequent events that occurred during that time period have been properly recognized or disclosed in the Company’s financial statements.

On July 23, 2012, the Company received an additional $250,000 in cash in connection with subscriptions pursuant to the Financing Agreement, representing the obligation to issue 500,000 shares of common stock (along with warrants having the right to purchase an additional 500,000 shares, each with an exercise price of $0.75 per share and a term of five years).

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the common stock offered hereby. With the exception of the SEC Registration Fee, the amounts set forth below are estimates. The selling shareholders will not bear any portion of such expenses.

SEC Registration Fee	$709.52
Accountants’ fees and expenses	5,000.00
Legal fees and expenses	12,000.00
Printing and engraving expenses	5,000.00
Miscellaneous	1,000.00

Total	$23,709.52

Item 14. Indemnification of Directors and Officers

Nevada Law

Section 78.7502 of the Nevada Revised Statutes (“NRS”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138, or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

(a)	the creation of a trust fund;

(b)	the establishment of a program of self-insurance;

(c)	the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d)	the establishment of a letter of credit, guaranty or surety

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Any discretionary indemnification pursuant to Section 78.7502, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	by the shareholders;

(b)	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d)	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Charter Provisions and Other Arrangements of the Registrant

Pursuant to the provisions of Nevada Revised Statutes, the Registrant has adopted the following indemnification provisions in its Articles of Incorporation for its directors and officers:

No person who is or was a director or officer of the Company shall be personally liable to the Company or any of its shareholders for monetary damages for an act or omission in such person’s capacity as a director or officer of the Company, except to the extent such limitation or elimination of liability is not permitted by applicable law, as the same exists or hereafter may be changed. If applicable law is hereafter changed to authorize corporate action further limiting or eliminating the liability of directors or officers, then the liability of a director or officer to the Company or its shareholders shall be limited or eliminated to the fullest extent permitted by applicable law, as so changed.

Pursuant to the provisions of Nevada Revised Statutes, the Registrant has adopted the following indemnification provisions in its Bylaws for its directors and officers:

Each person who was or is a respondent or defendant or is threatened to be made a respondent or defendant, or testifies or otherwise participates, in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, or any inquiry or investigation that could lead to such an action, suit, or proceeding (any of the foregoing hereinafter called a “proceeding”), whether or not by or in the right of the Company, because such person is or was a director of the Company or, while a director of the Company, is or was serving at the request of the Company as a director, officer, manager, partner, member, venturer, proprietor, trustee, employee, administrator, agent or similar functionary (a “representative”) of another foreign or domestic corporation, limited or general partnership, limited liability company, business trust, real estate investment trust, joint venture, joint stock company, cooperative, association, bank, insurance company, credit union, association, proprietorship, trust, employee benefit plan, other enterprise or other organization (each, an “organization”) (hereinafter a “Covered Director”) shall be indemnified by the Company to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be changed, against all judgments (including arbitration awards), court costs, penalties, excise and similar taxes, fines, settlements, reasonable attorneys’ fees and other reasonable expenses (all of the foregoing hereinafter referred to as “expenses”) actually incurred by such person in connection with such proceeding and such right to indemnification shall continue as to a person who has ceased to be a director or representative and shall inure to the benefit of such person’s heirs, executors and administrators. It is expressly acknowledged that the indemnification provided in the Bylaws for directors could involve indemnification for negligence or under theories of strict liability.

In addition, the Company shall indemnify each person who was or is a respondent or defendant or threatened to be made a respondent or defendant, or testifies or otherwise participates, in any proceeding, whether or not by or in the right of the Company, because such person is or was an officer of the Company or, while an officer of the Company, is or was serving at the request of the Company as a representative of another organization (hereinafter a “Covered Officer” and together with a Covered Director, a “Covered Person”), to the same extent that the Corporation may indemnify and advance expenses to a director of the Corporation under the NRS, and such right to indemnification shall continue as to a person who has ceased to be an officer or representative and shall inure to the benefit of such officer’s or representative’s heirs, executors and administrators.

Item 15. Recent Sales of Unregistered Securities

In connection with the Merger, on the Closing Date, we issued a total of 16,502,121 shares of our common stock to the Oryon Members.

Warrants for 8,121,112 shares of common stock, with an exercise price of $0.3125 per share were issued as of the Closing in exchange for all Oryon warrants outstanding immediately prior to the Closing.

In addition, as of October 3, 2012 there were outstanding Series A Warrants with the right to purchase 4,133,335 shares of Company common stock, each with a current exercise price of $0.50 per share, related to the $2,000,000 of the financing as contemplated in the Merger Agreement that was completed as of August 31, 2012.

In connection with the Merger, each outstanding option to purchase an Oryon membership unit will be exchanged for an option to purchase eight (8) shares of the Company’s common stock under the Company’s 2012 Equity Incentive Plan. Immediately prior to Closing, there were 345,388 options to purchase Oryon membership units outstanding. This is result in the issuance of options to purchase 2,763,104 shares of the Company’s common stock at prices ranging from $0.125 per share to $0.625 per share.

On August 31, 2012, we received the last installment of the $2.0 million in proceeds required to cause the automatic conversion of our Series C Notes, resulting in the issuance of 27,111,248 shares.

The issuance of the common stock, warrants, and options to the Oryon Members and Oryon Note Holders pursuant to the Merger Agreement, and the issuance of Series A Warrants, was exempt from registration in reliance upon Regulation D and/or Regulation S of the Securities Act as the investors are “accredited investors,” as such term is defined in Rule 501(a) under the Securities Act and in offshore transactions (as defined in Rule 902 under Regulation S of the Securities Act), such determination based upon representations made by such investors.

Item 16. Exhibits And Financial Statement Schedules

(a) Exhibits

2.1	Agreement & Plan of Merger dated March 9, 2012 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 14, 2012)

3.1(a)	Articles of Incorporation (incorporated by reference to the Registrant’s Registration Statement on Form S-1 filed on May 30, 2008, Registration No. 333-151269).

3.1(b)	Amendment to Articles of Incorporation (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 9, 2010).

3.1(c)	Amendment to Articles of Incorporation (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on November 28, 2011).

3.1(d)	Amendment to Articles of Incorporation (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on December 21, 2011).

3.1(e)	Amended & Restated Articles of Incorporation (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 21, 2012)

3.2(a)	Bylaws (incorporated by reference to the Registrant’s Registration Statement on Form S-1 filed on May 30, 2008, Registration No. 333-151269).

3.2(b)	Amended & Restated Bylaws (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 7, 2012)

4.1	Form of Common Stock Certificate (previously filed with Amendment No. 1 to this Registration Statement on Form S-1 filed on October 4, 2012)

5.1	Opinion of Looper Reed & McGraw PC as to the legality of the securities being registered*

10.1	Form of Series A Warrant (incorporated by reference to Exhibit B-2 to the Agreement & Plan of Merger dated March 9, 2012 filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on March 14, 2012)

10.2	Form of Series C Warrant (incorporated by reference to Exhibit B-1 to the Agreement & Plan of Merger dated March 9, 2012 filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on March 14, 2012)

10.3	Form of Securities Purchase Agreement and Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 7, 2012)

10.4	Commercial Lease Agreement by and between 4257 Kellway General Partnership and OryonTechnologies, LLC dated April 1, 2010 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 7, 2012)

10.5	Form of OryonTechnologies, LLC Series C-1 Convertible Note (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 7, 2012)

10.6	Form of OryonTechnologies, LLC Series C-2 Convertible Note (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 7, 2012)

10.7	Form of OryonTechnologies, LLC Series C-3 Convertible Note (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 7, 2012)

10.8	Form of Indemnification Agreement for Directors of Oryon Holdings, Inc. (incorporated by reference to Exhibit G-1 to the Agreement & Plan of Merger dated March 9, 2012 filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on March 14, 2012)

10.9	Resignation and Release - Rizalyn Cabrillas (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 7, 2012)

10.10	Resignation and Release - Crystal Coranes (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 7, 2012)

10.11	Employment Agreement effective as of September 6, 2012 by and between Oryon Technologies, Inc. and Thomas P. Schaeffer (incorporated by reference to Company’s Current Report on Form 8-K filed on September 12, 2012**

16.1	Letter of Madsen & Associates CPA’s Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 7, 2012)

21	List of Subsidiaries (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 7, 2012)

23.1	Consent of Montgomery Coscia Greilich LLP*

23.2	Consent of Looper Reed & McGraw (included as part of Exhibit 5.1 hereto)*

24.1	Power of Attorney (included on the signature page of the initial filing of this Registration Statement)

101.INS	XBRL Instance Document***

101.SCH	XBRL Taxonomy Extension Schema Document***

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document***

101.LAB	XBRL Taxonomy Extension Label Linkbase Document***

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document***

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document***

*	Filed herewith
**	Management contract
***	Previously filed with Amendment No. 1 to this Registration Statement on Form S-1 filed on October 4, 2012

ITEM 17. Undertakings

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be deemed the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, and the State of Texas, on October 11, 2012.

ORYON TECHNOLOGIES, INC.

By:	/s/ Thomas P. Schaeffer
Thomas P. Schaeffer
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas P. Schaeffer Thomas P. Schaeffer	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	October 11, 2012

/s/ Mark E. Pape Mark E. Pape	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer), Secretary and Director	October 11, 2012

* Jon S. Ross	Director	October 11, 2012

* Richard K. Hoesterey	Director	October 11, 2012

* Larry L. Sears	Director	October 11, 2012

*By:	/s/ Thomas P. Schaeffer
Name:	Thomas P. Schaeffer
Title:	Attorney-in-Fact

INDEX TO EXHIBITS

2.1	Agreement & Plan of Merger dated March 9, 2012 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 14, 2012)

3.1(a)	Articles of Incorporation (incorporated by reference to the Registrant’s Registration Statement on Form S-1 filed on May 30, 2008, Registration No. 333-151269).

3.1(b)	Amendment to Articles of Incorporation (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 9, 2010).

3.1(c)	Amendment to Articles of Incorporation (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on November 28, 2011).

3.1(d)	Amendment to Articles of Incorporation (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on December 21, 2011).

3.1(e)	Amended & Restated Articles of Incorporation (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 21, 2012)

3.2(a)	Bylaws (incorporated by reference to the Registrant’s Registration Statement on Form S-1 filed on May 30, 2008, Registration No. 333-151269).

3.2(b)	Amended & Restated Bylaws (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 7, 2012)

4.1	Form of Common Stock Certificate (previously filed with Amendment No. 1 to this Registration Statement on Form S-1 filed on October 4, 2012)

5.1	Opinion of Looper Reed & McGraw PC as to the legality of the securities being registered*

10.1	Form of Series A Warrant (incorporated by reference to Exhibit B-2 to the Agreement & Plan of Merger dated March 9, 2012 filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on March 14, 2012)

10.2	Form of Series C Warrant (incorporated by reference to Exhibit B-1 to the Agreement & Plan of Merger dated March 9, 2012 filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on March 14, 2012)

10.3	Form of Securities Purchase Agreement and Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 7, 2012)

10.4	Commercial Lease Agreement by and between 4257 Kellway General Partnership and OryonTechnologies, LLC dated April 1, 2010 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 7, 2012)

10.5	Form of OryonTechnologies, LLC Series C-1 Convertible Note (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 7, 2012)

10.6	Form of OryonTechnologies, LLC Series C-2 Convertible Note (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 7, 2012)

10.7	Form of OryonTechnologies, LLC Series C-3 Convertible Note (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 7, 2012)

10.8	Form of Indemnification Agreement for Directors of Oryon Holdings, Inc. (incorporated by reference to Exhibit G-1 to the Agreement & Plan of Merger dated March 9, 2012 filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on March 14, 2012)

10.9	Resignation and Release - Rizalyn Cabrillas (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 7, 2012)

10.10	Resignation and Release - Crystal Coranes (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 7, 2012)

10.11	Employment Agreement effective as of September 6, 2012 by and between Oryon Technologies, Inc. and Thomas P. Schaeffer (incorporated by reference to Company’s Current Report on Form 8-K filed on September 12, 2012**

16.1	Letter of Madsen & Associates CPA’s Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 7, 2012)

21	List of Subsidiaries (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 7, 2012)

23.1	Consent of Montgomery Coscia Greilich LLP*

23.2	Consent of Looper Reed & McGraw (included as part of Exhibit 5.1 hereto)*

24.1	Power of Attorney (included on the signature page of the initial filing of this Registration Statement)

101.INS	XBRL Instance Document***

101.SCH	XBRL Taxonomy Extension Schema Document***

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document***

101.LAB	XBRL Taxonomy Extension Label Linkbase Document***

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document***

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document***

*	Filed herewith
**	Management contract
***	Previously filed with Amendment No. 1 to this Registration Statement on Form S-1 filed on October 4, 2012